Filed Pursuant to Rule 424(b)(3) and Rule 424(c)

Registration No. 333-175794

PROSPECTUS SUPPLEMENT NO. 3

7,310,744 Shares of Common Stock

This Prospectus Supplement No. 3 (the “Prospectus Supplement”) amends our Prospectus dated April 21, 2015, as previously amended (the “Prospectus”). The Prospectus relates to the offer for sale by the existing holders of our common stock, par value $0.01 per share, named in the Prospectus of 3,010,306 shares of our common stock issuable upon exercise of the warrants held by the selling security holders. These existing holders of our common stock are referred to as selling security holders throughout this Prospectus Supplement.

All of the shares of common stock offered by this Prospectus Supplement are being sold by the selling security holders. It is anticipated that the selling security holders will sell these shares of common stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated. We will not receive any proceeds from the sales of shares of common stock by the selling security holders. We will, however, receive the exercise price of the warrants if and when the warrants are exercised for cash by the selling security holders.

This Prospectus Supplement is being filed to include the information set forth in our Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 2015, filed with the Securities and Exchange Commission (“SEC”) on November 16, 2015 (the “10-Q”), which is attached hereto.

This Prospectus Supplement should be read in conjunction with the Prospectus, as previously supplemented, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained therein.

Our common stock is currently traded on the Over-The-Counter Bulletin Board, commonly known as the OTC Bulletin Board, under the symbol “EMIS.” As of November 24, 2015, the closing sale price of our common stock was $0.67 per share.

Investing in our securities involves substantial risks. You should carefully consider the matters discussed under the section entitled “Risk Factors” beginning on page 9 of the Prospectus, as amended and supplemented by the “Risk Factors” beginning on page 26 of the 10-Q.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 25, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2015

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File Number 000-17758

EMISPHERE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	13-3306985
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4 Becker Farm Road Suite 103, Roseland, New Jersey	07068
(Address of principal executive offices)	(Zip Code)

(973) 532-8000

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that Registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act.)    Yes  ☐    No  ☒

The number of shares of the Registrant’s common stock, $.01 par value, outstanding as of November 16, 2015 was 60,687,478.

EMISPHERE TECHNOLOGIES, INC.

All other items called for by the instructions to Form 10-Q have been omitted because the items are not applicable or the relevant information is not material.

PART I

ITEM 1. FINANCIAL STATEMENTS

EMISPHERE TECHNOLOGIES INC.

CONDENSED BALANCE SHEETS

SEPTEMBER 30, 2015 AND DECEMBER 31, 2014

(in thousands, except share and per share data)

	September 30, 2015 (unaudited)	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,404	$3,683
Accounts Receivable	305	—
Inventory	2,054	2,068
Prepaid expenses and other current assets	722	188

Total Current Assets	4,485	5,939
Equipment and leasehold improvements, net	15	25
Security deposits	24	24

Total assets	$4,524	$5,988

LIABILITIES AND STOCKHOLDERS DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$1,672	$1,846
Deferred Revenue	382	—
Derivative instruments
Related party	10,520	5,548
Others	427	239

Total current liabilities	13,001	7,633
Notes payable, related party, net of related discount	58,669	44,546
Accrued interest, related party	2,201	—
Derivative instruments
Related party	30,889	24,133
Deferred revenue, non-current	41,616	41,616
Royalty payable	121	—
Deferred lease liability, non-current and other liabilities	12	10

Total liabilities	146,509	117,938

COMMITMENTS AND CONTINGENCIES
Stockholders’ deficit:
Preferred stock, $.01 par value; 4,000,000 shares authorized; none issued and outstanding
Common stock, $.01 par value; 400,000,000 shares authorized; issued 60,977,210 shares (60,687,478 outstanding) as of September 30, 2015 and December 31, 2014	610	610
Additional paid-in-capital	405,750	405,531
Accumulated deficit	(544,393)	(514,139)
Common stock held in treasury, at cost; 289,732 shares	(3,952)	(3,952)

Total stockholders’ deficit	(141,985)	(111,950)

Total liabilities and stockholders’ deficit	$4,524	$5,988

The accompanying notes are an integral part of the financial statements.

EMISPHERE TECHNOLOGIES, INC.

CONDENSED STATEMENT OF OPERATIONS

For the three and nine months ended September 30, 2015 and 2014

(in thousands, except share and per share data)

(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2015	2014	2015	2014
Revenue, net of discounts and allowances	$130	$—	$225	$—
Cost of Revenue	58	—	138	—

Gross Profit	72	—	87	—

Costs and expenses:
Research and development	94	229	382	880
Selling, General and administrative expenses	4,643	1,887	13,595	5,113
Depreciation and amortization	3	4	10	11

Total costs and expenses	4,740	2,120	13,987	6,004

Operating loss	(4,668)	(2,120)	(13,900)	(6,004)
Other non-operating income (expense):
Other income (expense)	1	(3)	8	8
Change in fair value of derivative instruments
Related party	2,334	(10,585)	(9,783)	(16,730)
Other	232	148	(188)	(35)
Interest expense related party	(2,321)	(1,813)	(6,391)	(4,722)

Total other non-operating income (expense)	246	(12,253)	(16,354)	(21,479)

Net loss before tax incentive	(4,422)	(14,373)	(30,254)	(27,483)
Income tax incentive	—	—	—	1,684

Net loss	$(4,422)	$(14,373)	$(30,254)	$(25,799)

Net loss per share, basic and diluted	$(0.07)	$(0.24)	$(0.50)	$(0.43)
Weighted average shares outstanding, basic and diluted	60,687,478	60,687,478	60,687,478	60,687,478

The accompanying notes are an integral part of the financial statements.

EMISPHERE TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF CASH FLOWS

For the nine months ended September 30, 2015 and 2014

(in thousands)

(unaudited)

	For the nine months ended September 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(30,254)	$(25,799)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	10	11
Change in fair value of derivative instruments	9,971	16,765
Non-cash interest expense	6,270	4,496
Non-cash compensation expense	219	203
Changes in assets and liabilities excluding non-cash transactions:
Increase in Accounts receivable	(305)
Decrease (increase) in inventory	14	(154)
Increase in prepaid expenses and other current assets	(535)	(43)
Decrease in security deposits	—	10
Increase in deferred revenue	382
Increase in royalty payable	121	—
Decrease in accounts payable and accrued expenses	(174)	(528)
Decrease in other current liabilities	—	(30)
Increase in deferred lease liability	2	2

Total Adjustments	15,975	20,732

Net cash used in operating activities	(14,279)	(5,067)

Cash flows from financing activities:
Loan proceeds	12,000	5,000

Net cash provided by financing activities	12,000	5,000

Net decrease in cash and cash equivalents	(2,279)	(67)
Cash and cash equivalents, beginning of period	3,683	4,053

Cash and cash equivalents, end of period	$1,404	$3,986

Schedule of non-cash financing activities:
Conversion of accrued interest to notes payable	$3,928	$3,258
Increase in debt discount for new derivatives	$1,945	$966

The accompanying notes are an integral part of the financial statements.

EMISPHERE TECHNOLOGIES, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

1. Nature of Operations and Liquidity

Nature of Operations

Emisphere Technologies, Inc. (“Emisphere,” “the Company,” “our,” “us,” or “we”) is a commercial stage pharmaceutical and drug delivery company that has recently commenced commercial operations. We launched our first prescription medical food product, oral Eligen B12™ (1000 mcg.), in the U.S. in March 2015, and is in partnership with global pharmaceutical companies to develop new formulations of existing products, as well as new chemical entities, using our Eligen® Technology. Additionally, we are currently engaged in multiple ex-US licensing discussions with the intention of offering oral Eligen B12™ for sale in global markets. Beyond Eligen B12™, we utilize our proprietary Eligen ® Technology to create new oral formulations of therapeutic agents. Our product pipeline includes prescription drug and medical food product candidates that are being developed in partnership or internally.

By building on the oral Eligen B12™ product, we intend to establish a sound product portfolio platform on which to expand the B12 therapeutic franchise as well as expand internal new product development with new therapeutic agents. We will also continue to develop our existing drug delivery carrier partnerships and expand our carrier business by seeking out and engaging in new global licensing opportunities.

Our core business strategy is to pursue the commercialization of oral Eligen B12™ , build new, high-value partnerships and continue to expand upon existing partnerships, evaluate commercial opportunities for new prescription medical foods, and promote new uses for our Eligen ® Technology, a broad-based proprietary oral drug delivery platform which makes it possible to avoid injections for drug administration through the use of delivery agents, or “carriers,” which facilitate or enable transport of therapeutic molecules, including large peptides and proteins, across biological membranes such as those of the gastrointestinal tract. Our delivery agents have no known pharmacological activity in the amounts used to enhance drug delivery and therefore may be considered excipients.

Liquidity and Capital Resources

Since our inception in 1986, we have generated significant losses from operations and we anticipate that we will continue to generate significant losses from operations for the foreseeable future, and that in order to continue as a going concern, our business will require substantial additional investment that we have not yet secured.

As of September 30, 2015, our accumulated deficit was approximately $544.4 million; our stockholder’s deficit was $142.0 million. The net loss was $4.4 million compared to a net loss of $14.4 million for the three months ended September 30, 2015 and 2014, respectively; the net loss was $30.3 million and $25.8 million for the nine months ended September 30, 2015 and 2014, respectively. On September 30, 2015 we had approximately $1.4 million cash. We have limited capital resources and operations to date have been funded with the proceeds from private and public debt and equity financings, collaborative research agreements and income earned on investments.

As of September 30, 2015, our financial obligations included approximately $43.6 million (face value) under our Second Amended and Restated Convertible Notes (the “Convertible Notes”), approximately $21.3 million (face value) under a loan agreement entered into on August 20, 2014 (the “Loan Agreement”), approximately $0.7 million (face value) under our Second Amended and Restated Reimbursement Notes (the “Reimbursement Notes”), and approximately $2.0 million (face value) under our Second Amended and Restated Bridge Notes (the “Bridge Notes”). The Convertible Notes and the Loan Agreement are subject to annual net sales performance targets.

Under the terms of the Loan Agreement, described in Note 9 to the Financial Statements, Emisphere borrowed an aggregate of $20.0 million to finance the development, manufacturing, marketing and sales of its oral Eligen B12™ Rx Product. The loan facility will mature on December 31, 2019 and bears interest at a rate of 13% per year. The first borrowing under the Loan Agreement occurred on August 20, 2014, in an original principal amount of $5.0 million, the second occurred on November 4, 2014 in an original principal amount of $3.0 million, the third occurred on January 6, 2015 in an original principal amount of $5.0 million, the fourth occurred on April 6, 2015 in an original principal amount of $5.0 million, and the fifth and final borrowing occurred on July 1, 2015 in an original principal amount of $2.0 million. In the event that we do not satisfy annual net sales targets of Eligen B12™ by December 31 for each fiscal year beginning 2015 through 2019, we will be in default under the Loan Agreement, provided that we are not granted a waiver of the event of default resulting from the failure to satisfy the net sales target for the applicable year. On November 10, 2015, the creditor under our Loan Agreement and Convertible Notes agreed to waive any event of default resulting from our failure to satisfy the net sales milestones for the Eligen B12™ product for the 2015 fiscal year specified in our Loan Agreement and Convertible Notes.

On October 26, we received a total payment of $14 million from Novo Nordisk pursuant to, and consisting of, $5 million as payment for entry into the Expansion License Agreement and $9 million as payment in connection with the third amendment to the GLP-1 License Agreement.

We believe our current cash balance, assuming attainment of sales and profitability targets for the oral Eligen B12™ product, will provide sufficient capital to continue operations through approximately July 2016. Our future capital requirements beyond July 2016 and financial success depend largely on the commercial success of our oral Eligen B12™ product and our ability to leverage existing and secure new partnering opportunities. There is no assurance that our plans will be successful. If we fail to generate sufficient capital from commercial operations or partnerships, we will need to seek capital from other sources and risk default under the terms of our existing loans. We cannot assure you that additional financing will be available on favorable terms or at all. If we fail to generate sufficient additional capital from sales of oral Eligen B12™ or obtain substantial cash inflows from existing or new partners or other sources prior to approximately July 2016, we could be forced to cease operations. Additionally, if additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities will result in dilution to our existing stockholders. These conditions raise substantial doubt about our ability to continue as a going concern. Consequently, the audit reports prepared by our independent registered public accounting firm relating to our financial statements for the years ended December 31, 2014, 2013 and 2012 include an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. Furthermore, despite our optimism regarding the Eligen® Technology, even in the event that we are adequately funded, there is no guarantee that any of our products or product candidates will perform as hoped or that these products will be successfully commercialized.

2. Basis of Presentation

The condensed balance sheet at December 31, 2014 was derived from audited financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America. The other information in these condensed financial statements is unaudited but, in the opinion of management, reflects all adjustments necessary for a fair presentation of the results for the periods covered. All such adjustments are of a normal recurring nature unless disclosed otherwise. These condensed financial statements, including notes, have been prepared in accordance with the applicable rules of the Securities and Exchange Commission (the “SEC”) and do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. These condensed financial statements should be read in conjunction with the financial statements and additional information as contained in our Annual Report on Form 10-K for the year ended December 31, 2014. Results of operations for the nine-month period ended September 30, 2015 are not necessarily indicative of the operating results that may be expected for the year ending December 31, 2015.

3. Revenue Recognition for the Company’s Oral Eligen B12™ Rx Product

We recognize revenue in accordance with FASB ASC 605-10-S99, Revenue Recognition. We sell our oral Eligen B12™ Rx product through drug wholesalers and retail pharmacies. We recognize revenue from prescription product sales, net of sales discounts, chargebacks, and rebates. We accept returns of unsalable product from customers within a return period of six months prior to and 12 months following product expiration. Our oral Eligen B12™ Rx product currently has a shelf life of 24 months from the date of manufacture. Given the limited history of our Oral Eligen B12™ Rx product, we currently cannot reliably estimate expected returns of the product at the time of shipment. Accordingly, we defer recognition of revenue on prescription products until the right of return no longer exists, which occurs at the earlier of the time the oral Eligen B12™ Rx product is dispensed through patient prescriptions or expiration of the right of return.

4. Stock-Based Compensation Plans

On April 20, 2007, our stockholders approved the 2007 Stock Award and Incentive Plan (the “2007 Plan”). The 2007 Plan provides for grants of options, stock appreciation rights, restricted stock, deferred stock, bonus stock and awards in lieu of obligations, dividend equivalents, other stock-based awards and performance awards to our executive officers and other employees, and non-employee directors, consultants and others who provide substantial services to us. The 2007 Plan provides for the issuance of an aggregate 9,195,376 shares as follows. As of September 30, 2015, 2,913,766 shares are available for future grants under all of our equity plans.

Total compensation expense recorded during the three and nine months ended September 30, 2015 for share-based payment awards was $89 thousand and $219 thousand, respectively. At September 30, 2015, total unrecognized estimated compensation expense related to non-vested stock options granted prior to that date was $0.6 million which is expected to be recognized over a weighted-average period of approximately 2.4 years. No options were exercised in the three or nine months ended September 30, 2015. No tax benefit was realized due to a continued pattern of operating losses.

During the nine months ended September 30, 2015, the Company granted 1,570,000 options which included, 175,000 options to Timothy Rothwell, Chairman of the Board, 75,000 options to each of the Company’s other outside directors (valued on the grant date of March 3, 2015 at $0.55 using the Black Scholes pricing model); an additional 40,000 options to each of the Company’s outside directors (valued on the grant date of May 20, 2015, at $0.48); 300,000 options to Alan L. Rubino, President and Chief Executive Officer, 150,000 options to Carl Sailer, Vice President, Sales and Marketing, and 40,000 options to Michael Garone, Chief Financial Officer (valued on the grant date at $0.55 using the Black Scholes pricing model); and an additional 40,000 to Michael Garone, Chief Financial Officer (valued on the grant date at $0.34 using the Black Scholes pricing model); and 250,000 options to non-executive employees and consultants (valued on the grant date at $0.59 using the Black Scholes pricing model).

The following weighted-average assumptions were used for grants made under the stock option plans for the nine months ended September 30, 2015:

Expected volatility	145.87-148.95%
Expected term (years)	6.79
Risk free rate	1.58-1.99%
Dividend yield	0%
Annual forfeiture rate	14.523%

5. Inventory

Inventory consists of the following:

	September 30, 2015 (unaudited)	December 31, 2014
	(In thousands)
Raw Materials	$560	$1,350
Work-in-process	—	718
Finished Goods	1,494	—

Total	$2,054	$2,068

6. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

	September 30, 2015 (unaudited)	December 31, 2014
	(in thousands)
Prepaid corporate insurance	$37	$53
Deposit on inventory	184	—
Prepaid expenses and other current assets	501	135

	$722	$188

7. Equipment and Leasehold Improvements, Net

	Useful Lives in Years	September 30, 2015 (unaudited)	December 31, 2014
		(in thousands)
Equipment	3-7	$601	$601
Leasehold improvements	Term of lease	27	27

		628	628
Less: accumulated depreciation and amortization		613	603

Equipment and leasehold improvements, net		$15	$25

8. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following:

	September 30, 2015 (unaudited)	December 31, 2014
	(In thousands)
Accounts payable	$859	$530
Accrued legal, professional and other fees	743	1,262
Accrued vacation	70	54

	$1,672	$1,846

9. Notes Payable

Notes payable, net of related discounts, consists of the following:

	September 30, 2015 (unaudited)	December 31, 2014
	(in thousands)
Second Amended and Restated Convertible Notes	$36,497	$35,332
Loan Agreement	21,344	8,307
Second Amended and Restated Bridge Notes	191	271
Second Amended and Restated Reimbursement Notes	637	636

Non-current notes payable, net of related discounts	$58,669	$44,546

On August 20, 2014, the Company entered into a series of agreements (the “Transaction Documents”) with MHR Capital Partners Master Account LP, MHR Capital Partners (100) LP, MHR Institutional Partners II LP, and MHR Institutional Partners IIA LP, (collectively, “MHR” or the “Lenders”), for a new loan facility (the “Loan Agreement”), an extension of the Company’s existing obligations under various promissory notes previously issued to the Lenders, and for payment by the Company of certain royalties to MHR (the “Transaction”).

The Loan Agreement provides for, among other things, a commitment (the “Commitment”) of the Lenders to loan the Company up to $20 million to finance the development, manufacturing, marketing and sale of oral Eligen ® B12 (the “B12 Product”). The Company may make five borrowings (each, a “Borrowing”, and collectively, the “Loan”) under the Loan Agreement. The first borrowing under the Loan Agreement occurred on August 20, 2014, in an original principal amount of $5.0 million, the second occurred on November 4, 2014 in an original principal amount of $3.0 million, the third occurred on January 6, 2015 in an original principal amount of $5.0 million, the fourth occurred on April 6, 2015 in an original principal amount of $5.0 million, and the fifth and final borrowing occurred on July 1, 2015 in an original principal amount of $2.0 million. In addition, as described below, if the Company does not have sufficient cash in excess of the Minimum Cash Balance, as defined below, to pay any Royalties that become due under the Royalty Agreement, as described below, such Royalties will be paid as an additional Loan under the Loan Agreement by increasing the principal amount outstanding under the Loan Agreement (any such Loan, “Paid-In-Kind Royalties”). The “Minimum Cash Balance” generally means cash on hand (plus certain cash expenditures during such fiscal year that are unrelated to the B12 Product or related products) of at least $10 million (or $15 million, under certain circumstances beginning as early as October 1, 2015), subject to certain permitted deductions.

Except with respect to Paid-In-Kind Royalties incurred under the Loan Agreement after all amounts of principal and interest have previously been paid in full, the Loan will mature on the earlier of (a) December 31, 2019 and, (b) 30 days after the end of any fiscal year in which the Company’s cash (plus certain cash expenditures during such fiscal year that are unrelated to the B12 Product or related products) as of the end of such fiscal year (subject to certain permitted deductions) is more than three times the principal amount of the Loan as of the end of such fiscal year. Paid-In-Kind Royalties incurred under the Loan Agreement after all amounts of principal and interest have previously been paid in full mature one year following the date of incurrence. The Loan bears interest at a rate of 13% per annum (the “Interest Rate”), compounded monthly, and will be payable in kind and in arrears on June 30 and December 31 of each year up to and including the maturity date by increasing the outstanding principal amount of the Loan by the amount of each such interest payment. So long as an event of default under the Loan Agreement (an “Event of Default”) has occurred and is continuing, at the election of MHR, interest shall accrue on the Loan at a rate equal to 2% per annum above the Interest Rate (“Default Rate”). Interest at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived in writing and shall be payable upon demand and, if not paid when due, shall itself bear interest at the Default Rate. The Loan must be repaid from time to time prior to maturity pursuant to (a) a cash sweep of 50% of the Company’s adjusted consolidated free cash flow, or 75% of the Company’s adjusted consolidated free cash flow in any year in which the adjusted consolidated free cash flow exceeds $50 million, to the extent such cash sweep does not cause the Company’s cash as of the end of such year to be less than the Minimum Cash Balance, (b) a cash sweep of 50% of any cash proceeds received from any third party in connection with the license, distribution or sale of any of the Company’s products other than the B12 Product or related products (the “Non-B12 Products”), subject to the priority described below, and (c) a Royalty Match (as described below), to the extent such Royalty Match does not cause the Company’s cash as of the end of such year to be less than the Minimum Cash Balance and subject to the priority described below. The Loan Agreement provides for certain representations and warranties, conditions precedent to the Lenders’ obligation to lend, affirmative and negative covenants of the Company (including, but not limited to, certain milestones in the development of its B12 Products) and Events of Default. If we fail to meet our obligations under the terms of the Loan Agreement, or fail to meet any of the net sales targets included in the Loan Agreement, we would be in default under these notes, which would give MHR the option of foreclosing on substantially all of our assets. On November 10, 2015, MHR agreed to waive any event of default resulting from the failure to satisfy the December 31, 2015 net sales target specified in the Loan Agreement. As of September 30, 2015, the principal balance and accrued interest of the Loan Agreement was $21.3 million and $0.7 million, respectively.

In connection with the entry into the Loan Agreement, on August 20, 2014, the Lenders and the Company further amended and restated (i) the Convertible Notes issued by the Company to certain of the Lenders, (ii) the Bridge Notes issued by the Company to certain of the Lenders, and (iii) the Reimbursement Notes (and, together with the Convertible Notes and Bridge Notes, the “MHR Notes”). Also, in connection with the entry into the Loan Agreement and the amendment and restatement of the MHR Notes, Institutional Partners IIA and the Company have amended the Pledge and Security Agreement, dated September 26, 2005, as amended, by and between the Company and Institutional Partners IIA to, among other things, secure the Reimbursement Notes and payments due under the Loan Agreement with substantially all of the Company’s assets, and secure the payments due under the Royalty Agreement and Paid-In-Kind Royalties due under the Loan Agreement with the Company’s intellectual property relating to the B12 Products and related products.

Convertible Notes. On September 26, 2005, we received net proceeds of approximately $12.9 million under a $15 million secured loan agreement (the “2005 Loan Agreement”) executed with MHR. Under the 2005 Loan Agreement, MHR requested, and on May 16, 2006, we effected, the exchange of the loan from MHR for the predecessor of the Convertible Notes, which were 11% senior secured convertible notes with substantially the same terms as the 2005 Loan Agreement, except that the original Convertible Notes were convertible, at the sole discretion of MHR, into shares of our common stock at a price per share of $3.78. In connection with the original Convertible Notes exchange, the Company agreed to appoint a representative of MHR (the “MHR Nominee”) and another person (the “Mutual Director”) to the Board. Further, the Company agreed to amend, and in January 2006 did amend, its certificate of incorporation to provide for continuity of the MHR Nominee and the Mutual Nominee on the Board so long as MHR holds at least 2% of the outstanding common stock of the Company. The original Convertible Notes were amended and restated on May 7, 2013 and as described above, amended and restated a second time on August 20, 2014.

The Convertible Notes now provide for a new maturity date of March 31, 2022 (subject to acceleration upon the occurrence of certain specified events of default, including the failure to meet certain sales, performance, and manufacturing milestones specified in the Convertible Notes). The interest rate is 13% per annum, compounded monthly, which interest will be payable in the form of additional Convertible Notes. The Convertible Notes are collateralized by a first priority lien in favor of the Lenders on substantially all of the Company’s assets. After all principal and interest under the Loan Agreement and Reimbursement Notes are repaid, the remaining Convertible Notes must be redeemed from time to time prior to maturity pursuant to a cash sweep of 50% of the Company’s adjusted consolidated free cash flow (75% of the Company’s adjusted consolidated free cash flow in any year in which the Company’s adjusted consolidated free cash flow exceeds $50 million) to the extent such cash sweep does not cause the Company’s cash as of the end of such year to be less than the Minimum Cash Balance. The Convertible Notes are convertible, at the option of the holders, at a conversion price of $1.25 per share of common stock, which conversion price is subject to adjustment upon the occurrence of specified events, including stock dividends, stock splits, certain fundamental corporate transactions, and certain issuances of common stock by the Company. The Convertible Notes must also be redeemed from time to time prior to maturity pursuant to (a) a cash sweep of 50% of any cash proceeds received from any third party in connection with the license, distribution or sale of any Non-B12 Product, subject to the priority described below and (b) a Royalty Match (as described below), to the extent such Royalty Match does not cause the Company’s cash as of the end of such year to be less than the Minimum Cash Balance and subject to the priority described below. If we fail to meet our obligations under the terms of the Convertible Notes, or fail to meet any of the net sales targets included in the Convertible Notes, we would be in default under these notes, which would give MHR the option of foreclosing on substantially all of our assets. On November 10, 2015, MHR agree to waive any event of default resulting from the failure to satisfy the December 31, 2015 net sales target specified in the Convertible Notes. As of September 30, 2015, the principal balance and accrued interest of the Convertible Notes were $43.6 million and $1.4 million, respectively; and the Convertible Notes were convertible into 34,902,557 shares of our common stock.

Reimbursement Notes. On June 8, 2010, the Company issued the predecessor to the Reimbursement Notes to MHR in the form of certain non-interest bearing promissory notes in the aggregate principal amount of $600,000 in reimbursement for legal expenses incurred by MHR in connection with MHR’s agreement to, among other things, waive certain rights as a senior secured party of the Company and enter into a non-disturbance agreement with the Company’s collaboration partner, Novartis Pharma AG, and, if necessary, to enter into a comparable agreement in connection with another potential Company transaction. The original Reimbursement Notes were amended and restated on May 7, 2013 and, as described above, amended and restated again on August 20, 2014.

The Reimbursement Notes provide for a maturity date of the earlier of (a) March 31, 2022 and (b) immediately prior to the time that any amounts outstanding under the Loan Agreement are repaid (subject to acceleration upon the occurrence of certain events of default specified in the Reimbursement Notes), and bear interest at the rate of 10% per annum, compounded monthly, which interest is payable in the form of additional Reimbursement Notes. The Reimbursement Notes are collateralized by a first priority lien in favor of the Lenders on substantially all of the Company’s assets. The Reimbursement Notes are convertible, at the option of the holders, at a conversion price of $0.50 per share of common stock, which conversion price is subject to adjustment upon the occurrence of specified events, including stock dividends, stock splits, certain fundamental corporate transactions, and certain issuances of common stock by the Company. The Reimbursement Notes must also be redeemed from time to time prior to maturity pursuant to a cash sweep of 50% of any cash proceeds received from any third party in connection with the license, distribution or sale of any Non-B12 Product, subject to the priority described below. As of September 30, 2015, the principal balance and accrued interest of the Reimbursement Notes were $0.72 million and $19 thousand, respectively; and the Reimbursement Notes were convertible into 1,435,717 shares of our common stock.

Bridge Notes. On October 17, 2012, the Company issued to MHR the predecessor to the Bridge Notes in the aggregate principal amount of $1,400,000. The original Bridge Notes provided for an interest rate of 13% per annum and were payable on demand. The Bridge Notes were amended and restated on May 7, 2013 and restated again on August 20, 2014.

The Bridge Notes provide for a maturity date of March 31, 2022 (subject to acceleration upon the occurrence of certain events of default specified) and bear interest at 13% per year, compounded monthly and payable in the form of additional Bridge Notes. The Bridge Notes are collateralized by a first priority lien in favor of the Lenders on substantially all of the Company’s assets. The Bridge Notes are convertible, at the option of the holders, at a conversion price of $0.50 per share of common stock, which conversion price is subject to adjustment upon the occurrence of specified events, including stock dividends, stock splits, certain fundamental corporate transactions, and certain issuances of common stock by the Company. The Bridge Notes must also be redeemed from time to time prior to maturity pursuant to (a) a cash sweep of 50%

of any cash proceeds received from any third party in connection with the license, distribution or sale of any Non-B12 Product, subject to the priority described below and (b) a Royalty Match (as described below), to the extent such Royalty Match does not cause the Company’s cash as of the end of such year to be less than the Minimum Cash Balance and subject to the priority described below. As of September 30, 2015, the principal balance and accrued interest of the Bridge Notes were $1.98 million and $67 thousand, respectively; and the Bridge Notes were convertible into 3,959,358 shares of our common stock.

The priority of the cash sweep for Non-B12 Products is as follows: (i) to redeem the Reimbursement Notes, (ii) to prepay principal and interest outstanding under the Loan Agreement; (iii) to reduce the Commitment; (iv) to redeem the Convertible Notes; and (v) to redeem the Bridge Notes.

As a condition to MHR entering into the Loan Agreement and amending and restating the MHR Notes, the Company and MHR entered into a Royalty Agreement (the “Royalty Agreement”) on August 20, 2014 pursuant to which the Company agreed to pay to MHR, subject to specified terms and conditions, royalties in perpetuity (the “Royalties”), commencing as of the date of the Royalty Agreement, in an amount equal to: twenty percent (20%) of all Net Product Sales (as defined in the Royalty Agreement) and any third party payments arising in connection with the sale of the B12 Product and related products, during any fiscal year; provided that, from and after October 1, 2015, if no amount of indebtedness is outstanding under the Loan Agreement (the “Indebtedness Repayment Condition”), such amount shall be reduced to (i) five percent (5%) of all Net Sales and third party payments commencing with the first quarter immediately following the quarter in which the Indebtedness Repayment Condition is satisfied, or (ii) two and one half percent (2.5%) of all Net Sales commencing with the quarter immediately following the quarter in which the Indebtedness Repayment Condition is satisfied, but only with respect to the Net Sales made in any country in which there was not a Valid Patent Claim (as defined in the Royalty Agreement) and where generic entry of a competitive product not by the Company or its affiliates that does not infringe a Valid Patent Claim in such country has occurred, in each case as of the last day of such Fiscal Quarter. Once the royalty rate has been reduced to 5%, the rate shall not be reinstated to 20% even if amounts become outstanding under the Loan Agreement as a result of Paid-In-Kind Royalties. Payments of Royalties shall be made in cash to the extent such Royalties do not cause the Company’s cash as of the end of any year to be less than the Minimum Cash Balance, and otherwise shall be paid as Paid-In-Kind Royalties.

If any Royalties become due under the Royalty Agreement when the royalty rate is 5% or 2.5%, the amount outstanding under the Loan Agreement, Convertible Notes and Bridge Notes shall be reduced in an amount equal to such royalty payment, to the extent such payment does not cause the Company’s cash as of the end of such year to be less than the Minimum Cash Balance (the “Royalty Match”), in the following priority: (i) first, to prepay the Loan; (ii) second, to redeem the Convertible Notes; and (iii) finally, to redeem the Bridge Notes. For the nine months ended September 30, 2015, the Company recorded $121 thousand royalty expense.

Additional fees paid by Emisphere in connection with the Loan Agreement, MHR Notes and the Royalty Agreement included the reimbursement of $225 thousand of MHR’s professional fees associated with the transaction, which was recorded as interest expense during the third quarter of 2014.

We accounted for the modifications to our obligations to MHR evidenced by the MHR Notes as a troubled debt restructuring under FASB ASC 470-60. As there was only a modification of terms to the existing debt and we did not transfer any assets or equity in a settlement to MHR no gain or loss was recorded on the transaction. The change in cash outflows resulting from the modification of terms are accounted for on a prospective basis.

The carrying value of the MHR Notes is comprised of the following:

	September 30, 2015	December 31, 2014
	(unaudited)
	(in thousands)
Amended and Restated Convertible Notes	$43,628	$40,897
Loan Agreement	21,344	8,307
Amended and Restated Reimbursement Notes	718	683
Amended and Restated Bridge Notes	1,980	1,855
Unamortized discounts	(9,001)	(7,196)

	$58,669	$44,546

10. Derivative Instruments

Derivative instruments consist of the following:

	September 30, 2015	December 31, 2014
	(unaudited)
	(in thousands)
Convertible Notes	$27,180	$21,501
Reimbursement Notes	987	705
Bridge Notes	2,722	1,926
Amended and Restated August 2009 Warrants	1,774	930
Amended and Restated June 2010 MHR Warrants	468	282
Amended and Restated August 2010 Warrants	1,248	654
August 2010 Investor Warrants	—	29
Amended and Restated August 2010 MHR Waiver Warrants	464	243
Amended and Restated July 2011 Warrants	1,432	750
July 2011 Investor Warrants	426	210
Amended and Restated July 2011 MHR Waiver Warrants	378	198
May 2013 MHR Modification Warrants	4,757	2,492

	$41,836	29,920

Some of the Company’s outstanding derivative instruments have an exercise price reset feature. The estimated fair value of warrants and embedded conversion features that have an exercise price reset feature is estimated using the Monte Carlo valuation model. The estimated fair value of warrants that do not contain an exercise price reset feature is measured using the Black-Scholes valuation model. Inherent in both of these models are assumptions related to expected volatility, remaining life, risk-free rate and expected dividend yield. For the Monte Carlo model, we estimate the probability and timing of potential future financing and fundamental transactions as applicable.

Embedded Conversion Feature of MHR Notes. The Convertible Notes, the Reimbursement Notes, and the Bridge Notes (collectively, the “MHR Notes”) contain a provision whereby the conversion price is adjustable upon the occurrence of certain events, including the issuance by Emisphere of common stock or common stock equivalents at a price which is lower than the current conversion price of each of the MHR Notes and lower than the then-current market price. Under FASB ASC 815-40-15-5, the embedded conversion feature of the MHR Notes is not considered indexed to the Company’s own stock and, therefore, does not meet the scope exception in FASB ASC 815-10-15 and thus needs to be accounted for as a derivative liability. The liabilities associated with the MHR Notes has been presented as a non-current liability as of September 30, 2015 and December 31, 2014, to correspond to their host contracts.

Convertible Notes. In addition to the foregoing, the adjustment provision of the Convertible Notes does not become effective unless and until the Company were to raise $10 million through the issuance of common stock or common stock equivalents during any consecutive 24 month period. The fair value of the embedded conversion feature of the Convertible Notes is estimated at the end of each quarterly reporting period using the Monte Carlo model. The assumptions used in computing the fair values as of September 30, 2015 and December 31, 2014, are as follows:

	September 30, 2015	December 31, 2014
Closing stock price	$0.56	$0.28
Conversion price	$1.25	$1.25
Expected volatility	150%	140%
Remaining term (years)	6.5	7.25
Risk-free rate	1.64%	1.97%
Expected dividend yield	0%	0%

The fair value of the embedded conversion feature of the Convertible Notes decreased $0.3 million and increased $4.0 million for the three and nine months ended September 30, 2015, respectively, which has been recognized in the accompanying statements of operations. The fair value of the embedded conversion feature of the Convertible Notes increased $8.1 million and $10.7 million for the three and nine months ended September 30, 2014, respectively, which has been recognized in the accompanying statement of operations.

Reimbursement Notes. The fair value of the embedded conversion feature of the Reimbursement Notes is estimated at the end of each quarterly reporting period using the Monte Carlo model. The assumptions used in computing the fair value as of September 30, 2015 and December 31, 2014 are as follows:

	September 30, 2015	December 31, 2014
Closing stock price	$0.56	$0.28
Conversion price	$0.50	$0.50
Expected volatility	150%	140%
Remaining term (years)	6.5	7.25
Risk-free rate	1.64%	1.97%
Expected dividend yield	0%	0%

The fair value of the embedded conversion of the Reimbursement Notes decreased $33 thousand and increased $0.2 million for the three and nine months ended September 30, 2015, respectively, which has been recognized in the accompanying statements of operations. The fair value of the embedded conversion feature of the Reimbursement Notes increased by $0.9 million and $0.9 million for the three and nine months ended September 30, 2014, respectively, which has been recognized in the accompanying statement of operations.

Bridge Notes. The fair value of the embedded conversion feature of the Bridge Notes is estimated at the end of each quarterly reporting period using the Monte Carlo model. The assumptions used in computing the fair value as of September 30, 2015 and December 31, 2014 are as follows:

	September 30, 2015	December 31, 2014
Closing stock price	$0.56	$0.28
Conversion price	$0.50	$0.50
Expected volatility	150%	140%
Remaining term (years)	6.5	7.25
Risk-free rate	1.64%	1.97%
Expected dividend yield	0%	0%

The fair value of the embedded conversion feature of the Bridge Notes decreased $0.1 million and increased $0.6 million for the three and nine months ended September 30, 2015 respectively, which has been recognized in the accompanying statements of operations. The fair value of the embedded conversion feature of the Bridge Notes increased $0.6 million and $1.0 million for the three and nine months ended September 30, 2014.

Amended and Restated June 2010 Warrants. In June 2010, the Company granted MHR warrants to purchase 865,000 shares of its common stock (the “June 2010 Warrants”). In connection with the Restructuring, on May 7, 2013, the Company amended and restated the Original Warrants such that the expiration date of the Original Warrant was extended to July 8, 2019, and the exercise price was reduced to $0.50 per share (as amended and restated, the “Amended and Restated June 2010 Warrants”). The exercise price of the Amended and Restated June 2010 Warrants is adjustable upon the occurrence of certain events, including the issuance by Emisphere of common stock or common stock equivalents at a price which is lower than the current exercise price of these warrants and lower than the current market price. However, the adjustment provision does not become effective unless the Company were to raise $10 million through the issuance of common stock or common stock equivalents at a price which is lower than the current conversion price of these warrants and lower than the current market price during any consecutive 24 month period. The fair value of the Amended and Restated June 2010 Warrants is estimated at the end of each quarterly reporting period using the Monte Carlo model. The assumptions used in computing the fair value of the Amended and Restated June 2010 Warrants as of September 30, 2015 and December 31, 2014, are as follows:

	September 30, 2015	December 31, 2014
Closing stock price	$0.56	$0.28
Conversion price	$0.50	$0.50
Expected volatility	144%	160%
Remaining term (years)	3.77	4.52
Risk-free rate	1.09%	1.51%
Expected dividend yield	0%	0%

The fair value of the Amended and Restated September 2010 MHR Warrants decreased $60 thousand and increased $0.2 million for the three and nine months ended September 30, 2015, respectively, which has been recognized in the accompanying statements of operations. The fair value of the Amended and Restated September 2010 MHR Warrants decreased $2 thousand and increased $102 thousand for the three and nine months September 30, 2014.

Amended and Restated Warrants. Prior to the Restructuring, the Company issued to MHR warrants to purchase varying amounts of its common stocks at various times from 2009 through 2011, as described more fully below (the August 2009 Warrants, August 2010 Warrants, August 2010 MHR Waiver Warrants, July 2011 Warrants, July 2011 MHR Waiver Warrants, and collectively, the “Original Warrants”). In connection with the Restructuring, on May 7, 2013, the Company amended and restated each of the Original Warrants such that the expiration date of each Original Warrant was extended to July 8, 2019, and the exercise price was reduced to $0.50 per share (as amended and restated, the “Amended and Restated August 2009 Warrants”, “Amended and Restated August 2010 Warrants”, “Amended and Restated August 2010 MHR

Waiver Warrants”, “Amended and Restated July 2011 Warrants”, “Amended and Restated July 2011 MHR Waiver Warrants”, and collectively, the “Amended and Restated Warrants”). Under the terms of each of the Amended and Restated Warrants, as well as the August 2010 Investor Warrants, July 2011 Investor Warrants and 2013 Restructuring Warrants (collectively, the Investor Warrants, and together with the Original Warrants, the “Warrants”), the Company has an obligation to make a cash payment to the holders of each of the Warrants for any gain that could have been realized if such holder exercised the warrants and we subsequently failed to deliver a certificate representing the shares to be issued upon such exercise by the third trading day after the Warrants were exercised. Accordingly, the Warrants have been accounted for as a liability. The fair value of each of the Warrants is estimated, at the end of each quarterly reporting period, using the Black-Scholes model. The assumptions used in computing the fair value of the Original Warrants as of September 30, 2015 and December 31, 2014, are as follows:

	September 30, 2015	December 31, 2014
Closing stock price	$0.56	$0.28
Conversion price	$0.50	$0.50
Expected volatility	144%	161%
Remaining term (years)	3.77	4.52
Risk-free rate	0.92%	1.65%
Expected dividend yield	0%	0%

The fair value of the Original Warrants decreased $1.0 million and increased $2.5 million for the three and nine months ended September 30, 2015, respectively, which has been recognized in the accompanying statements of operations. The fair value of the Original Warrants increased $0.5 million and $2.3 million for the three and nine months ended September 30, 2014.

2013 Restructuring Warrants. The Company issued to MHR warrants to purchase 10 million shares of its common stock (the “2013 Restructuring Warrants”) as part of the Restructuring. The assumptions used in computing the fair value of the 2013 Restructuring Warrants as of September 30, 2015 and December 31, 2014, are as follows:

	September 30, 2015	December 31, 2014
Closing stock price	$0.56	$0.28
Conversion price	$0.50	$0.50
Expected volatility	144%	161%
Remaining term (years)	3.77	4.52
Risk-free rate	0.92%	1.65%
Expected dividend yield	0%	0%

The fair value of the 2013 Restructuring Warrants decreased $0.9 million and increased $2.3 million for the three and nine months ended September 30, 2015, respectively, which has been recognized in the accompanying statements of operations. The fair value of the 2013 Restructuring Warrants increased $0.5 million and $1.9 million for the three and nine months ended September 30, 2014.

August 2010 Investor Warrants. In connection with the August 2010 Financing, Emisphere sold warrants to purchase 2.6 million shares of common stock to unrelated investors (the “August 2010 Warrants”). On January 12, 2011, one of the unrelated investors notified the Company of its intention to exercise 0.2 million warrants. In August 2015, the remaining August 2010 Warrants expired. The assumptions used in computing the fair value of the August 2010 Warrants as of December 31, 2014, are as follows:

December 31, 2014
Closing stock price	$0.28
Conversion price	$1.26
Expected volatility	116%
Remaining term (years)	.65
Risk-free rate	.12%
Expected dividend yield	0%

The fair value of the August 2010 Investor Warrants decreased $15 thousand and $29 thousand for three and nine months ended September 30, 2015, respectively, which has been recognized in the accompanying statements of operations. The fair value of the August 2010 Investor Warrants decreased $43 thousand and $62 thousand for the three and nine months ended September 30, 2014.

July 2011 Investor Warrants. In connection with the July 2011 Financing, Emisphere sold warrants to purchase 3.01 million shares of common stock to unrelated investors (the “July 2011 Warrants”). The July 2011 Warrants are exercisable at $1.09 per share and have an expiration date of July 6, 2016. The assumptions used in computing the fair value of the July 2011 Warrants as of September 30, 2015 and December 31, 2014, are as follows:

	September 30, 2015	December 31, 2014
Closing stock price	$0.56	$0.28
Conversion price	$1.09	$1.09
Expected volatility	131%	122%
Remaining term (years)	0.76	1.51
Risk-free rate	0.33%	.67%
Expected dividend yield	0%	0%

The fair value of the July 2011 Warrants decreased $0.2 million and increased $0.2 million for the three and nine months ended September 30, 2015, respectively, which has been recognized in the accompanying statements of operations. The July 2011 Warrants decreased $0.1 million and increased $0.1 million for the three and nine months ended September 30, 2014, respectively.

11. Commitments and Contingencies

Commitments.

We lease office space at 4 Becker Farm Road, Roseland, New Jersey under a non-cancellable operating lease expiring in 2017.

As of September 30, 2015, future minimum rental payments are as follows:

Years Ending December 31,	(In thousands)
2015 (remaining)	$31
2016	148
2017	74

Total	$253

The Company evaluates the financial consequences of legal actions periodically or as facts present themselves and records accruals to account for its best estimate of future costs accordingly.

Contingencies.

In the ordinary course of business, we enter into agreements with third parties that include indemnification provisions which, in our judgment, are normal and customary for companies in our industry sector. These agreements are typically with business partners, clinical sites, and suppliers. Pursuant to these agreements, we generally agree to indemnify, hold harmless, and reimburse indemnified parties for losses suffered or incurred by the indemnified parties with respect to our product candidates, use of such product candidates, or other actions taken or omitted by us. The maximum potential amount of future payments we could be required to make under these indemnification provisions is unlimited. We have not incurred material costs to defend lawsuits or settle claims related to these indemnification provisions. As a result, the estimated fair value of liabilities relating to these provisions is minimal. Accordingly, we have no liabilities recorded for these provisions as of September 30, 2015.

In the normal course of business, we may be confronted with issues or events that may result in a contingent liability. These generally relate to lawsuits, claims, environmental actions or the action of various regulatory agencies. If necessary, management consults with counsel and other appropriate experts to assess any matters that arise. If, in our opinion, we have incurred a probable loss as set forth by accounting principles generally accepted in the U.S., an estimate is made of the loss and the appropriate accounting entries are reflected in our financial statements.

As a condition to MHR entering into the Loan Agreement and amending and restating the MHR Notes, the Company and MHR entered into a Royalty Agreement (the “Royalty Agreement”) on August 20, 2014 providing for the payment by the Company to MHR of certain royalties on the terms and conditions set forth therein (see Note 9).

Under the terms of the Royalty Agreement, the Company agreed to pay to MHR, subject to the terms and conditions of the Royalty Agreement, royalties in perpetuity (the “Royalties”), commencing as of the date of the Royalty Agreement, in an amount equal to: twenty percent (20%) of all Net Product Sales (as defined in the Royalty Agreement) and any third party payments arising in connection with the sale of the B12 Product and related products, during any fiscal year; provided that, from and after October 1, 2015, if no amount of indebtedness is outstanding under the Loan Agreement (the “Indebtedness Repayment Condition”), such amount shall be reduced to (i) five percent (5%) of all Net Sales and third party payments commencing with the first quarter immediately following the quarter in which the Indebtedness Repayment Condition is satisfied, or

(ii) two and one half percent (2.5%) of all Net Sales commencing with the quarter immediately following the quarter in which the Indebtedness Repayment Condition is satisfied, but only with respect to the Net Sales made in any country in which there was not a Valid Patent Claim (as defined in the Royalty Agreement) and where generic entry of a competitive product not by the Company or its affiliates that does not infringe a Valid Patent Claim in such country has occurred, in each case as of the last day of such Fiscal Quarter. Once the royalty rate has been reduced to 5%, the rate shall not be reinstated to 20% even if amounts become outstanding under the Loan Agreement as a result of Paid-In-Kind Royalties. Payments of Royalties shall be made in cash to the extent such Royalties do not cause the Company’s cash as of the end of any year to be less than the Minimum Cash Balance, and otherwise shall be paid as Paid-In-Kind Royalties.

12. Income Taxes

The Company is primarily subject to United States federal and New Jersey state income tax. The Company’s policy is to recognize interest and penalties related to income tax matters in income tax expense. As of December 31, 2014 and September 30, 2015, the Company had no accruals for interest or penalties related to income tax matters.

13. New Accounting Pronouncements

In July 2015, the FASB issued ASU No. 2015-11, “Simplifying the Measurement of Inventory” (“ASU 2015-11”). ASU 2015-11 requires that inventory within the scope of the guidance be measured at the lower of cost and net realizable value. Inventory measured using last-in, first-out (LIFO) and retail inventory method (RIM) are excluded from this new guidance. This ASU replaces the concept of market with the single measurement of net realizable value and is intended to create efficiencies for preparers and more closely aligns U.S. GAAP with IFRS. This ASU is effective for public business entities in fiscal years beginning after December 15, 2016, including interim periods within those years. Prospective application is required and early adoption is permitted as of the beginning of an interim or annual reporting period. The Company is currently evaluating the impact of the new standards.

In April 2015, the FASB issued ASU 2015-03, “Interest – Imputation of Interest” (“ASU 2015-03”), which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this ASU. ASU 2015-03 is effective for annual and interim periods beginning on or after December 15, 2015. The adoption of ASU 2015-03 is not expected to have a material impact on our financial position, results of operations or cash flows.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”), which requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The new guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. In July 2015, the FASB voted to delay the effective date of ASU 2014-09 by one year to the first quarter of 2018 to provide companies sufficient time to implement the standards. Early adoption will be permitted, but not before the first quarter of 2017. Adoption can occur using one of two prescribed transition methods. The Company is currently evaluating the impact of the new standard.

In August 2014, the FASB issued ASU No. 2014-15, “Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”), which provides guidance on management’s responsibility in evaluating whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. ASU 2014-15 is effective for the annual period ending after December 15, 2016, and for annual and interim periods thereafter. The adoption of ASU 2014-15 is not expected to have a material impact on our financial position, results of operations or cash flows.

Management does not believe there would have been a material effect on the accompanying financial statements had any other recently issued, but not yet effective, accounting standards been adopted in the current period.

14. Fair Value

In accordance with FASB ASC 820, “Fair Value Measurements and Disclosures,” the following table represents the Company’s fair value hierarchy for its financial assets and liabilities measured at fair value on a recurring basis as of September 30, 2015 and December 31, 2014:

September 30, 2015 (unaudited)	Level 2	Level 3	Total
	(In thousands)	(In thousands)	(In thousands)
Derivative Instruments	$10,479	$31,357	$41,836

December 31, 2014	Level 2	Level 3	Total
	(In thousands)	(In thousands)	(In thousands)
Derivative Instruments	$5,506	$24,414	$29,920

Level 3 financial instruments consist of certain common stock warrants and embedded conversion features. The fair value of these warrants and embedded conversion features that have exercise reset features are estimated using a Monte Carlo valuation model. The unobservable input used by the Company was the estimation of the likelihood of a reset occurring on the embedded conversion feature of the Amended and Restated Convertible Notes, the embedded conversion feature of the Amended and Restated Reimbursement Notes, the embedded conversion feature of the Amended and Restated Bridge Notes, and the embedded conversion feature of the Amended and Restated September 2010 Warrants. These estimates of the likelihood of completing an equity raise that would meet the criteria to trigger the reset provisions are based on numerous factors, including the remaining term of the financial instruments and the Company’s overall financial condition.

The following table summarizes the changes in fair value of the Company’s Level 3 financial instruments for the periods ended September 30, 2015 and December 31, 2014.

	September 30, 2015 (unaudited)	December 31, 2014
Beginning Balance	$24,414	$11,587
Derivative liability of embedded conversion feature of the Bridge Notes	1,718	221
Derivative liability of embedded conversion feature of the Reimbursement Notes	50	47
Derivative liability of the embedded conversion feature of the Convertible Notes	177	2,272
Change in fair value	4,998	10,287

Ending Balance	$31,357	$24,414

Changes in the unobservable input values would likely cause material changes in the fair value of the Company’s Level 3 financial instruments. The significant unobservable input used in the fair value measurement is the estimation of the likelihood of the occurrence of a change to the contractual terms of the financial instruments. A significant increase (decrease) in this likelihood would result in a higher (lower) fair value measurement.

15. Subsequent Events

During October, 2015, we entered into a Development and License Agreement with Novo Nordisk (the “Expansion License Agreement”) to develop and commercialize oral formulations of four classes of Novo Nordisk’s investigational molecules targeting major metabolic disorders, including diabetes and obesity, using our oral Eligen® Technology. Under the terms of the Expansion License Agreement, we licensed to Novo Nordisk the exclusive right to develop potential product candidates in three molecule classes, and the non-exclusive right to develop potential product candidates in a fourth molecule class, using the Eligen® Technology. Pursuant to the Expansion License Agreement, we received a $5.0 million upfront licensing fee, and are eligible to receive up to $62.5 million in development and sales milestone payments for each of the three exclusively licensed molecule classes, and up to $20 million in development milestone payments for the non-exclusively licensed molecule class. Additionally, we are eligible to receive royalties on sales of each successfully commercialized product. Novo Nordisk is solely responsible for the development and commercialization of all product candidates. In addition, we granted Novo Nordisk the option to obtain exclusive and non-exclusive rights to develop and commercialize oral formulations of additional investigational molecules for the treatment of diabetes, obesity, and indications in other therapeutic areas using the Eligen® Technology. If Novo Nordisk exercises its option to develop and commercialize any additional investigational molecules, we would be eligible to receive an additional payment upon the exercise of each option for exclusive or non-exclusive development rights for each molecule class. We are eligible to receive up to $62.5 million in development and sales milestone payments for each additional exclusively licensed molecule class, and up to $20 million in development milestone payments for each additional non-exclusively licensed molecule class, plus royalties on sales of each commercialized product. The agreement remains in effect, on a country-by-country basis, for the longer of 10 years from the date of first sale of a licensed product in such country, or the date of expiration of the last-to-expire patent covered by the agreement in such country. Novo Nordisk may terminate this agreement with 90 days prior notice. We may terminate this agreement in the event that Novo Nordisk challenges the validity of any licensed patent under the agreement, but only with respect to the patents belonging to the patent family of the challenged patent. Either party may also terminate the agreement upon the other party’s material breach, if not cured within a specified period of time. Upon a termination of the agreement by Emisphere for Novo Nordisk’s breach, all intellectual property rights conveyed under the agreement shall revert back to us.

Coincident with the Expansion License Agreement, we amended the GLP-1 License Agreement with Novo Nordisk to provide for, among other things, a payment of $9.0 million to us from Novo Nordisk as prepayment of a product development milestone in exchange for a reduction in certain future royalty payments.

On November 10, 2015, the creditor under our Loan Agreement and Convertible Notes agreed to waive any event of default resulting from our failure to satisfy the net sales milestones for the Eligen B12™ product for the 2015 fiscal year specified in our Loan Agreement and Convertible Notes.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SAFE HARBOR CAUTIONARY STATEMENT

Certain statements in this Management’s Discussion and Analysis of Financial Conditions and Results of Operations and elsewhere in this report as well as statements made from time to time by our representatives may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include (without limitation) statements regarding the success of our commercialization initiatives; the sufficiency of our cash position; our ability to enter into strategic partnerships; our ability, and that of our partners, to develop, manufacture and commercialize products using our Eligen ® Technology; planned or expected studies and trials of oral formulations that utilize our Eligen ® Technology; the potential market size, advantages or therapeutic uses of our potential products. We do not undertake any obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results or achievements expressed or implied by such forward-looking statements. Such factors include the factors described under Part II, Item 1A. “Risk Factors” and other factors discussed in connection with any forward-looking statements.

General

Emisphere Technologies, Inc. is a commercial stage pharmaceutical and drug delivery company that has recently commenced commercial operations. We launched our first prescription medical food product, oral Eligen B12™ Rx (1000 mcg), in the U.S. during March 2015, and we are in partnership with global pharmaceutical companies to develop new oral formulations of their existing products or new chemical entities, using our Eligen® Technology. By building on the oral Eligen B12™ Rx product, we intend to establish a sound product portfolio platform on which to expand our B12 therapeutic franchise as well as expand new product development with new therapeutic agents. We will also continue to develop our existing drug delivery carrier partnerships and expand our carrier business by seeking out and engaging in new global licensing opportunities. Our product pipeline includes prescription drug and medical food product candidates that are being developed in partnership or internally. Our goal is to implement our Eligen® Technology to enhance overall healthcare, including patient accessibility and compliance, while driving company value by seeking new licensing opportunities for our Eligen® Technology with other major pharmaceutical companies, while realizing the significant market potential of our proprietary oral Eligen B12™ product.

Eligen® Technology

As we focus on building a commercial platform based on the oral Eligen B12™ Rx product, we will also continue to develop and expand upon the unique and improved delivery of therapeutic molecules using our Eligen ® Technology. These molecules could be currently available or under development. Such molecules are usually delivered by injection; and, in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. In those cases, our technology may increase the benefit of the therapy by improving bioavailability or absorption or by decreasing time to onset of action. The Eligen ® Technology can be applied to the oral route of administration as well as other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The Eligen ® Technology makes it possible to deliver certain therapeutic molecules orally without altering their chemical form or biological activity. Eligen ® delivery agents, or “carriers”, facilitate or enable the transport of therapeutic molecules across the mucous membranes of the gastrointestinal tract, to reach the tissues of the body where they can exert their intended pharmacological effect. Our development efforts are conducted internally or in collaboration with corporate development partners. Typically, the drugs that we target are at an advanced stage of development, or have already received regulatory approval, and are currently available on the market.

Eligen® Technology License Agreements

Our most advanced collaborative partner, Novo Nordisk, is using our Eligen® Technology in combination with its proprietary GLP-1 receptor agonists and insulins. On August 26, 2015, Novo Nordisk announced that it will initiate a global Phase 3a development program with oral semaglutide, a once daily oral formulation of the long-acting GLP-1 analog for the treatment of Type 2 diabetes, using our absorption-enhancing carrier, Sodium N-[8-(2-hydroxybenzoyl) Amino] Caprylate (“SNAC”), which is one of our Eligen® Technology delivery agents, or “carriers.” Novo Nordisk intends to initiate the Phase 3a program, which will consist of seven trials and approximately 8,000 patients with Type 2 diabetes. Novo Nordisk’s decision to initiate this global phase 3a program follows encouraging results from the proof of concept Phase 2 program and consultations with regulatory authorities. The advancement of oral semaglutide into Phase 3a development represents a significant milestone for our Eligen® Technology platform and supports our belief that products developed using our carriers have the potential to overcome bioavailability challenges commonly associated with the oral administration of peptides and certain other compounds.

In June 2008, Novo Nordisk and Emisphere entered into the GLP-1 Development and License Agreement (the “GLP-1 License Agreement”) under which Novo Nordisk acquired the right to develop and commercialize oral formulations of its GLP-1 analogs using the Eligen® Technology. Under the GLP-1 License Agreement, we are eligible to receive product development and sales milestone payments, and royalties on sales in the event Novo Nordisk commercializes products developed under this agreement. In October 2015, we amended the GLP-1 License Agreement to provide for, among other things, a payment of $9.0 million to us from Novo Nordisk as prepayment of a product development milestone in exchange for a reduction in certain future royalty payments.

During October 2015, we also entered into a new Development and License Agreement with Novo Nordisk (the “Expansion License Agreement”) to develop and commercialize oral formulations of four classes of Novo Nordisk’s investigational molecules targeting major metabolic disorders, including diabetes and obesity, using our oral Eligen® Technology. Under the terms of the Expansion License Agreement, we licensed to Novo Nordisk the exclusive right to develop potential product candidates in three molecule classes, and the non-exclusive right to develop potential product candidates in a fourth molecule class, using the Eligen® Technology. Pursuant to the Expansion License Agreement, we received a $5.0 million upfront licensing fee, and are eligible to receive up to $62.5 million in development and sales milestone payments for each of the three exclusively licensed molecule classes, and up to $20 million in development milestone payments for the non-exclusively licensed molecule class. Additionally, we are eligible to receive royalties on sales of each successfully commercialized product. Novo Nordisk is solely responsible for the development and commercialization of all product candidates. In addition, Emisphere granted Novo Nordisk the option to obtain exclusive and non-exclusive rights to develop and commercialize oral formulations of additional investigational molecules for the treatment of diabetes, obesity, and indications in other important therapeutic areas using the Eligen® Technology. If Novo Nordisk exercises its option to develop and commercialize any additional investigational molecules, we would be entitled to receive an additional payment upon the exercise of each option for exclusive or non-exclusive development rights for each molecule class. We are eligible to receive up to $62.5 million in development and sales milestone payments for each additional exclusively licensed molecule class, and up to $20 million in development milestone payments for each additional non-exclusively licensed molecule class, plus royalties on sales of each commercialized product. The agreement remains in effect, on a country-by-country basis, for the longer of 10 years from the date of first sale of a licensed product in such country, or the date of expiration of the last-to-expire patent covered by the agreement in such country. Novo Nordisk may terminate this agreement with 90 days prior notice. We may terminate this agreement in the event that Novo Nordisk challenges the validity of any licensed patent under the agreement, but only with respect to the patents belonging to the patent family of the challenged patent. Either party may also terminate the agreement upon the other party’s material breach, if not cured within a specified period of time. Upon a termination of the agreement by Emisphere for Novo Nordisk’s breach, all intellectual property rights conveyed under the agreement shall revert back to us.

During December 2010, Novo Nordisk also licensed the right to develop and commercialize oral formulations of its insulins using our Eligen ® Technology.

We have also collaborated with Novartis AG in connection with the development and testing of oral formulations of several drug candidates. Novartis has the right to evaluate the feasibility of using our Eligen® Technology with two new compounds to assess the potential for new product development opportunities. If Novartis chooses to develop oral formulations of these new compounds using the Eligen ® Technology, the parties will negotiate additional agreements. In that case, we could be entitled to receive development milestone and royalty payments in connection with the development and commercialization of these potentially new products. We will continue to concentrate on expanding our Eligen ® drug delivery technology business by seeking applications with prescription molecules obtained through partnerships with other pharmaceutical companies for molecules where oral absorption is difficult yet substantially beneficial if proven. We are also working to generate new interest in the Eligen ® Technology with potential partners and attempting to expand our current collaborative relationships to take advantage of the critical knowledge that others have gained by working with our technology. Finally, we continue to pursue commercialization of product candidates developed internally. We believe that these internal candidates need to be developed with reasonable investment in an acceptable time period and with a reasonable risk-benefit profile.

Oral Eligen B12™ Rx

We launched our first prescription medical food product, oral Eligen B12™ Rx (1000 mcg.), in the U.S. during March 2015. Our oral Eligen B12™ Rx product meets significant unmet patient and medical needs by combining vitamin B12 with our proprietary delivery system technology to provide a therapeutic equivalent to injectable B12, which is the current medical standard of care. Oral Eligen B12™ Rx is a prescription medical food product for use by B12 deficient individuals. Medical foods are a distinct product category defined by the Orphan Drug Act of 1988 and an FDA regulation, and encompass foods which are formulated to be consumed or administered enterally under the supervision of a physician and which are intended for the specific dietary management of a disease or condition for which distinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation. During 2010, we completed a clinical trial which demonstrated that both oral Eligen B12™ (1000 mcg) and injectable B12 can efficiently and quickly restore normal Vitamin B12 levels in deficient individuals. The manuscript summarizing the results from that clinical trial was published in the March 2011 edition of the journal Clinical Therapeutics (Volume 33, pages 358 — 371). We also conducted market research to help assess the potential commercial opportunity for our oral Eligen B12™ (1000 mcg) product. We have intellectual property protection for Eligen B12™ through approximately October 2029 from the United States Patent Office (patent US 8,022,048).

We continue to see steady growth of Eligen B12™ sales. Physician and patient reception has been positive, and the product is achieving excellent medical outcomes. We continue to refine our field force and other promotional efforts to increase awareness, stimulate greater use and adoption, and improve productivity of our commercial marketing efforts.

Our other product candidates in development are in earlier or preclinical research phases, and we continue to assess them for their compatibility with our technology and market need. Our intent is to seek partnerships with pharmaceutical and biotechnology companies for certain of these products as we continue to expand our pipeline with product candidates that demonstrate significant opportunities for growth. Our focus is on molecules that meet the criteria for success based on our increased understanding of our Eligen ® Technology and prescription medical foods. Our preclinical programs focus on the development of oral formulations of potentially new treatments for diabetes and products in the areas of cardiovascular, appetite suppression and pain and on the development and potential expansion of nutritional supplement products.

To support our internal development programs, we implemented our commercialization strategy for the Eligen® Technology. Using extensive safety data available for our carrier, we obtained GRAS (Generally Recognized as Safe) status for SNAC, and then applied the Eligen ® Technology with B12, another GRAS substance where bioavailability and absorption is difficult and improving such absorption would yield substantial benefit and value. Given sufficient time and resources, we intend to apply this strategy to develop other products. Examples of GRAS substances that may be developed into additional commercial products using this strategy include vitamins such as other B Vitamins, minerals such as iron, and other supplements such as the polyphenols and catechins, among others. We hope to expand our product portfolio globally with collaborative partners in different geographic markets.

Our website is www.emisphere.com. The contents of that website are not incorporated herein by reference. Investor related questions should be directed to info@emisphere.com.

Funding required to continue developing our product pipeline may be partially paid by income generated from sales of Eligen B12™ in the U.S., and from license arrangements whose value tends to increase as product candidates move from pre-clinical into clinical development. It is our intention that investments that may be required to fund our research and development will be approached incrementally in order to minimize disruption or dilution. The Company also continues to focus on improving operational efficiency. Our cash burn rate to support continuing operations is less than $6 million per year. Additionally, we have accelerated the commercialization of the Eligen® Technology in a cost effective way and to gain operational efficiencies by tapping into advanced scientific processes offered by independent contractors.

Results of Operations

Three Months Ended September 30, 2015 Compared to Three Months Ended September 30, 2014:

	September 30, 2015	September 30, 2014	Change
	(unaudited)
	(in thousands)	(in thousands)	(in thousands)
Revenue	$130	$—	$130
Cost of Goods Sold	58	—	58
Gross Profit	72	—	72
Operating expenses	4,740	2,120	2,620
Operating loss	(4,668)	(2,120)	(2,548)
Other non-operating income (expense)	246	(12,253)	12,499
Net Income (Loss) before income tax benefit	(4,422)	(14,373)	9,951
Income tax benefit (tax)	—	—	—
Net income (loss)	$(4,422)	$(14,373)	$9,951

Revenue increased $130 thousand, cost of goods sold increased $58 thousand, and gross profit increased $72 thousand for the three months ended September 30, 2015 in comparison to the same period last year due to sales from the introduction of the Eligen B12™ Product during March 2015.

Operating expenses increased $2.6 million or 124% to $4.7 million for the three months ended September 30, 2015 in comparison to the same period last year due primarily to increased sales, marketing and other commercial costs in connection with the introduction of the oral Eligen B12™ product in the U.S. during 2015. Details of these changes are highlighted in the table below:

(in thousands)
Increase in human resources costs	$83
Increase in professional fees	2,533
Decrease in occupancy costs	(3)
Decrease in clinical costs	(20)
Decrease in depreciation	(1)
Increase in other costs	28

$2,620

Human resource costs increased $83 thousand, or 13%, due primarily to hiring our new Chief Medical Officer and issuance of employee stock options.

Professional fees increased $2.5 million, or 226%, due primarily to a $2.9 million increase in sales, marketing and other commercial costs in connection with the introduction of oral Eligen B12™ in the U.S. during March 2015; offset, partially by a $0.2 million reduction in Legal Fees and a $0.2 million decrease in other professional fees.

Occupancy costs decreased $3 thousand, or 7%.

Product development costs decreased $20 thousand, or 16%, due primarily to incremental expenditures incurred during 2014 to develop a commercial manufacturing process in preparation for the commercial launch of the oral EligenB12™ product during March 2015.

Depreciation costs decreased $1 thousand or 25%.

Other costs increased $28 thousand, or 17%, due primarily to a $18 thousand increase in information technology infrastructure and other expenditures in connection with the commercial launch of Eligen B12 in the U.S. during March 2015.

Our principal operating costs include the following items as a percentage of total operating expenses:

	Three Months Ended September 30,
	2015	2014
Human resource costs, including benefits	16%	31%
Professional fees for legal, intellectual property, accounting and consulting	77%	53%
Occupancy costs	1%	2%
Product development costs	2%	6%
Depreciation and amortization	—%	—%
Other	4%	8%

	100%	100%

Other non-operating expense decreased $12.5 million, to other non-operating income of $0.2 million for the three months ended September 30, 2015 compared to $12.3 million other non-operating expense for the same period during 2014, due primarily to a $13.0 million decrease in the fair value of derivative instruments from the change in the price of the Company’s common stock, offset by a $0.5 million increase in interest expense.

As a result of the above factors, we had a net loss of $4.4 million for the three months ended September 30, 2015, compared to net loss of $14.4 million for the three months ended September 30, 2014.

Nine Months Ended September 30, 2015 Compared to Nine Months Ended September 30, 2014:

	September 30,	September 30,
	2015	2014	Change
	(unaudited)
	(in thousands)	(in thousands)	(in thousands)
Revenue	$225	$—	$225
Cost of Goods Sold	138	—	138
Gross Profit	87	—	87
Operating expenses	13,987	6,004	7,983
Operating loss	(13,900)	(6,004)	(7,896)
Other non-operating income (expense)	(16,354)	(21,479)	5,125
Net Income (Loss) before income tax benefit	(30,254)	(27,483)	(2,771)
Income tax benefit (tax)	—	1,684	(1,684)
Net income (loss)	$(30,254)	$(25,799)	$(4,455)

Revenue increased $225 thousand; cost of goods sold increased $138 thousand, and Gross Profit increased $87 thousand for the nine months ended September 30, 2015 in comparison to the same period last year due to sales from the introduction of the Eligen B12™ Product during March 2015.

Operating expenses increased $8.0 million or 133% for the nine months ended September 30, 2015 in comparison to the same period last year. Details of these changes are highlighted in the table below:

(in thousands)
Increase in human resources costs	$235
Increase in professional fees	7,828
Increase in occupancy costs	5
Decrease in clinical costs	(250)
Decrease in depreciation	(1)
Increase in other costs	166

$7,983

Human resource costs increased $235 thousand, or 13%, due primarily to hiring our new Chief Medical Officer and issuance of employee stock options.

Professional fees increased $7.8 million, or 274%, due primarily to a $8.1 million increase in sales, marketing and other commercial costs in connection with the introduction of oral Eligen B12™ in the U.S. during March 2015; offset, partially by a $0.3 million reduction in legal fees.

Occupancy costs increased $5 thousand, or 4%.

Product development costs decreased $250 thousand, or 43%, due primarily to incremental expenditures incurred during 2014 to develop a commercial manufacturing process in preparation for the commercial launch of the oral Eligen B12™ product during March 2015.

Other costs increased $166 thousand, or 29%, due primarily to a $109 thousand increase in information technology infrastructure, and an increase in travel costs and other expenditures in connection with the commercial launch of Eligen B12 in the U.S. during March 2015.

Our principal operating costs include the following items as a percentage of total operating expenses:

	Nine Months Ended September 30,
	2015	2014
Human resource costs, including benefits	15%	31%
Professional fees for legal, intellectual property, accounting and consulting	77%	48%
Occupancy costs	1%	2%
Product development costs	2%	9%
Depreciation and amortization	—%	—%
Other	5%	10%

	100%	100%

Other non-operating expense for the nine months ended September 30, 2015 decreased $5.1 million in comparison to the same period last year, due primarily to a $6.8 million decrease in the fair value of derivative instruments, offset by a $1.7 million net increase in interest expense.

On January 21, 2014, the Company received approximately $1.7 million from the sale of approximately $20.8 million unused net operating losses by participating in the Technology Business Tax Certificate Transfer Program, sponsored by the New Jersey Economic Development Authority.

As a result of the above factors, we had a net loss of $30.3 million for the nine months ended September 30, 2015, compared to net loss of $25.8 million for the nine months ended September 30, 2014.

Liquidity and Capital Resources

Since our inception in 1986, we have generated significant losses from operations and we anticipate that we will continue to generate significant losses from operations for the foreseeable future, and that in order to continue as a going concern, our business will require substantial additional investment that we have not yet secured.

As of September 30, 2015, our accumulated deficit was approximately $544.4 million; our stockholder’s deficit was $142.0 million. The net loss was $4.4 million compared to a net loss of $14.4 million for the three months ended September 30, 2015 and 2014, respectively; the net loss was $30.3 million and $25.8 million for the nine months ended September 30, 2015 and 2014, respectively. On September 30, 2015 we had approximately $1.4 million cash. We have limited capital resources and operations to date have been funded with the proceeds from private and public debt and equity financings, collaborative research agreements and income earned on investments.

As of September 30, 2015, the Company’s financial obligations included approximately $43.6 million (face value) under its Second Amended and Restated Convertible Notes (the “Convertible Notes”), approximately $21.3 million (face value) under a loan agreement entered into on August 20, 2014 (the “Loan Agreement”), approximately $0.7 million (face value) under its Second Amended and Restated Reimbursement Notes (the “Reimbursement Notes”), and approximately $2.0 million (face value) under its Second Amended and Restated Bridge Notes (the “Bridge Notes”). The Convertible Notes and the Loan Agreement are subject to annual net sales performance targets.

Under the terms of the Loan Agreement, described in Note 9 to the Financial Statements, Emisphere borrowed an aggregate of $20.0 million to finance the development, manufacturing, marketing and sales of its oral Eligen B12™ Rx Product. The loan facility will mature on December 31, 2019 and bears interest at a rate of 13% per year. The first borrowing under the Loan Agreement occurred on August 20, 2014, in an original principal amount of $5.0 million, the second occurred on November 4, 2014 in an original principal amount of $3.0 million, the third occurred on January 6, 2015 in an original principal amount of $5.0 million, the fourth occurred on April 6, 2015 in an original principal amount of $5.0 million, and the fifth and final borrowing occurred on July 1, 2015 in an original principal amount of $2.0 million. In the event that we do not satisfy annual net sales targets of Eligen B12™ by December 31 for each fiscal year beginning 2015 through 2019, we will be in default under the Loan Agreement, provided that we are not granted a waiver of the event of default resulting from the failure to satisfy the net sales target. On November 10, 2015, the creditor under our Loan Agreement and Convertible Notes agreed to waive any event of default resulting from our failure to satisfy the net sales milestones for the Eligen B12™ product for the 2015 fiscal year specified in our Loan Agreement and Convertible Notes.

On October 26, we received a total payment of $14 million from Novo Nordisk pursuant to, and consisting of, $5 million as payment for entry into the Expansion License Agreement and $9 million as payment in connection with the third amendment to the GLP-1 License Agreement.

We believe our current cash balance, assuming attainment of sales and profitability targets for the oral Eligen B12™ product, will provide sufficient capital to continue operations through approximately July 2016. The Company’s future capital requirements beyond July 2016 and its financial success depend largely on the commercial success of our oral Eligen B12™ product and our ability to leverage existing and secure new partnering opportunities. There is no assurance that our plans will be successful. If we fail to generate sufficient capital from commercial operations or partnerships, we will need to seek capital from other sources and risk default under the terms of our existing loans. We cannot assure you that financing will be available on favorable terms or at all. If we fail to generate sufficient additional capital from sales of oral Eligen B12™ or obtain substantial cash inflows from existing or new partners or other sources prior to July 2016, we could be forced to cease operations. Additionally, if additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities would result in dilution to our existing stockholders. These conditions raise substantial doubt about our ability to continue as a going concern. Consequently, the audit reports prepared by our independent registered public accounting firm relating to our financial statements for the years ended December 31, 2014, 2013 and 2012 include an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. Furthermore, despite our optimism regarding the Eligen ® Technology, even in the event that the Company is adequately funded, there is no guarantee that any of our products or product candidates will perform as hoped or that such products can be successfully commercialized.

For further discussion, see Part II, Item 1A “Risk Factors.”

Off-Balance Sheet Arrangements

As of September 30, 2015, we had no off-balance sheet arrangements.

Critical Accounting Estimates

Please refer to the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2015 for detailed explanations of its critical accounting estimates, which have not changed during the period ended September 30, 2015.

New Accounting Pronouncements

For a discussion of new accounting pronouncements, see Note 13 set forth in the Notes to Condensed Financial Statements contained in Part I, Item 1 of this Report.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Fair Value of Warrants and Derivative Liabilities. As further described in Note 10 to our Financial Statements set forth in Part I, Item 1 of this Report, at September 30, 2015, the estimated fair value of derivative instruments was $41.8 million. We estimate the fair values of these instruments using the Black-Scholes option pricing model which takes into account a variety of factors, including historical stock price volatility, risk-free interest rates, remaining maturity and the closing price of our common stock. Furthermore, the estimated fair values of the conversion features embedded in our Amended and Restated Convertible Notes, Amended and Restated Bridge Notes, Amended and Restated Reimbursement Notes, and Amended and Restated September 2010 Warrants, which contain reset provisions, were measured using the Monte Carlo valuation model. In using the Monte Carlo model, we estimate the probability and timing of potential future financing and fundamental transactions as applicable. We are required to revalue this liability each quarter. We believe that the assumptions that have the greatest impact on the determination of fair value is the closing price of our common stock and historical stock price volatility. The following table illustrates the potential effect of changes in the assumptions used to calculate fair value:

Derivatives (in thousands)
25% increase in stock price	$3,794
50% increase in stock price	13,642
5% increase in assumed volatility	3,330
25% decrease in stock price	(4,631)
50% decrease in stock price	(10,601)
5% decrease in assumed volatility	(1,237)

ITEM 4. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

The Company’s senior management is responsible for establishing and maintaining a system of disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”)) designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, or persons performing similar functions, as appropriate, to allow timely decisions regarding required disclosure.

The Company has evaluated the effectiveness of the design and operation of its disclosure controls and procedures under the supervision of and with the participation of management, including its Chief Executive Officer and Chief Financial Officer, as of the end of the period covered by this report. Based on that evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures are effective.

Changes in Internal Control over Financial Reporting

There have been no changes in our internal control over financial reporting during the three month period ended September 30, 2015 that materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II

ITEM 1. LEGAL PROCEEDINGS

As of the date hereof, the Company is not a party to any legal proceedings, and none are known to be contemplated against the Company.

ITEM 1A. RISK FACTORS

The following risk factors should be read carefully in connection with evaluating our business and the forward-looking statements that we make in this Report and elsewhere (including oral statements) from time to time. Any of the following risks could materially and adversely affect our business, our operating results, our financial condition and the actual outcome of matters as to which forward-looking statements are made in this Report. Our business is subject to many risks, which are detailed further in our Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the SEC on March 31, 2015, including the following. We have denoted with an asterisk (*) in the following discussion those risk factors that are materially revised since our Annual Report on our 2014 10-K.

Financial Risks

•	We have a history of operating losses and we may never achieve profitability. Our failure to raise capital when needed or satisfy the terms of our new and existing debt arrangements as they become due would adversely affect our business, financial condition, and results of operations, and could force us to reduce or discontinue operations. The Company estimates that if we fail to raise additional capital or if we fail to achieve our planned commercial targets for oral EligenB12™ in the U.S., or if we fail to obtain substantial cash inflows from existing or new partners by the end of 2015, the Company could be forced to cease operations.

•	We are highly dependent upon the commercial success of oral Eligen B12™ and cannot be sure that our plans will be successful.

•	If we fail to raise sufficient capital from commercial operations or partnerships, we will need to seek capital from other sources. We cannot assure you that financing will be available on favorable terms or at all. Additionally, if additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities would result in dilution to our existing stockholders.

•	If we fail to generate sufficient additional capital from operations or obtain substantial cash inflows from existing or new partners or other sources prior to the end 2015, we could be forced to cease operations.

•	The audit opinion issued by our independent registered public accounting firm relating to our financial statements for the year ended December 31, 2014 contained a going concern explanatory paragraph.

•	* We may not be able to meet covenants or financial obligations, including annual revenue targets, detailed in our Loan Agreement, Convertible Notes, Reimbursement Notes, and Bridge Notes issued to MHR in August 2014 (collectively, the “MHR Notes”), or the Royalty Agreement, which could result in an increase in the interest rate on the MHR Notes and/or accelerated maturity of the MHR Notes, which we might not be able to satisfy. The MHR Notes are secured by a first priority lien in favor of MHR on substantially all of our assets, and if we default on our obligations under the MHR Notes, MHR may elect to foreclose on such assets, in which event we would be required to cease operations.

Risks Related to our Business

•	We are highly dependent upon collaborative partners to develop and commercialize compounds using our delivery agents.

•	Our business will suffer if we fail or are delayed in achieving our commercial targets for our oral Eligen B12™ product.

•	We are highly dependent on the clinical success of our product candidates.

•	Our collaborative partners control the clinical development of certain of our drug candidates and may terminate their efforts at will.

•	Our product candidates are in various stages of development, and we cannot be certain that any will be suitable for commercial purposes.

•	Our collaborative partners are free to develop competing products.

•	Our business will suffer if we cannot adequately protect our patent and proprietary rights.

•	We may be at risk of having to obtain a license from third parties making proprietary improvements to our technology.

•	We are dependent on third parties to manufacture and test our products.

•	We are dependent on our key personnel and if we cannot recruit and retain leaders in our research, development, manufacturing, and commercial organizations, our business will be harmed.

Risks Related to our Industry

•	Our future business success depends heavily upon regulatory approvals and compliance with regulatory requirements, which can be difficult to obtain or maintain for a variety of reasons, including cost. More specifically, the regulatory approval process for prescription and nonprescription product candidates will likely vary by the nature of the therapeutic molecule being delivered.

•	We may face product liability claims related to participation in clinical trials for future products.

•	We face rapid technological change and intense competition.

Other Risks

•	Provisions of our corporate charter documents, Delaware law, our financing documents and our stockholder rights plan may dissuade potential acquirers or prevent the replacement or removal of our current management and members of our Board of Directors and may thereby affect the price of our common stock.

•	Our stock price has been and may continue to be volatile.

•	Future sales of common stock or warrants, or the prospect of future sales, may depress our stock price.

For a more complete listing and description of these and other risks that the Company faces, please see our Annual Report for the year ended December 31, 2014 on Form 10-K as filed with the SEC on March 31, 2015. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or future results.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4. MINE SAFETY DISCLOSURES

Not applicable.

ITEM 5. OTHER INFORMATION

None.

ITEM 6. EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Waiver, dated November 10, 2015

10.1	Development and License Agreement, dated October 14, 2015, by and between Emisphere Technologies, Inc. and Novo Nordisk A/S*

10.2	Amendment No. 3 to the Development and License Agreement, dated October 14, 2015, between Novo Nordisk A/S and Emisphere Technologies, Inc.*

31.1	Certification of the President and Chief Executive Officer pursuant to Rule 13a-14(a) and 15d-14(a), as adopted pursuant to section 302 of the Sarbanes-Oxley Act of 2002 (filed herewith).

31.2	Certification of the Chief Financial Officer pursuant to Rule 13a-14(a) and 15d-14(a), as adopted pursuant to section 302 of the Sarbanes-Oxley Act of 2002 (filed herewith).

32.1	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to section 906 of the Sarbanes-Oxley Act of 2002 (furnished herewith).

*	Confidential treatment has been requested for the redacted portions of this agreement. A complete copy of this agreement, including the redacted portions, has been filed separately with the Securities and Exchange Commission.

Exhibit Number	Description of Exhibit

101. INS	XBRL Instance Document (submitted electronically herewith).

101. SCH	XBRL Taxonomy Extension Schema Document (submitted electronically herewith).

101. CAL	XBRL Taxonomy Extension Calculation Linkbase Document (submitted electronically herewith).

101. LAB	XBRL Taxonomy Extension Label Linkbase Document (submitted electronically herewith).

101. PRE	XBRL Taxonomy Extension Presentation Linkbase Document (submitted electronically herewith).

101. DEF	XBRL Taxonomy Extension Definition Linkbase Document (submitted electronically herewith).

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Emisphere Technologies, Inc.

Date: November 16, 2015	/s/ Alan L. Rubino
Alan L. Rubino
President and Chief Executive Officer (Principal Executive Officer)

Emisphere Technologies, Inc.

Date: November 16, 2015	/s/ Michael R. Garone
Michael R. Garone
Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Waiver, dated November 10, 2015

10.1	Development and License Agreement, dated October 14, 2015, by and between Emisphere Technologies, Inc. and Novo Nordisk A/S*

10.2	Amendment No. 3 to the Development and License Agreement, dated October 14, 2015, between Novo Nordisk A/S and Emisphere Technologies, Inc.*

31.1	Certification of the President and Chief Executive Officer pursuant to Rule 13a-14(a) and 15d-14(a), as adopted pursuant to section 302 of the Sarbanes-Oxley Act of 2002 (filed herewith).

31.2	Certification of the Chief Financial Officer pursuant to Rule 13a-14(a) and 15d-14(a), as adopted pursuant to section 302 of the Sarbanes-Oxley Act of 2002 (filed herewith).

32.1	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to section 906 of the Sarbanes-Oxley Act of 2002 (furnished herewith).

101. INS	XBRL Instance Document (submitted electronically herewith).

101. SCH	XBRL Taxonomy Extension Schema Document (submitted electronically herewith).

101. CAL	XBRL Taxonomy Extension Calculation Linkbase Document (submitted electronically herewith).

101. LAB	XBRL Taxonomy Extension Label Linkbase Document (submitted electronically herewith).

101. PRE	XBRL Taxonomy Extension Presentation Linkbase Document (submitted electronically herewith).

101. DEF	XBRL Taxonomy Extension Definition Linkbase Document (submitted electronically herewith).

*	Confidential treatment has been requested for the redacted portions of this agreement. A complete copy of this agreement, including the redacted portions, has been filed separately with the Securities and Exchange Commission

Exhibit 4.1

MHR Fund Management LLC

1345 Avenue of the Americas, 42nd Floor

New York, NY 10105

Telephone: (212) 262-0005

Facsimile: (212) 262-9356

November 10, 2015

Emisphere Technologies, Inc.

4 Becker Farm Road, Suite 103

Roseland, NJ 07068, USA

Attention: President and Chief Executive Officer

Ladies and Gentlemen:

Reference is made to (a) the Second Amended and Restated 13% Senior Secured Convertible Notes (the “Convertible Notes”), dated as of August 20, 2014, by Emisphere Technologies, Inc. (the “Company”) in favor of each of (i) MHR Institutional Partners IIA LP, (ii) MHR Capital Partners Master Account LP, (iii) MHR Capital Partners (100) LP and (iv) MHR Institutional Partners II LP (each, a “MHR Entity” and, collectively, the “MHR Entities”) and (b) the Senior Secured Loan Agreement (the “Loan Agreement”), dated as of August 20, 2014, by and among the Company and the MHR Entities, as may be amended, restated or otherwise modified from time to time.

WHEREAS, under the Loan Agreement and the Convertible Notes, the Company is required to have Net Sales (as such term is defined in the Loan Agreement and in the Convertible Notes) of Eligen-B12 during the Fiscal Year (as such term is defined in the Loan Agreement and in the Convertible Notes) ended December 31, 2015 of at least $4.3 million (the “2015 Net Sales Milestone”);

WHEREAS, the failure to achieve the 2015 Net Sales Milestone would result in the occurrence of an Event of Default (as such term is defined in the Loan Agreement and in the Convertible Notes) under the Loan Agreement and the Convertible Notes; and

WHEREAS, the Company has advised the MHR Entities that it does not expect to meet the 2015 Net Sales Milestone and has requested that the MHR Entities waive any Event of Default that will arise under the Loan Agreement and Convertible Notes as a result of the Company’s failure to meet the 2015 Net Sales Milestone.

NOW, THEREFORE, the MHR Entities agree as follows:

1. This letter shall constitute a waiver of (i) any Event of Default (as such term is defined in the Loan Agreement) under Section 8(a)(xiii) of the Loan Agreement and (ii) any Event of Default (as such term is defined in the Convertible Notes) under Section 8(a)(xiii) of the Convertible Notes that, in either case, may arise directly as a result of the Company’s failure to meet the 2015 Net Sales Milestone.

1

2. Except as expressly set forth herein, the Loan Agreement and Convertible Notes are unmodified and remain in full force and effect. Execution of this waiver by the MHR Entities does not and shall not constitute a waiver of or otherwise affect any rights or remedies to which the MHR Entities are or may at any time be entitled pursuant to the Loan Agreement or Convertible Notes nor, except as expressly set forth herein, shall the same constitute at any time a waiver of any default or event of default with respect to the Loan Agreement or the Convertible Notes. Except as expressly set forth herein, this letter shall not be used in connection with or affect any other requests by the Company to the MHR Entities under either the Loan Agreement or the Convertible Notes.

[Remainder of Page Intentionally Left Blank]

2

Very truly yours,

MHR Institutional Partners II LP

By:	MHR Institutional Advisors II LLC,
its General Partner

	By:	/s/ Janet Yeung
	Name:	Janet Yeung
	Title:	Authorized Signatory

MHR Institutional Partners IIA LP

By:	MHR Institutional Advisors II LLC,
its General Partner

	By:	/s/ Janet Yeung
	Name:	Janet Yeung
	Title:	Authorized Signatory

MHR Capital Partners Master Account LP

By:	MHR Advisors LLC,
its General Partner

	By:	/s/ Janet Yeung
	Name:	Janet Yeung
	Title:	Authorized Signatory

MHR Capital Partners (100) LP

By:	MHR Advisors LLC,
its General Partner

	By:	/s/ Janet Yeung
	Name:	Janet Yeung
	Title:	Authorized Signatory

[MHR Eligen-B12 Waiver]

Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

Development and License

Agreement

THIS DEVELOPMENT AND LICENSE AGREEMENT (the “Agreement”) is entered into as of October 14, 2015 (the “Effective Date”) by and between and EMISPHERE TECHNOLOGIES, INC., a Delaware corporation having an address at 4 Becker Farm Road, Roseland, NJ 07068, USA (“Emisphere”) and NOVO NORDISK AS, a Danish corporation having an address at Novo Allé, 2880 Bagsvaerd, Denmark (“Novo Nordisk”).

RECITALS

WHEREAS, Emisphere is a biopharmaceutical company specializing in the discovery, development, and commercialization of proprietary drug delivery technology;

WHEREAS, Novo Nordisk is a leading global health care company engaged in the research, development and commercialization of pharmaceutical products;

WHEREAS, Emisphere and Novo Nordisk have entered into a certain Development and License Agreement (GLP-1), dated as of June 21, 2008, as amended by the Amendment to the Development and License Agreement, effective as of November 13, 2008, and the Side Letter to the Development and License Agreement, dated March 9, 2009, and the Amendment no. 2 to the Development and License Agreement, dated April 26, 2013, collectively referred to as the “GLP-1 License Agreement”;

WHEREAS, Emisphere and Novo Nordisk have entered into a certain Development and License Agreement (Insulin), dated as of December 20, 2010 (the “Insulin License Agreement”);

WHEREAS, Emisphere, Novo Nordisk, MHR Capital Partners Master Account LP, MHR Capital Partners (100) LP, MHR Institutional Partners II LP and MHR Institutional Partners IIA LP have entered into a certain Amended and Restated Agreement, dated as of April 26, 2013;

WHEREAS, upon the simultaneous execution of this Agreement, Emisphere and Novo Nordisk are entering into Amendment No. 3 to the GLP-1 License Agreement, attached hereto as Exhibit A;

WHEREAS, Novo Nordisk desires to obtain, and Emisphere is willing to grant to Novo Nordisk, an exclusive, worldwide right to develop and commercialize formulations of

[*****],[*****], and [*****] (all as defined below) with certain of Emisphere’s proprietary delivery agents for oral administration only, subject to the terms and conditions set forth herein;

WHEREAS, Novo Nordisk also desires to obtain, and Emisphere is willing to grant to Novo Nordisk, an option to extend such exclusive worldwide rights to additional Molecule Classes (as herein defined) and an option to obtain a non-exclusive worldwide license to develop and commercialize certain specifically identified Molecules (as herein defined) with certain of Emisphere’ s proprietary delivery agents, in each case subject to the other terms and conditions hereinafter set forth; and

WHEREAS, Novo Nordisk desires to obtain, and Emisphere is willing to grant to Novo Nordisk, a non-exclusive, worldwide right to develop and commercialize formulations of [*****] with certain of Emisphere’s proprietary delivery agents for oral administration only, subject to the terms and conditions set forth herein

WHEREAS, the effectiveness of this Agreement is conditioned upon the payment by Novo Nordisk to Emisphere of Nine Million Dollars ($9,000,000) pursuant to Amendment No. 3 to the GLP-1 License Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions and Interpretation

1.1 The following words have the following meaning when used in this Agreement.

“Active Efforts”with respect to the pre-clinical and clinical development of a Non-Exclusive Licensed Product means the active development of such Non-Exclusive Licensed Product in accordance with an established development plan, including, but not limited to, the conduct of feasibility testing, formulation testing, animal studies and clinical testing, and the demonstration, by written report no less than annually, of progression towards clinical development or regulatory approval.

“Affiliate” means any corporation, company, partnership, joint venture or other entity which Controls, is Controlled by, or is under common Control with a Party, as the case may be. For the purpose of this definition, “Control” means the ownership of more than fifty percent (50%) of the issue share capital or the legal power to direct or cause the direction of the general management and policies of the Party in question. For purposes of this definition, MHR Capital Partners Master Account LP, MHR Capital Partners (100) LP, MHR Institutional Partners II LP, MHR Institutional Partners IIA LP and their owners and their affiliates are not Affiliates of Emisphere. For purposes of this definition, Novo A/S and the Novo Nordisk Foundation and their affiliates are not Affiliates of Novo Nordisk.

“[*****]” means any compound which binds to and measurably activates the [*****]. Such compounds can e.g. be based on the [*****].

“API” means active pharmaceutical ingredient.

“Auditor” shall have the meaning provided in Section 7.6.

“Background Intellectual Property” means all Intellectual Property in existence and Controlled by a Party prior to the Effective Date of this Agreement or conceived by a Party independently during the term of this Agreement and that is used in connection with the work performed during the term of this Agreement.

“Back-up Compound” with respect to a referenced API shall mean any API derived from the same chemical scaffold or series as such API (for example, analogs and derivatives), including back-ups for such molecule (for example, [*****]) and as to which the primary mode of pharmacological activity is the same as that of such referenced API.

“Calendar Year” means, for the first calendar year, the period commencing on the Effective Date and ending on December 31 of the calendar year during which the Effective Date occurs, and each successive twelve-month period commencing on January 1 and ending on December 31.

“Carrier” means synthetic chemical compounds, including pharmaceutically acceptable salts, solvates, and polymorphs identified by Emisphere for use in oral delivery of therapeutics molecules and that are claimed or disclosed in Emisphere Patent Rights or are Controlled by Emisphere.

“[*****]” means the Carrier whose structure is shown in Exhibit B.

“Commercially Reasonable Efforts” means such application of effort and resources by the relevant Party as would be consistent with its actions in respect of a product or compound Controlled by such Party, which is of similar market potential and at a similar stage in its development or product life, taking into account, without limitation, with respect to a product issues of safety and efficacy, product profile, the proprietary position of the product, the then current competitive environment for the product and the likely timing of the product’s entry into the market, the regulatory environment of the product, and other relevant scientific, technical and commercial factors. Notwithstanding the foregoing, to the extent that the performance of a Party’s responsibilities hereunder is adversely affected by the other Party’s failure to perform its responsibilities hereunder, such Party will not be deemed to have failed to use its Commercially Reasonable Efforts in performing such responsibilities.

“Confidential Information” means confidential and proprietary technical, commercial and other information, know-how, drawings, specifications, models and/or designs relating to the design, development, manufacture, production, registration (including but not limited to information relating to safety, adverse events and recalls), promotion, distribution, marketing, performance, sale or use of the Exclusive Licensed Product(s) or Non-Exclusive Licensed Product and information concerning business transactions or associations including other technical or commercial co-operation or collaborative arrangements or financial arrangements with other persons or bodies or customers (existing or potential or otherwise) or licensors or licensees. Confidential Information includes without limitation and without prejudice to the generality of the foregoing:

(i)	all experimental, manufacturing, process, analytical, packaging, product, warehousing, quality control and quality assurance and marketing specifications, standards, procedures, processes, methods, instructions and techniques, samples, prototypes, formulae, writings of any kind, opinions or otherwise unwritten data or in the form of computer software or computer programs or any part thereof in any code or language relating to the Exclusive Licensed Product(s) or Non-Exclusive Licensed Product;

(ii)	all data and proprietary know-how relating to the Carriers, Products and/or Exclusive Licensed Product(s) or Non-Exclusive Licensed Product;

(iii)	any biological, chemical or physical materials;

(iv)	information necessary or useful in obtaining registration or approval from any Regulatory Authority in relation to an Exclusive Licensed Product or Non-Exclusive Licensed Product;

(v)	all other information and other material supplied to or received by a Party on a confidential basis pursuant to this Agreement;

(vi)	any reports provided under this Agreement; and

(vii)	the terms of this Agreement.

“Control” or “Controlled” means with respect to a particular item, material, information or Intellectual Property, that a Party, as of the Effective Date of this Agreement and during its Term, (i) owns or has a license to and (ii) that the Party has the ability to use or grant licenses or sublicenses to without violating the terms of any agreement with any Third Party.

“Covered by” means, with respect to any Exclusive Licensed Product or Non-Exclusive Licensed Product, that the manufacture, use, offer for sale, sale or importation of such Exclusive Licensed Product(s) or Non-Exclusive Licensed Product would (if such activity were performed by a Third Party) infringe an Issued Patent Claim.

“D&C Event” will have the meaning provided in Section 3.2.

“EMA” means the European Medicines Agency or any successor agency thereto.

“Emisphere Alternative Patent For Extension” shall have the meaning provided in Section 8.2 (f) (Patent Term Extension).

“Emisphere Background Intellectual Property” means Background Intellectual Property solely related to the Program Carriers and Controlled by Emisphere.

“Emisphere Change of Control to a Novo Nordisk Technological Competitor” shall mean the acquisition by a Novo Nordisk Technological Competitor of greater than fifty percent (50%) of the shares of Emisphere’s capital stock, the holders of which have general voting power under ordinary circumstances to elect at least a majority of Emisphere’s board of directors. For the avoidance of doubt, if, pursuant to Section 12.5(c) hereof, Emisphere terminates the license granted under Section 2 to Novo Nordisk with respect to an Exclusive Licensed Product, the Product contained within such Exclusive Licensed Product shall no longer be considered a “Product” for purposes of this Agreement.

“Emisphere Foreground Intellectual Property” means Intellectual Property arising from work performed under this Agreement solely relating to the Program Carriers, whether conceived, discovered, reduced to practice or writing, generated or developed by the employees, agents or consultants of Emisphere and its Affiliates or by the employees, agents or consultants of Novo Nordisk and its Affiliates.

“Emisphere Intellectual Property” means Emisphere Background Intellectual Property and Emisphere Foreground Intellectual Property.

“Excluded Carrier List” means the list of Carriers provided in Exhibit C, as may be amended from time to time by Emisphere at its sole discretion and where such amended list is provided by Emisphere to Novo Nordisk in writing.

“Exclusive Licensed Product(s)” means any pharmaceutical formulation suitable for administration to humans where such formulation contains at least one Product in combination with a Program Carrier.

“Exclusive Option” shall be the meaning provided in Section 2.2.

“Exclusive Program Carrier” means a Program Carrier exclusively licensed to Novo Nordisk under the GLP-1 License Agreement or the Insulin License Agreement.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing to human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States of America.

“First Commercial Sale” means, in a country, the first commercial sale in that country by Novo Nordisk or its Affiliates or a sublicensee of an Exclusive Licensed Product(s) or Non-Exclusive Licensed Product to a Third Party following receipt of Marketing Approval to sell such Exclusive Licensed Product(s) or Non-Exclusive Licensed Product in such country. Sales for clinical studies, compassionate use, named patient programs, sales under a treatment IND, any non-registrational studies, or any similar instance where the Exclusive Licensed Product(s) or Non-Exclusive Licensed Product is sold at cost or supplied without charge such as clinical supplies, free samples (promotional or otherwise) or as donations (for example to non-profit institutions or government agencies for a non-commercial purpose) shall not constitute a First Commercial Sale.

“Foreground Intellectual Property” means all Intellectual Property arising from work performed under this Agreement whether conceived, discovered, reduced to practice or writing, generated or developed by the employees, agents or consultants of Emisphere or its Affiliates or by the employees, agents or consultants of Novo Nordisk or its Affiliates.

“Formulation Intellectual Property” means all Intellectual Property arising from work performed under this Agreement that relates to Know-How and Patent Rights that claim formulations of Product or Non-Product Molecule with Carriers conceived, discovered, reduced to practice or writing, generated or developed by the employees, agents or consultants of Emisphere or its Affiliates or by the employees, agents or consultants of Novo Nordisk or its Affiliates.

“GLP-1 Receptor Agonist(s)” means a compound that has the ability to bind the GLP-1 receptor [*****] such compounds include but are not limited to GLP-1 and GLP-1 analogs and derivatives and [*****].

“Indication” means a separate and distinct disease, disorder or medical condition, in humans, that an Exclusive Licensed Product or Non-Exclusive Licensed Product is intended to treat, prevent and/or ameliorate.

“Insulin(s)” means (i) regular human insulin, (ii) an analog of regular human insulin, or (iii) [*****].

“Intellectual Property” means Know-How and Patent Rights.

“Issued Patent Claim” means, on a country by country basis, a claim of an issued patent that covers Exclusive Licensed Product(s) or Non-Exclusive Licensed Product, respectively, and that has not:

(a) lapsed, expired, been formally disclaimed by written submission to any US or foreign patent office, withdrawn, cancelled or abandoned; or

(b) been held revoked, invalid or unenforceable in an unappealable or unappealed decision of a court or other body of competent jurisdiction.

If there should be two or more decisions within the same country which are conflicting with respect to the invalidity or unenforceability of the same claim, the unappealed or unappealable decision of the highest tribunal shall thereafter control.

“Know-how” means ideas, concepts, discoveries, inventions, developments and non-public, confidential or proprietary trade secrets, techniques, methodologies, modifications, innovations, improvements, designs and design concepts, and any other information that is necessary or useful for the research, development, manufacture, use, import, export, sale, offer for sale, transfer, or regulatory approval of products or processes, including but not limited to technical information, expertise, processes, techniques, specifications, formulas, procedures, protocols, and data, results and other in-formation generated or developed through experiments and testing.

“Licensed Know-how” means Know-How Controlled by Emisphere that is directed to the Program Carrier(s), the Exclusive Licensed Product(s) or Non-Exclusive Licensed Product, or their use or production/manufacturing, and which is necessary or useful for the research, development, manufacture, use, import, export, sale, offer for sale, transfer, and/or regulatory approval of Exclusive Licensed Product(s) or Non-Exclusive Licensed Product. Licensed Know-How shall in addition include Know-How Controlled by Emisphere developed during the term of this Agreement that is related to the Program Carrier(s) or the Exclusive Licensed Product(s) or Non-Exclusive Licensed Product, their use or production/manufacturing, and which is necessary or useful for the research, development, manufacture, use, import, export, sale, offer for sale, transfer, and/or regulatory approval of Exclusive Licensed Product(s) or Non-Exclusive Licensed Product. Licensed Know-How does not include Know-How which (i) at the time of disclosure by Emisphere to Novo Nordisk was already in the public domain through no wrongful act of Novo Nordisk; (ii) prior to the disclosure by Emisphere to Novo Nordisk, or the development by Emisphere or Novo Nordisk under this Agreement, was already in Novo Nordisk’s possession from a Third Party source that was under no obligation to Emisphere to keep such information confidential, or from Emisphere without any obligation of confidentiality on the part of Novo Nordisk; or (iii) was developed independently by Novo Nordisk, outside of this Agreement, without the assistance of Emisphere and without any use of Confidential Information Controlled by Emisphere.

“Licensed Patents” means (i) any Patent Rights directed to the Emisphere Intellectual Property; and (ii) any other Patent Rights Controlled by Emisphere having at least one Issued Patent Claim that would be infringed by the manufacture, import, use, offering for sale, or sale of an Exclusive Licensed Product(s) or Non-Exclusive Licensed Product (if such activity were performed by a Third Party).

“Marketing Approval” means, based on an application filed with a Regulatory Authority for marketing approval of Exclusive Licensed Product or Non-Exclusive Licensed Product, the written approval from a Regulatory Authority to market and sell an Exclusive Licensed Product or Non-Exclusive Licensed Product or any written successor approvals based on successor applications or procedures, and all supplements and amendments that may be filed with respect to the foregoing, and similar filings with other applicable Regulatory Authorities in other countries of the Territory.

“[*****]” ([*****]) means any agents which mimic [*****], including analogues and homologues of [*****] and their derivatives, and [*****].

“Molecule” shall mean an API together with its Back-up Compounds.

“Molecule Class” with respect to a Molecule shall mean any API (molecule) in which the primary mode of pharmacological activity (receptor interaction) is similar in terms of receptor response as that of such Molecule. For example, each of the [*****], [*****] and [*****] constitutes a separate Molecule Class.

“NDA” means an application and all amendments and supplements thereto filed with the Regulatory Authority, including all documents, data, and other information concerning a pharmaceutical product which are necessary for gaining Regulatory Approval to market and sell such pharmaceutical product.

“Net Sales” shall be calculated in the same manner as Novo Nordisk calculates Net Sales reported to its shareholders and shall mean all revenues, recognized in accordance with the International Financial Reporting Standards, from the sale of an Exclusive Licensed Product(s) or Non-Exclusive Licensed Product by Novo Nordisk or its Affiliates or its sublicensees, less the following deductions which are actually incurred, allowed, paid, accrued or specifically allocated:

(a) credits or allowances actually granted for damaged Exclusive Licensed Product(s)s or Non-Exclusive Licensed Product, returns or rejections of Exclusive Licensed Product(s) or Non-Exclusive Licensed Product, price adjustments and billing errors;

(b) governmental and other rebates (or equivalents thereof) granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state, provincial, local and other governments, their agencies and purchasers and reimbursers or to trade customers;

(c) normal and customary trade, cash and quantity discounts, allowances and credits actually allowed or paid;

(d) commissions allowed or paid to Third Party distributors, brokers or agents other than sales personnel, sales representatives and sales agents employed by Novo Nordisk;

(e) transportation costs, including insurance, for outbound freight related to delivery of an Exclusive Licensed Product(s) or Non-Exclusive Licensed Product to the extent included in the gross amount invoiced;

(f) sales taxes, VAT taxes and other taxes directly linked to the sales of Exclusive Licensed Product(s) or Non-Exclusive Licensed Product to the extent included in the gross amount invoiced; and

(g) any other items that reduce gross sales amounts as required by the International Financial Reporting Standards applied on a consistent basis.

Net Sales shall not include sales at Novo Nordisk’s cost price to Affiliates or to contractors or sublicensees engaged by or partnered with Novo Nordisk to develop, promote, co-promote, market, sell or otherwise distribute an Exclusive Licensed Product(s) or Non-Exclusive Licensed Product. However, subsequent sales of Exclusive Licensed Product(s) or Non-Exclusive Licensed Product by Novo Nordisk Affiliates, contractors, or sublicensees shall be included in the Net Sales when sold in the market for end-user use.

For Net Sales of an Exclusive Licensed Product or Non-Exclusive Licensed Product sold or supplied as a “Combination” where “Combination” means Exclusive Licensed Product(s) or Non-Exclusive Licensed Product as sold or supplied is a pharmaceutical product containing, in addition to the Exclusive Licensed Product(s) or Non-Exclusive Licensed Product, one or more biologically active pharmaceutical(s) which are not Exclusive Licensed Product(s) or Non-Exclusive Licensed Product, the Net Sales of such a Combination in a country will be determined by multiplying the Net Sales of such Combination by the fraction of A/A+B, where A is the average unit selling price of the Exclusive Licensed Product or Non-Exclusive Licensed Product sold separately in that country and B is the total average unit selling price of the other biologically active pharmaceutical(s), when sold separately in that country. If neither the Exclusive Licensed Product or Non-Exclusive Licensed Product nor the other biologically active pharmaceutical(s) of the Combination are sold separately, then the Parties shall negotiate in good faith the value of the other biologically active pharmaceutical(s) of the Combination that are to be deducted from the Net Sales of the Combination in determining the Net Sales of the Exclusive Licensed Product or Non-Exclusive Licensed Product contained in the Combination.

Monetary conversion from the currency of a country outside the U.S. in which an Exclusive Licensed Product(s) or Non-Exclusive Licensed Product is sold into U.S. dollars shall be calculated at the rates of exchange used by Novo Nordisk in producing its quarterly and annual reports to its shareholders, as confirmed by Novo Nordisk’s independent registered public accountants.

“Non-Exclusive Field” means the five fields of diabetes, obesity, [*****], [*****] and [*****].

“Non-Exclusive Licensed Product” means, from and after an exercise of the Non-Exclusive Option, any pharmaceutical formulation suitable for administration to humans where such formulation contains a Program Carrier and a Molecule which was the subject of such Non-Exclusive Option exercise and is intended to treat, prevent and/or ameliorate an Indication within the Non-Exclusive Field. Non-Exclusive Licensed Product shall be deemed to include the pharmaceutical formulation containing a Program Carrier and [*****].

“Non-Exclusive Option” shall have the meaning provided in Section 2.2.

“Non-Exclusive Program Carrier” means a Program Carrier licensed to Novo Nordisk under Section 2.1 of this Agreement and not being an Exclusive Program Carrier.

“Non-Product Molecule” means any Molecule Controlled by Novo Nordisk other than Products, [*****].

“Novo Nordisk Background Intellectual Property” means Background Intellectual Property solely related to Products and Non-Product Molecules and Controlled by Novo Nordisk.

“Novo Nordisk Election Notice” will have the meaning provided in Section 8.2 (b) (Patent Term Extension).

“Novo Nordisk Foreground Intellectual Property” means all (i) Formulation Intellectual Property, and (ii) Intellectual Property arising from work performed under this Agreement, solely relating to Product(s) and Non-Product Molecules, their method(s) of production or their method(s) of use, whether conceived, discovered, reduced to practice or writing, generated or developed by the employees, agents or consultants of Emisphere or its Affiliates or by the employees, agents or consultants of Novo Nordisk or its Affiliates.

“Novo Nordisk Intellectual Property” means Novo Nordisk Background Intellectual Property and Novo Nordisk Foreground Intellectual Property.

“Novo Nordisk Patent” shall have the meaning provided in Section 8.2 (e) (Patent Term Extension).

“Novo Nordisk Technological Competitor” means a person or entity listed in Exhibit D, and their respective Affiliates. Novo Nordisk, having provided reasonable documentation in writing to Emisphere that a person or entity has after the Effective Date initiated development of, or acquired technology for, the production or delivery of Product or Non-Product Molecule, may add additional Novo Nordisk Technological Competitors to Exhibit D from time to time. Any person or entity that is listed in Exhibit D and that ceases to develop, or own or have a license to technology for, the production or delivery of Product or Non-Product Molecule, shall be removed from Exhibit D. In the event of a termination of a license granted pursuant to Section 2 with respect to an Exclusive Licensed Product, the Product contained within such Exclusive Licensed Product shall no longer be considered a “Product” for purposes of this Agreement, and any person or entity listed in Exhibit D that develops, or owns or has a license to technology for the production or delivery of such Product shall be removed from Exhibit D.

“Party” means Emisphere or Novo Nordisk.

“Parties” means Emisphere and Novo Nordisk.

“Patent Authority” means a governmental, intergovernmental, or government-authorized body responsible for receiving, examining, issuing, extending or maintaining patents.

“Patent Rights” means all patents and patent applications, and any and all continuations, continuations-in-part, divisionals, utility models, extensions (including extensions under the

U.S Patent Term Restoration Act, extensions of patents under the Japanese Patent Law and Supplementary Protection Certificates), renewals, substitutions and additions thereof and all reissues, revalidations and re-examinations thereof, including any and all patents issuing there from and any and all foreign counter-parts thereof.

“[*****]” means any compound that interferes with the binding of [*****] to the [*****].

“Phase 1 Clinical Trial” means a human clinical trial that satisfies the requirements for a Phase 1 study as defined in 21 C.F.R. Part 312.21(a) (or its successor regulation) or the equivalent human clinical trial outside the US.

“Phase 2 Clinical Trial” means a human clinical trial that satisfies the requirements for a Phase 2 study as defined in 21 C.F.R. Part 312.21(b) (or its successor regulation) or the equivalent human clinical trial outside the US.

“Phase 3 Clinical Trials” means a human clinical trial that satisfies the requirements for a Phase 3 study as defined in 21 C.F.R. Part 312.21(c) (or its successor regulation) or the equivalent human clinical trial outside the US.

“Product(s)” means any of the [*****], [*****], or [*****], and, from and after an exercise of the Exclusive Option, any Molecule Class which was the subject of such Exclusive Option exercise.

“Program Carriers” subject to Carriers listed on the Excluded Carriers List, means up to six Carriers for use with Product or Non-Product Molecule in accordance with this Agreement that are selected by Novo Nordisk, at its sole discretion, in writing during or before the Term of this Agreement from the Carriers made available by Emisphere. Program Carriers may be either Exclusive Program Carriers or Non-Exclusive Program Carriers. At the Effective Date, [*****] has been selected by Novo Nordisk as an Exclusive Program Carrier under this Agreement and [*****], [*****] and [*****] have been selected by Novo Nordisk as Non-Exclusive Program Carrier under this Agreement respectively as of the Effective Date. Not withstanding the foregoing, Novo Nordisk shall only be entitled to a total of [*****] unique Program Carriers as between this Agreement, the GLP-1 License Agreement and Insulin License Agreement where selection of the same Carrier as a Program Carrier under this Agreement, the GLP-1 Agreement and Insulin Agreement shall count as only a single unique Program Carrier as to the [*****] unique Program Carriers to which Novo Nordisk is entitled.

“[*****]” means any compound that binds in vitro to the [*****] and activates the receptor [*****].

“Recall” shall have the meaning provided in Section 5.5.

“Regulatory Approval” means any approvals (including price and reimbursement approvals), licenses, registrations, or authorizations of a Regulatory Authority that is necessary for the manufacture, use, storage, import, transport and/or sale of an Exclusive Licensed Product or Non-Exclusive Licensed Product in such jurisdiction.

“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, whose approval or authorization is necessary for, or to whom notice must be given prior to, the manufacture, distribution, use or sale of a Licensed Product or the designation of an Exclusive Licensed Product or Non-Exclusive Licensed Product as an orphan drug (or equivalent designation).

“Section 3.4 (a) Patent” shall have the meaning provided in Section 8.2 (d) (Patent Term Extension).

“Selection Date” means any date during the Term on which Novo Nordisk notifies Emisphere in writing of its selection of a Carrier as a Program Carrier.

“[*****]” means the Carrier whose structure is shown in Exhibit B.

“Term” shall have the meaning provided in Section 12.1.

“Territory” means the world.

“Third Party” means any party other than the Parties and their Affiliates.

1.2 Interpretation

In this Agreement headings are for convenience only and do not affect interpretation, and unless the context indicates a contrary intention:

(a) if a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(b) a reference to a Party, Section, schedule, attachment or Exhibit is a reference to a Party, Section, schedule, attachment or Exhibit to this Agreement;

(c) a Section, schedule, attachment or Exhibit to this Agreement forms a part of this Agreement, but if there is inconsistency between this Agreement and any schedule, attachment or Exhibit to it, this Agreement shall prevail unless the Parties have agreed otherwise in writing;

(d) a reference to a document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time;

(e) a reference to a statute includes its delegated legislation, and a reference to a statute or delegated legislation or a provision of either includes consolidations, amendments, reenactments and replacements;

(f) a reference to “includes” in any form is not a word of limitation;

(g) a reference to a Party shall not or a Party does not have a right to do an act, or prohibition of a Party from doing an act, means the Party and its Affiliates shall not and have no right to do so, and are prohibited from doing so, directly or indirectly, by or with sublicencees, subcontractors or in collaboration;

(h) unless otherwise specifically stated, all provisions are assumed to be applicable during and throughout the Term of this Agreement;

(i) the captions and headings of clauses contained in this Agreement preceding the text of the Sections, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction;

(j) references to days shall mean calendar days, unless otherwise specified;

(k) ambiguities and uncertainties, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist; and

(l) this Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

2. Grant of Rights and Selection of Program Carriers; Grant of Exclusive Option and Non-Exclusive Option

2.1 Grant of Rights and Exclusivity for Formulations Containing Product and Carriers; Grant of Research License

(a) Emisphere grants Novo Nordisk and its Affiliates a worldwide, royalty-bearing exclusive license, with the right for Novo Nordisk and its Affiliates to sublicense under the Licensed Patents and Licensed Know-How, to research, develop, make, have made, use, import, export, sell, offer for sale, and otherwise transfer the Exclusive Licensed Product(s) in the Territory during the Term;

(b) Emisphere grants Novo Nordisk and its Affiliates a worldwide, royalty-bearing non-exclusive license, with the right for Novo Nordisk and its Affiliates to sublicense under the Licensed Patents and Licensed Know-How, to research, develop, make, have made, use, import, export, sell, offer for sale, and otherwise transfer the Non-Exclusive Licensed Product(s) in the Territory during the Term;

(c) Emisphere grants Novo Nordisk and its Affiliates a worldwide royalty free non-exclusive license, with the right for Novo Nordisk and its Affiliates to sublicense, under the Licensed Patents and Licensed Know-How, solely to the extent reasonably necessary to conduct research with respect to Program Carriers solely for the purpose of determining whether to exercise the Exclusive Option or the Non-Exclusive Option in respect of a Molecule Class or a Molecule, respectively; provided that the non-exclusive license under this Section 2.1(c) shall terminate immediately with respect to any Molecule or Molecule Class if Emisphere shall have granted a license to a Third Party on an exclusive basis on terms which would preclude the grant of non-exclusive rights under the Emisphere Intellectual Property in respect of such Molecule or Molecule Class to Novo Nordisk pursuant to this Section 2.1(c).

(d) If Emisphere has rights to Intellectual Property Controlled by a Third Party, for example under an option or a right of first refusal granted to Emisphere by such Third Party, and if such Intellectual Property is necessary or useful for Novo Nordisk to research, develop, make, have made, use, import, export, sell, offer for sale, and otherwise transfer the Exclusive Licensed Product(s), then Emisphere shall, to the extent permitted under the terms of the agreement with such Third Party, obtain a license to such Intellectual Property, with a right to sublicense to Novo Nordisk, in order to ensure that it is included in the Licensed Patents and/or Licensed Know-How;

(e) Emisphere shall not grant a license to a Third Party under Emisphere Intellectual Property to research, develop, make, have made, use, import, export, sell, offer for sale and/or otherwise transfer a formulation(s) of a Product (but in respect of a Molecule Class which becomes a Product as a result of an exercise of the Exclusive Option, only from and after such exercise) with any Carrier nor shall Emisphere itself research, develop, make, have made, use, import, export, sell, offer for sale and/or otherwise transfer a formulation(s) of a Product with any Carrier other than to fulfill its obligations under this Agreement;

(f) Novo Nordisk shall at all times retain the unrestricted right to develop or commercialize any formulation of Product or Non-Product Molecule whether alone or with any agent that is not a Carrier.

(g) No right or license under any Intellectual Property is granted or shall be granted by implication under this Agreement. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

2.2 Option Grants.

(a) Emisphere hereby grants to Novo Nordisk the Exclusive Option and the Non-Exclusive Option, in each case as defined and subject to the terms and conditions set forth below. Subject to Section 2.2(b), Novo Nordisk may exercise each such option from time to time during the term of this Agreement by providing written notice to Emisphere of such exercise (which notice will specify the option being exercised and the subject Molecule Class or Molecule, as the case may be) and making the payments required by Section 3.5 applicable to such exercise. Any such option shall be deemed exercised upon the furnishing of such notice and the making of the required payments, unless Emisphere has provided notice to Novo Nordisk within 10 days of receipt of Novo Nordisk’s notice of exercise that such option may not be exercised in accordance with the terms and conditions set forth below. The terms of the Exclusive Option and Non-Exclusive Option are as follows:

(i) “Exclusive Option” shall mean the option to include a specific Molecule Class within Exclusive Licensed Products. From and after the exercise of the Exclusive Option with respect to a specific Molecule Class, all of the terms and conditions of this Agreement which apply to Exclusive Licensed Products shall apply with respect to such Molecule Class, including, without limitation, the diligence obligations of Sections 4.5 and 5.3, the obligations to make payments with respect to D&C Events for Exclusive Licensed Products provided by Section 3.2 and the obligations to pay royalties pursuant to Section 3.4. For the avoidance of doubt, from and after the exercise of the Exclusive Option, the provisions of Section 2.1(e) shall apply with respect to the Product which was the subject of such exercise.

(ii) “Non-Exclusive Option” shall mean the option to include a specific Molecule within Non-Exclusive Licensed Products. From and after the exercise of the Non-Exclusive Option with respect to a Molecule, all of the terms and conditions of this Agreement which apply to Non-Exclusive Licensed Products shall apply with respect to such Molecule, including, without limitation, the obligations to make payments with respect to D&C Events for Non-Exclusive Licensed Products provided by Section 3.2 and the obligation to pay royalties pursuant to section 3.4.

(iii) Novo Nordisk may elect to convert a Non-Exclusive Option to an Exclusive Option during the term of this Agreement by providing written notice to Emisphere (which notice will specify the Non-Exclusive Option being converted) and making additional payments as required by Section 3.5(c) applicable to an Exclusive Option. Any such Non-Exclusive Option shall be deemed converted upon the furnishing of such written notice and the making of the required payment(s) as set forth in 3.5(c), unless Emisphere has provided written notice to Novo Nordisk within 10 days of receipt of Novo Nordisk’s written notice of conversion that such Non-Exclusive Option may not be converted in accordance with the terms and conditions set forth in this Section 2.2(b) below.

(iv) For the avoidance of doubt, prior to the exercise of an Exclusive Option or Non-Exclusive Option with respect to a Molecule, Emisphere shall retain the right to develop or commercialize any Molecule which is not a Product, GLP-1 Receptor or an Insulin with any Carrier and to license Emisphere Intellectual Property with respect thereto to a Third Party on an exclusive (except for [*****]) or non-exclusive basis, as the case may be. Following the exercise of a Non-Exclusive Option as to a Molecule but prior to the conversion of such Non-Exclusive Option to an Exclusive Option with respect to such Molecule in accordance with Section 2.2(a)(iii), Emisphere shall retain such rights of development and commercialization and the right to grant such licenses to Third Parties, in each case on a non-exclusive basis.

(b) Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) Novo Nordisk shall not be entitled to exercise the Exclusive Option or convert a Non-Exclusive Option to an Exclusive Option with respect to a Molecule Class to the extent that, as of the date of the provision of notice of such exercise by Novo Nordisk, (a) Emisphere shall have granted a license to a Third Party under the Emisphere Intellectual Property to research, develop, make, have made, use, import, export, sell, offer for sale or otherwise transfer an API within such Molecule Class with any Carrier, (b) Emisphere shall have signed a non-binding letter of intent or term sheet, or similar documentation, and continue to be engaged in good faith negotiations with a Third Party for the grant to such Third Party of a license under the Emisphere Intellectual Property to research, develop, make, have made, use, import, export, sell, offer for sale or otherwise transfer an API within such Molecule Class with any Carrier, or (c) Emisphere shall itself be engaged in active development (as demonstrated by its books and records) of an API within such Molecule Class with a Carrier and (ii) Novo Nordisk shall not be entitled to exercise the Non-Exclusive License with respect to a Molecule to the extent that, as of the date of the provision of written notice of such exercise by Novo Nordisk, (a) Emisphere shall have granted any such license to a Third Party on an exclusive basis on terms which would preclude the grant of non-exclusive rights under the Emisphere Intellectual Property in respect of such Molecule to Novo Nordisk, or (b) Emisphere shall have signed a non-binding letter of intent or term sheet, or similar documentation, and continue to be engaged in good faith negotiations with a Third Party for the grant to such Third Party of a license on an exclusive basis on terms which would preclude the grant of non-exclusive rights under the Emisphere Intellectual Property in respect of such Molecule to Novo Nordisk.

(c) The Parties acknowledge that one of the objectives of the collaboration contemplated by this Agreement is to maximize the efficiency and scope of the research, pharmaceutical development and commercialization activities with respect to the Emisphere Intellectual Property in the Non-Exclusive Field, including, without limitation, the ability of each party to make timely research, development, licensing and sublicensing decisions and resource allocation determinations. Accordingly, Novo Nordisk shall notify Emisphere before initiating research on any Molecule Controlled by Novo Nordisk and which may be the subject of an Exclusive or Non-Exclusive Option, and Emisphere shall then notify Novo Nordisk if such Molecule is covered by a Third Party license. Further, until Novo Nordisk makes a pre-payment of the Development Lead Selection D&C Event, Emisphere shall, in its sole discretion, keep Novo Nordisk reasonably informed of other licensing activities potentially having an impact on Novo Nordisk’s ability to obtain non-exclusivity or exclusivity to any Molecule that Novo Nordisk has notified Emisphere of. Emisphere shall notify Novo Nordisk once it has granted a license to a Third Party with respect to a Molecule or Molecule Class to which Emisphere has previously granted rights to Novo Nordisk pursuant to Section 2.1(c). Any information shared pursuant to this Section shall remain subject to the provisions of Section 11 hereof and neither Party shall be obligated to disclose information to the extent such disclosure (1) violates or could reasonably be expected to violate any obligation in favor of any Third Party, (2) triggers or could reasonably be expected to trigger any rights by any Third Party, (3) results or could reasonably be expected to result in a violation of any applicable law, regulation or order of any governmental body or authority or (4) triggers or could reasonably be expected to trigger any obligation by such Party to publicly disclose any non-public information. In addition, the provisions of this Section shall not be construed as the grant of any rights of first negotiation, refusal or other “matching” rights or of other rights reserved by a Party elsewhere herein.

2.3 Program Carriers.

(a) If Novo Nordisk desires to select a Carrier as a Non-Exclusive Program Carrier, then Novo Nordisk shall notify Emisphere of such desire in writing, specifically identifying the selected Carrier. In the event of such notification, Emisphere shall respond within fourteen (14) days of receipt of such notice as to whether such Carrier (i) is the subject of an exclusive license granted by Emisphere to a Third Party, or (ii) is on the Excluded Carrier List. If none of the conditions set forth in (i) or (ii) are met, the selected Carrier shall become a Non-Exclusive Program Carrier.

(b) Within thirty (30) days of the Selection Date, Novo Nordisk will have the right to provide Emisphere with a written due diligence request (hereafter “Due Diligence Request”) for the Program Carrier identified on the Selection Date. If such Due Diligence Request is provided by Novo Nordisk to Emisphere, Emisphere will provide a written response to such Due Diligence Request to Novo Nordisk no later than sixty (60) days from receipt of such Due Diligence Request. Within sixty (60) days of receipt of Emisphere’s response, and no later than one hundred fifty (150) days from the Selection Date, Novo Nordisk may, at its sole discretion, inform Emisphere in writing that Novo Nordisk wishes to deselect (“Deselection Notice”) the Program Carrier identified on the Selection Date and such deselected Program Carrier shall from the date of receipt of the Deselection Notice forward not be a Program Carrier nor count as one of the six Program Carriers permitted under this Agreement.

(c) Except as otherwise expressly agreed and subject to the terms and conditions of this Agreement, Emisphere retains the right itself under the Emisphere Intellectual Property, with the right to license Third Parties, to research, develop, make, have made, use, import, export, sell, offer to sell and otherwise transfer products in the Territory other than formulation(s) of a Product, GLP-1 Receptor or an Insulin with any Carrier.

3. Fees and Payments

3.1 Novo Nordisk shall pay to Emisphere a non-refundable, non-creditable license fee of Five Million Dollars (US$5,000,000) within ten (10) days after the Effective Date. Notwithstanding any other provision of this Agreement to the contrary, it shall be a condition to the effectiveness of this Agreement, including the licenses granted to Novo Nordisk hereunder, that Novo Nordisk timely make such payment to Emisphere. For the avoidance of doubt, such payment is in addition to and not in lieu of, the payment referred to in the Recitals to this Agreement related to Amendment No. 3 to the GLP-1 Agreement, the making of which payment by Novo Nordisk is also a condition to the effectiveness of this Agreement.

3.2 (a) Novo Nordisk shall provide Emisphere with written notice of the first occurrence of each Development and Commercialization Event (“D&C Event”) set forth below with respect to an Exclusive Licensed Product for each Molecule Class within forty-five (45) days after such occurrence. Within forty-five (45) days of the first occurrence of each of the events set forth below with respect to an Exclusive Licensed Product for each Molecule Class, Novo Nordisk shall make the following non-refundable, non-creditable payments to Emisphere, whether such milestone is achieved by Novo Nordisk, its Affiliate or any of their respective sublicensees:

D&C Event of an Exclusive Licensed Product(s)	US$ Payment
Development Lead Selection	$	[*****	]
First Patient Dosing in Phase 1 Clinical Trial with an Exclusive Licensed Product	$	[*****	]
First Patient Dosing in Phase 2 Clinical Trial with an Exclusive Licensed Product	$	[*****	]
First Patient Dosing in Phase 3 Clinical Trial with an Exclusive Licensed Product	$	[*****	]
Filing with the FDA with respect to an Exclusive Licensed Product	$	[*****	]
FDA approval of an Exclusive Licensed Product	$	[*****	]
EMA approval of an Exclusive Licensed Product	$	[*****	]
Total		$30,000,000

(b) Further, Novo Nordisk shall provide Emisphere with written notice of the first occurrence of each D&C Event set forth below with respect to a Non-Exclusive Licensed Product for each Molecule Class within forty-five (45) days after such occurrence. Within forty-five (45) days of the first occurrence of each of the events set forth below with respect to a Non-Exclusive Licensed Product for each Molecule Class, Novo Nordisk shall make the following non-refundable, non-creditable payments to Emisphere, whether such milestone is achieved by Novo Nordisk, its Affiliate or any of their respective sublicensees:

D&C Event of a Non-Exclusive Licensed Product	US$ Payment
Development Lead Selection	$	[*****	]
First Patient Dosing in Phase 1 Clinical Trial with a Non-Exclusive Licensed Product	$	[*****	]
First Patient Dosing in Phase 2 Clinical Trial with a Non-Exclusive Licensed Product	$	[*****	]
First Patient Dosing in Phase 3 Clinical Trial with a Non-Exclusive Licensed Product	$	[*****	]
Filing with the FDA with respect to a Non-Exclusive Licensed Product	$	[*****	]
FDA approval of a Non-Exclusive Licensed Product	$	[*****	]
EMA approval of a Non-Exclusive Licensed Product	$	[*****	]
Total		$20,000,000

Each of the payments set forth above in this Section 3.2 shall be payable only once per Molecule Class regardless of (i) the number of Indications for which each Exclusive Licensed Product or Non-Exclusive Licensed Product is developed or approved, and (ii) the number of Exclusive Licensed Products or Non-Exclusive Licensed Products being developed within a single Molecule Class. For the avoidance of doubt, such payments will be paid once for each new Molecule Class represented by an Exclusive Licensed Product or Non-Exclusive Licensed Product. All payments made to Emisphere pursuant to this Section 3.2 are non-refundable and may not be credited against any other payments payable by Novo Nordisk to Emisphere under this Agreement.

For the avoidance of doubt, Novo Nordisk shall not be required to make the payment under this Section 3.2 regarding Non-Exclusive Licensed Product if an equivalent payment for the same Molecule Class has already been made in the GLP-1 License Agreement or the Insulin License Agreement.

3.3 Novo Nordisk shall provide Emisphere with written notice of the first occurrence of each of the events set forth below with respect to an Exclusive Licensed Product for each Molecule Class within forty-five (45) days after such occurrence. Within forty-five (45) days of the first occurrence of each of the events set forth below with respect to an Exclusive Licensed Product for each Molecule Class, Novo Nordisk shall pay to Emisphere the applicable payment set forth below, whether such milestone is achieved by Novo Nordisk, its Affiliate or any of their respective sublicensees:

Annual Net Sales Event of an Exclusive Licensed Product(s)	US$ Payment
Sales > $[*****]	$	[*****	]
Sales > $[*****]	$	[*****	]
Sales > $[*****]	$	[*****	]
Total		$32,500,000

The payments set forth above in this Section 3.3 shall be triggered by the achievement of the specified Net Sales for a given Calendar Year for a single Exclusive Licensed Product and shall be payable only once despite potential repeated achievement of the specified sales by a single Exclusive Licensed Product or by different Exclusive Licensed Products within the same Molecule Class. All payments made to Emisphere pursuant to this Section 3.3 are non-refundable and may not be credited against any other payments payable by Novo Nordisk to Emisphere under this Agreement.

Accordingly, the aggregate total payment for Net Sales Events related to Exclusive Licensed Products as of the Effective Date to which Emisphere may be entitled pursuant to above is USD 97,500,000 (i.e. each exclusive Molecule Class can maximum trigger USD 32,500,000).

3.4 Royalties.

(a) For each Exclusive Licensed Product or Non-Exclusive Licensed Product Covered by an Issued Patent Claim of Licensed Patents in a country, Novo Nordisk shall pay to Emisphere a royalty of [*****] percent ([*****]%) on the Net Sales of each Exclusive Licensed Product(s) or Non-Exclusive Licensed Product in such country, where the total Net Sales are calculated on an Exclusive Licensed Product by Exclusive Licensed Product or Non-Exclusive Licensed Product by Non-Exclusive Licensed Product basis.

Notwithstanding the foregoing paragraph, for each Exclusive Licensed Product or Non-Exclusive Licensed Product Covered by an Issued Patent Claim of (i) Formulation Intellectual Property or (ii) a Licensed Patent where the sole inventors on the Licensed Patent are Novo Nordisk employees in a country, Novo Nordisk shall pay to Emisphere a royalty of [*****] percent ([*****]%) on the Net Sales of each Exclusive Licensed Product(s) or Non-Exclusive Licensed Product in such country, where the total Net Sales are calculated on an Exclusive Licensed Product by Exclusive Licensed Product or Non-Exclusive Licensed Product by Non-Exclusive Licensed Product basis.

(b) For each Exclusive Licensed Product(s) or Non-Exclusive Licensed Product not Covered by an Issued Patent Claim of Licensed Patents or of Formulation Intellectual Property in a country, in consideration for Novo Nordisk’s use of the Licensed Know-How, Novo Nordisk shall pay Emisphere Know-How royalties of [*****] percent ([*****]%) on Net Sales of such Exclusive Licensed Product(s) or Non-Exclusive Licensed Product in such country for a period of ten years from the First Commercial Sale in such country of such Exclusive Licensed Product(s) or Non-Exclusive Licensed Product.

(c) In the event Novo Nordisk is required to obtain one or more licenses under Intellectual Property Controlled by a Third Party that cover the right to research, develop, make, have made, use, import, export, sell, offer for sale, and otherwise transfer Exclusive Licensed Product(s) or Non-Exclusive Licensed Product, in each case solely to the extent required to practice the Licensed Patents or Licensed Know-How and not related to other aspects of Exclusive Licensed Products or Non-Exclusive Licensed Products, up to [*****]% of royalties otherwise payable by Novo Nordisk to Emisphere hereunder may be credited with the amount of milestones and/or fees or royalties which Novo Nordisk actually pays to such Third Party. In the event Novo Nordisk is required to obtain a license as in the preceding sentence and the Intellectual Property Controlled by the Third Party that is the subject of such license is Intellectual Property that has arisen from work conducted pursuant to a development and license agreement between that Third Party and Emisphere, then (i) up to [*****]% of royalties otherwise payable by Novo Nordisk to Emisphere hereunder may be credited with the amount of milestones and/or fees or royalties which Novo Nordisk actually pays to such Third Party and (ii) Emisphere shall use Commercially Reasonable Efforts to assist Novo Nordisk in obtaining a license from such Third Party.

(d) Notwithstanding anything to the contrary, in no event will the royalty payments listed in Sections 3.4(a) and 3.4(b) be reduced by more than [*****]%.

(e) Royalty payments shall be calculated and reported for each calendar quarter. All royalty payments due to Emisphere under this Agreement shall be paid within forty-five (45) calendar days of the end of each calendar quarter. Each payment shall be accompanied by a report of Net Sales of Exclusive Licensed Products or Non-Exclusive Licensed Product by Novo Nordisk, its Affiliates and their respective sublicensees in sufficient detail to permit confirmation of the accuracy of the payment made, including, the Net Sales of such Exclusive Licensed Products or Non-Exclusive Licensed Product in the Territory and country by country, and the royalty payable. Novo Nordisk shall keep, and shall cause its Affiliates and their respective sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of Exclusive Licensed Products or Non-Exclusive Licensed Product in sufficient detail to permit Emisphere to confirm the accuracy of all payments due hereunder as set forth in Section 7.6.

3.5 Option Fees. Within 30 days of each exercise by Novo Nordisk of the Exclusive Option, the Non-Exclusive Option or the conversion of any Non-Exclusive Option to an Exclusive Option (i.e., 20 days after expiration of the potential Emisphere notice under Section 2.2(a)), Novo Nordisk shall pay the following non-refundable fees to Emisphere:

(a) In connection with an exercise of the Exclusive Option, Novo Nordisk shall pay Emisphere the non-refundable sum of (i) US $[*****] plus (ii) US $[*****] (which amount shall be a pre-payment and credited to the D&C Event payment for

Development Lead Selection in respect of the subject Molecule Class). For the avoidance of doubt, such option fee shall be payable for each Molecule Class exercise of the Exclusive Option.

(b) In connection with an exercise of the Non-Exclusive Option, Novo Nordisk shall pre-pay Emisphere the non-refundable sum of 50% of the Development Lead Selection payment applicable to the subject Molecule (i.e., US $[*****]), with the balance of such Development Lead Selection payment being due and payable (i.e., US $[*****]) upon the completion of development lead selection for a specific Molecule; provided that the full amount of the Development Lead Selection payment for [*****] shall become due and payable in one lump sum upon the completion of development lead selection for [*****]. For the avoidance of doubt, such option fee shall be payable upon each Molecule Class exercise of the Non-Exclusive Option.

(c) Upon the conversion of a Non-Exclusive Option to an Exclusive Option pursuant to Section 2.2(a)(iii), including for [*****], Novo Nordisk shall pay Emisphere (i) the amount that would have been payable pursuant to Section 3.5(a) had such Non-Exclusive Option originally been exercised as an Exclusive Option less the amount actually paid in connection with the exercise of such Non-Exclusive Option pursuant to Section 3.5(b), (ii) any D&C Event fees that would have been payable prior to such conversion pursuant to Section 3.2(a) had such Non-Exclusive Option originally been exercised as an Exclusive Option, less the amount actually paid in respect of such D&C Event pursuant to Section 3.2(b) and (iii) all D&C Event fees as and when achieved as specified in Section 3.2(a). As an example, if Novo Nordisk has paid the non-exclusive Development Lead Selection D&C Event milestone for a Non-Exclusive Licensed Product containing a FGF-17 Molecule (i.e., US $[*****]) and the First Patient Dosing in Phase 1 Clinical Trial with a Non-Exclusive Licensed Product D&C Event milestone (i.e., US $[*****]), then if Novo Nordisk converts this Product to an Exclusive Licensed Product, Novo Nordisk shall pay US $[*****] (i.e., the amount payable pursuant to Section 3.5(a)(i) in connection with the exercise of the Exclusive Option) plus US $[*****] (i.e., the difference between the D&C Event fees payable pursuant to Section 3.2(a) and the D&C Event fees actually paid pursuant to Section 3.2(b)). Upon making this payment, the Development Lead Selection D&C Event milestone and the First Patient Dosing in Phase 1 Clinical Trial with an Exclusive Licensed Product D&C Event milestone shall be considered fully paid for this Molecule Class.

3.6 Emisphere Change of Control to a Novo Nordisk Technological Competitor. Upon any occurrence of an Emisphere Change of Control to a Novo Nordisk Technological Competitor, Novo Nordisk (i) reporting obligations to Emisphere under this Agreement and (ii) information obligations to Emisphere under this Agreement set out in Sections 4.7 (b), (d) and (e) as well as Section 8.1, shall be limited to reporting of Net Sales and the achievement of D&C Events and calculation of royalties as per above Sections 3.2, 3.3 and 3.4.

3.7 General Provisions Applicable to Payments. Emisphere shall be responsible for and shall bear any taxes levied upon payments received by Emisphere and Emisphere hereby authorizes Novo Nordisk to withhold such taxes from the payments which are payable to Emisphere in accordance with this Agreement if Novo Nordisk is either required to do so under applicable law or directed to do so by a governmental authority. Upon Emisphere’s written request, Novo Nordisk shall, with respect to the laws of Denmark, reasonably support Emisphere in its legal efforts to minimize any such withholding taxes and provide Emisphere with information about and necessary for any documentation needed to reduce withholding to a legal minimum.

3.8 Wire Transfer. All payments to be made by Novo Nordisk to Emisphere under this Agreement shall be made by wire transfer from Novo Nordisk to the following account of Emisphere or such other account as Emisphere may from time to time specify by written notice:

PNC Bank

ABA #031207607

Account number:

3.9 Loss of Exclusivity of Novo Nordisk’s License Rights under Section 2. If, during the Term, either Party becomes aware that a Third Party owns or has a license to intellectual property rights that negate the exclusivity and/or scope of the rights licensed to Novo Nordisk under Section 2, and the Parties, despite their use of commercially reasonable efforts, are unable to secure a license to such Third Party Intellectual Property as contemplated and governed by Section 3.4(c), then (a) such Party will promptly notify the other Party and (b) all future payments by Novo Nordisk under Sections 3.2, 3.3 and 3.4 shall be reduced by [*****] percent ([*****]%).

4. Product Development

4.1 Novo Nordisk shall, at its own cost and discretion, develop and obtain Regulatory Approval for the Exclusive Licensed Product(s) or Non-Exclusive Licensed Product.

4.2

(a) The Parties shall jointly select the Program Carriers for use in Exclusive Licensed Product or Non-Exclusive Licensed Product which are to be provided to, and screened by, Novo Nordisk. Emisphere shall use Commercially Reasonable Efforts to provide documentation specified by Novo Nordisk concerning the Program Carriers. The Parties agree that the Know-How related to the Program Carriers provided to Novo Nordisk, including structures of such Program Carriers and their availability as Exclusive Program Carriers at the time, must be disclosed by Emisphere to Novo Nordisk at the time of transfer of the Carriers. Any Know-How related to Program Carriers provided to Novo Nordisk prior to the Effective Date shall be transferred to Novo Nordisk promptly following execution of the Agreement, if any such Know-How has not already been provided. For avoidance of doubt, once a specific Carrier has been jointly selected as a Program Carrier, Emisphere may not enter such Carrier on the Excluded Carrier List.

(b) Upon selection by Novo Nordisk of a Carrier to be a Program Carrier, Know-How related to such Program Carrier provided under Section 4.2(a) shall become Licensed Know-How as of the Selection Date. Emisphere shall continue to provide Licensed Know-How to Program Carriers to Novo Nordisk throughout the Term.

(c) If requested by Novo Nordisk, representatives of Emisphere shall participate, at Novo Nordisk’s cost, in a technology transfer session(s) of commercially reasonable scope and length to be held in Denmark or in the US as decided by Novo Nordisk at its sole discretion.

4.3 Novo Nordisk shall be solely responsible for the development, development plan(s), and commercialization for the Exclusive Licensed Product(s) or Non-Exclusive Licensed Product and for all of the costs of the development and commercialization of the Exclusive Licensed Product(s) or Non-Exclusive Licensed Product. Novo Nordisk shall own all clinical data and other results, without limitation, arising out of the work under this Agreement. Novo Nordisk shall not, directly or indirectly, attempt to chemically modify, or create derivative materials from any Program Carriers.

4.4 Novo Nordisk shall compensate Emisphere for its out of pocket costs, including costs for personnel at an hourly rate of $[*****] USD for any development or commercialization activities including technical support, manufacturing support, regulatory support, and support of scale-up/supply activities undertaken by Emisphere at Novo Nordisk’s written request, subject to annual revision to reflect inflation. Novo Nordisk shall be notified in writing in advance of such revision of the hourly rate. Emisphere shall use Commercially Reasonable Efforts to perform any development or commercialization activity undertaken by Emisphere.

4.5 Novo Nordisk shall use Commercially Reasonable Efforts to develop Exclusive Licensed Product(s) , and Active Efforts to develop Non-Exclusive Licensed Product(s) in each Molecule Class, for one Indication in the Territory as decided by Novo Nordisk at its sole discretion and shall comply with all governmental laws and regulations applicable in any such jurisdiction in the development of and obtaining Regulatory Approval for Licensed Product(s) in the jurisdiction.

4.6 Novo Nordisk may, at its sole discretion, develop more than one Exclusive Licensed Product(s) or Non-Exclusive Licensed Product per Molecule Class and/or Indications for any Exclusive Licensed Product(s) or Non-Exclusive Licensed Product.

4.7	Novo Nordisk shall provide Emisphere with

(a) A written annual report within one month after Novo Nordisk’s annual project review, such report to be limited to the Novo Nordisk management approved development plans for all Exclusive Licensed Product(s) and Non-Exclusive Licensed Products, including significant progress toward achievement of each of the D&C Events and future projected time lines for each of the D&C Events;

(b) A written notice 30 days prior to any upcoming D&C Events; and

(c) A written notice 30 days after the first occurrence of any D&C Events as specified in Section 3.2.

In addition,

(d) Novo Nordisk shall inform Emisphere with no undue delay in the event a D&C Event for an Exclusive Licensed Product or Non-Exclusive Licensed Products is postponed by at least one quarter as compared to the most recent annual report; and

(e) Novo Nordisk shall provide to Emisphere within thirty (30) days any information reasonably requested by Emisphere on an ad hoc basis on the progress of the development of all Exclusive Licensed Product(s) and Non-Exclusive Licensed Products.

4.8 Novo Nordisk shall be solely responsible for all regulatory and filing activities and shall solely own all regulatory documents and registrations including all clinical trial applications and marketing applications filed with any regulatory agency in any jurisdiction. Novo Nordisk shall inform Emisphere of scheduled meetings, teleconferences and other interactions with regulators to the extent regulators allow them but Emisphere shall not be allowed to participate in any of the aforementioned. Novo Nordisk shall also provide copies of any subsection of any regulatory submission which is related to Program Carriers to Emisphere in a timely fashion. Comments furnished by Emisphere to Novo Nordisk in respect of the foregoing shall be considered in good faith to the extent the comments relate to Program Carriers. Upon the reasonable request of Novo Nordisk, Emisphere shall promptly, at Novo Nordisk’s costs, provide Novo Nordisk with information and reasonable assistance for any Novo Nordisk submission to a Regulatory Authority including but not limited to activities to support timely fulfillment of post-approval and/or post-marketing requirements. Upon the reasonable request of Emisphere, Novo Nordisk shall promptly, at Emisphere’s costs, provide Emisphere with information and reasonable assistance for any submission to a Regulatory Authority regarding or relating to a Non-Exclusive Program Carrier. Each Party shall promptly inform the other Party of any material change in information provided under this Section 4.8.

5. Commercialization of Exclusive Licensed Product or Non-Exclusive Licensed Product

5.1 Novo Nordisk shall direct, at its own cost and discretion, the marketing and sales activities world-wide.

5.2 Sales shall be booked by Novo Nordisk.

5.3 Novo Nordisk shall use Commercially Reasonable Efforts to market and sell Exclusive Licensed Product(s) in the Territory as decided by Novo Nordisk at its sole discretion and shall comply with applicable governmental laws and regulations applicable in any such jurisdiction for in marketing and selling of Exclusive Licensed Product(s) in that jurisdiction. Upon the reasonable request of Novo Nordisk, Emisphere shall promptly, at Novo Nordisk’s costs, provide Novo Nordisk with information and reasonable assistance for Novo Nordisk to comply with any regulations applicable to Exclusive Licensed Product(s), including without limitation Novo Nordisk’s meeting its reporting and other obligations to maintain and update any Marketing Approval for Exclusive Licensed Product(s). Emisphere shall promptly inform Novo Nordisk of any change in information provided by Emisphere under this Section 5.3. For the avoidance of doubt, Novo Nordisk shall not have any diligence obligations in regards to Non-Exclusive Licensed Products.

5.4 Each Party shall provide the other Party with notice, within one (1) business day after notification or other information (directly or indirectly) that it receives from any Regulatory Authority, and/or for Emisphere from a Third Party, (and providing, as soon as reasonably possible, copies of any associated written requests) that (a) raises any material concerns regarding the safety or efficacy of a Program Carrier or an Exclusive Licensed Products or Non-Exclusive Licensed Product), (b) indicates or suggests a Third Party claim arising in connection with a Program Carrier or an Exclusive Licensed Product(s) or Non-Exclusive Licensed Product or (c) is reasonably likely to lead to a Recall (as defined in Section 5.5) of a Program Carrier or an Exclusive Licensed Product(s) or Non-Exclusive Licensed Product. Information that shall be disclosed (to the extent it relates to the subject matter of section (a) through (c), inclusive) pursuant to this Section 5.4 shall include without limitation:

(a) inspections by a Regulatory Authority of manufacturing, distribution or other related facilities concerning a Program Carrier or an Exclusive Licensed Products(s) or Non-Exclusive Licensed Product;

(b) inquiries by a Regulatory Authority concerning clinical investigation activities (including inquiries of investigators, clinical monitoring organizations and other related parties) with respect to a Program Carrier or an Exclusive Licensed Product(s) or Non-Exclusive Licensed Product;

(c) any material communication (in any form, including written, oral or electronic form) from a Regulatory Authority involving the manufacture or commercialization of a Program Carrier or an Exclusive Licensed Product(s) or Non-Exclusive Licensed Product or any other Regulatory Authority reviews or inquiries relating to any event set forth in this Section 5.4;

(d) an initiation of any Regulatory Authority investigation, detention, seizure or injunction concerning a Program Carrier or an Exclusive Licensed Product(s) or Non-Exclusive Licensed Product; and

(e) any other regulatory action (e.g., proposed labeling or other registrational dossier changes and recalls) that would affect a Program Carrier or an Exclusive Licensed Product(s) or Non-Exclusive Licensed Product.

In the event that any of the above information concerns a Non-Exclusive Program Carrier and Emisphere deems it needs to disclose any such information to a Third Party licensee of such Program Carrier, Emisphere shall ensure that such Third Party(ies) enter into a written agreement under terms and conditions regarding use, handling and non-disclosure of such information that are at least as restrictive as under this Agreement.

5.5 Novo Nordisk shall make all decisions, at its sole discretion, with respect to any recall, market withdrawals or any other corrective action related to Exclusive Licensed Product(s) or Non-Exclusive Licensed Product being marketed or sold by Novo Nordisk or its Affiliates or sublicensee (collectively, “Recalls”) for safety reasons or as may be mandated by a Regulatory Authority or voluntarily decided by Novo Nordisk, and Novo Nordisk shall have the responsibility for conducting such Recalls at its costs. Novo Nordisk shall notify Emisphere of (a) any voluntary decision by Novo Nordisk to conduct any Recall and the reasons therefor or (b) any Recall mandated by a Regulatory Authority. Emisphere shall promptly notify Novo Nordisk of any recommendation by Emisphere to conduct a Recall for any reason, for consideration by Novo Nordisk and at Novo Nordisk’s sole discretion.

Novo Nordisk shall hold and control the global pharmacovigilance database in relation to Exclusive Licensed Product(s) or Non-Exclusive Licensed Product, including without limitation, at its sole discretion, the database format. For Non-Exclusive Program Carriers, the Parties shall exchange the annual safety report/periodic safety report prepared by each Party on such Non-Exclusive Program Carrier and shall notify each other promptly of any material concerns regarding the safety of such Non-Exclusive Program Carrier. For the avoidance of doubt Novo Nordisk shall not be obligated to provide Emisphere with safety information which in Novo Nordisk’s good faith evaluation is solely attributable to the Product in case of an Exclusive Licensed Product or the active Molecule in case of a Non-Exclusive Licensed Product. In the event that Emisphere deems it needs to disclose any such safety information as described in the preceding sentence to a Third Party licensee of such Program Carrier, Emisphere shall ensure that such Third Party(ies) enter into a written agreement under terms and conditions regarding use, handling and non-disclosure of such information that are at least as restrictive as under this Agreement.

5.6 Novo Nordisk shall be responsible for handling all customer complaints in relation to Exclusive Licensed Product(s) or Non-Exclusive Licensed Product marketed or sold by Novo Nordisk, its Affiliates or sublicensee. Upon Novo Nordisk’s reasonable request, Emisphere agrees to promptly provide Novo Nordisk, at Novo Nordisk’s costs, with reasonable assistance in order for Novo Nordisk to address such customer complaints appropriately. If requested by Emisphere for regulatory purposes or to meet obligations to Third Party licensee of a Non-Exclusive Program Carrier, Novo Nordisk will, at Emisphere’s costs, provide Emisphere with copies of severe (in Novo Nordisk’s good faith evaluation) customer complaints, that (in Novo Nordisk’s good faith evaluation) relate or refer to an Exclusive Licensed Product or Non-Exclusive Licensed Product that contain a Non-Exclusive Program Carriers and annual summaries of such severe customer complaints relating or referring to Exclusive Licensed Product(s) or Non-Exclusive Licensed Product that contain Non-Exclusive Program Carriers. In the event that any of the above information concerns a Non-Exclusive Program Carrier and Emisphere deems it needs to disclose any such information to a Third Party licensee of such Program Carrier, Emisphere shall ensure that such Third Party(ies) enter into a written agreement under terms and conditions regarding use, handling and non-disclosure of such information that are at least as restrictive as under this Agreement.

5.7 Novo Nordisk shall be responsible for handling all adverse drug experiences in relation to Exclusive Licensed Product(s) or Non-Exclusive Licensed Product and for making all decisions related thereto. Upon Novo Nordisk’s reasonable request, Emisphere agrees to promptly provide Novo Nordisk, at Novo Nordisk’s costs, with reasonable assistance in order for Novo Nordisk to handle such adverse drug experiences appropriately. If requested by Emisphere for regulatory purposes or to meet obligations to Third Party licensee of a Non-exclusive Program Carrier, Novo Nordisk will, at Emisphere’s costs, promptly provide Emisphere with copies of adverse drug experiences that (in Novo Nordisk’s good faith evaluation) may relate or refer to Non-Exclusive Program Carriers and annual summaries of adverse drug experiences that (in Novo Nordisk’s good faith evaluation) relate or refer to Exclusive Licensed Product(s) or Non-Exclusive Licensed Product that contain Non-Exclusive Program Carriers. In the event that any of the above information concerns a Non-Exclusive Program Carrier and Emisphere deems it needs to disclose any such information to a Third Party licensee of such Program Carrier, Emisphere shall ensure that such Third Party(ies) enter into a written agreement under terms and conditions regarding use, handling and non-disclosure of such information that are at least as restrictive as under this Agreement

6. Supply of Exclusive and Non-Exclusive Licensed Products and Program Carrier(s)

6.1 Novo Nordisk shall be responsible for product supply of Exclusive Licensed Product(s) and Non-Exclusive Licensed Product(s) in the Territory.

6.2 Except as set forth in Section 6.4, Novo Nordisk shall use Commercially Reasonable Efforts to manufacture and supply Exclusive Licensed Product(s) and shall comply with all governmental laws and regulations applicable in the relevant jurisdictions in manufacturing and supplying Exclusive Licensed Product(s). Novo Nordisk shall have the right to manufacture Program Carriers for use in Exclusive Licensed Product(s) and Non-Exclusive Licensed Product(s) itself and/or by Emisphere and/or to contract with one or more reputable Third Parties for the purpose of such manufacturing, wholly or in part. Should Novo Nordisk decide to use a Third Party(ies) to manufacture some or all of Program Carrier(s) and/or Exclusive Licensed Product(s) and/or Non-Exclusive Licensed Product(s), Novo Nordisk agrees to provide to such Third Party(ies) only that information related to Program Carriers necessary for such manufacturing activities and to enter into a written agreement with such Third Party(ies) under terms and conditions regarding use, handling and non-disclosure of such information related to Program Carriers that are at least as restrictive as under this Agreement.

6.3 As part of the Licensed Know-How transfer process set forth in Section 4.2, Emisphere shall transfer to Novo Nordisk the Licensed Know-How necessary for the manufacture of the Program Carriers and the Exclusive Licensed Product(s) and the Non-Exclusive Licensed Products, and Novo Nordisk shall reimburse Emisphere for its reasonable and documented out of pocket costs and its reasonable and documented costs for personnel associated with such transfer. The FTE rate agreed in Section 4.4 shall apply.

6.4 If requested by Novo Nordisk, the Parties shall within one (1) month of Novo Nordisk’s written request to Emisphere enter into negotiations in good faith of a Supply and Quality Agreement concerning supply by Emisphere of Program Carrier(s) to Novo Nordisk at a price [*****] (i.e., the FTE rate agreed in Section 4.4 does not apply in this case) and in an amount sufficient for Novo Nordisk to satisfy its responsibility for product supply of Exclusive Licensed Product(s) in the Territory. The Supply and Quality Agreement will concern supply by Emisphere of Program Carriers to Novo Nordisk to be used by Novo Nordisk in the continued toxicology studies and with an option for Novo Nordisk to have Emisphere supply Program Carriers for Novo Nordisk’s Phase 1 Clinical Trial. Novo Nordisk shall have the right to terminate the Supply and Quality Agreement without cause with a reasonable notice to be agreed upon.

7. Records and Audit Rights

7.1 Development and Manufacturing Records. To the extent applicable, each Party shall comply (and shall ensure that their Affiliates and in Novo Nordisk’s case, also its sublicensees,) with current Good Laboratory Practices, Good Clinical Practices and Good Manufacturing Practices as required by the Regulatory Authority in any relevant jurisdiction of the Territory and shall make (and shall ensure that their Affiliates’ make, and in Novo Nordisk’s case, also its sublicensees’ make) all facilities and records available for audit by any Regulatory Authority and by the other Party as set forth in this Agreement where work is performed by one Party at the request of the other Party.

7.2 Data Retention and Documentation. Each Party, at its own costs, shall be responsible for archiving all relevant and required original documentation and raw data in relation to the research, development, manufacturing and control of Program Carriers and Exclusive Licensed Product(s) or Non-Exclusive Licensed Product. The Parties shall keep all original notebooks indefinitely and the Parties shall archive development documentation in accordance with their documentation control policies, which shall comply with all applicable laws. All original documentation related to manufacturing shall be kept for sixteen (16) years. Emisphere is to provide Novo Nordisk with copies of reasonably accessible documentation that it has with respect to research, development, manufacture and control of Program Carriers, except original lab notebooks, copies of which will be provided to Novo Nordisk; provided, however, that any original documentation relating to manufacture and control of Program Carriers that Emisphere does not provide to Novo Nordisk shall be archived for twenty (20) years, and provided that Emisphere must provide documentation to Novo Nordisk, which is relevant for the development report of the final product. In case Emisphere desires to discard the data and documentation relating to manufacture and control of Program Carriers or the original lab notebooks Emisphere shall notify Novo Nordisk of such decision and Novo Nordisk may assume responsibility for the archiving thereof at Novo Nordisk’s cost.

7.3 Quality Audits. With respect to work performed under Section 4.4 by Emisphere and Emisphere’s supply of Program Carriers under Section 6.4, Novo Nordisk shall have the right, at its own costs, once a year upon reasonable prior written notice to conduct during business hours quality assurance audits of the relevant parts of Emisphere quality management systems and of development, manufacturing, storage or shipping facilities, including computer systems such as those that capture, analyze or store study information or results, where work on the development, manufacture, storage or shipping of Program Carriers and/or Exclusive Licensed Product(s) or Non-Exclusive Licensed Product is conducted, as reasonably deemed necessary by Novo Nordisk in order to ensure that such facilities meet the standards of Novo Nordisk and any applicable Regulatory Authority, including cGCP, cGLP and cGMP. If a Quality Audit identifies any non-conformity, Emisphere must rectify such non-conformity within a time period mutually agreed by the Parties.

7.4 Regulatory Inspections. Upon reasonable advanced notice and during normal business hours, Emisphere shall allow any applicable Regulatory Authority to inspect Emisphere facilities and to conduct reviews of any original documents or reports or any facilities that are deemed by such Regulatory Authority to be related to a Program Carrier and/or Exclusive Licensed Product(s) or Non-Exclusive Licensed Product. Emisphere shall reply promptly to the requests of such Regulatory Authority and will follow up promptly on actions required by such Regulatory Authority without Novo Nordisk incurring additional cost. Emisphere shall inform Novo Nordisk promptly in writing if any Regulatory Authority contacts Emisphere with respect to such matters. Emisphere shall in all cases provide to Novo Nordisk copies of all correspondence with such Regulatory Authority. Each Party shall provide assistance when reasonably requested by the other Party for inspections by a Regulatory Authority relating to Exclusive Licensed Product(s) or Non-Exclusive Licensed Product. If a regulatory inspection is taking place at Novo Nordisk, Emisphere shall, upon Novo Nordisk’s request, provide Novo Nordisk with copies of original records kept by Emisphere required for such inspection within the time frame required for such inspections.

Novo Nordisk shall promptly inform Emisphere in writing if any Regulatory Authority contacts Novo Nordisk regarding, or conducts, a review or inspection relating to any Non-Exclusive Program Carrier and shall promptly provide Emisphere copies of correspondence with such Regulatory Authority that is related to such Non-Exclusive Program Carrier. Comments furnished by Emisphere to Novo Nordisk shall be considered in good faith to the extent the comments relate to Program Carriers. If for regulatory purposes or to meet obligations to Third Party licensee of a Non-Exclusive Program Carrier, Emisphere deems it needs to disclose any such information to a Third Party licensee of such Non-Exclusive Program Carrier, Emisphere shall ensure that such Third Party(ies) enter into a written agreement under terms and conditions regarding use, handling and non-disclosure of such information that are at least as restrictive as under this Agreement.

7.5 Business Books of Accounts and Records. Each Party shall keep complete, true and accurate books and records relating to this Agreement, and for Novo Nordisk, including Net Sales and royalties, for at least three (3) years following the calendar quarter to which the information relates.

7.6 Audit Rights Pertaining to Sales or Other Disposition of Exclusive Licensed Product(s) or Non-Exclusive Licensed Product. During the Term and for three (3) years thereafter, Novo Nordisk shall keep (and cause its Affiliates and sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Exclusive Licensed Products or Non-Exclusive Licensed Product in sufficient detail to permit Emisphere to confirm the accuracy of royalties and D&C Event payments due hereunder. During such time, Emisphere shall have the right to appoint from time to time up to two accountants from an independent well-reputable accounting firm (“Auditor”) acceptable to Novo Nordisk to audit the relevant Net Sales records of Novo Nordisk and its Affiliates (as applicable) to verify the accuracy of the relevant Net Sales report and royalties payable, by inspection of relevant books of accounts and records, subject to the following terms:

(a) Prior to inspecting any accounts and records, the Auditor must enter into a confidentiality agreement with Novo Nordisk.

(b) Novo Nordisk and its Affiliates shall make their books and records available for inspection by the Auditor solely to verify the accuracy of its Net Sales report and royalties payable.

(c) Emisphere shall give at least thirty (30) days prior notice to Novo Nordisk of when its Auditor shall visit Novo Nordisk and its Affiliates.

(d) Novo Nordisk and its Affiliates shall give access to the Auditor to the relevant books and records during regular business hours at the place or places where the books and records are usually kept. While inspecting such accounts and records, the Auditor must abide by all of Novo Nordisk’s standard rules and regulations and the Auditor will not be entitled to take copies of any such accounts and records.

(e) The Auditor shall prepare and deliver to each Party a report setting out its findings no later than thirty (30) days after the audit has been completed.

(f) Any report by an Auditor under this Section 7.6 shall be deemed Confidential Information of Novo Nordisk and Emisphere shall keep confidential, in accordance with Section 11, the report received from the Auditor and any other information received or learnt in connection with the audit.

(g) Emisphere’s audit right under this Section 7.6 may not be exercised more than once in a Calendar Year and once a particular Calendar Year is audited, it may not be reaudited.

(h) Emisphere shall bear the audit costs, except where the audit shows that Novo Nordisk has underpaid Emisphere by more than five percent (5%) of the total amount due for a Calendar Year, in which case Novo Nordisk shall pay for

Emisphere’s reasonable and documentable audit costs. Emisphere shall indemnify and hold Novo Nordisk harmless from any losses resulting from any negligence or any other act or omission on the part of the Auditor’s’ inspecting and auditing records and accounts under this Section 7.6.

(i) Where there has been an underpayment, Novo Nordisk shall pay to Emisphere the underpayment (together with reasonable and documentable audit costs if applicable) due within thirty (30) days of its receipt of the Auditor’s report. In the case of overpayment by Novo Nordisk, Novo Nordisk may, at its option, offset any future royalty payments payable to Emisphere by the amount of overpayment, or it may request reimbursement from Emisphere within thirty (30) days of its receipt of the Auditor’s report.

(j) Upon the expiration of thirty six (36) months following the end of any calendar quarter, the report or calculation of any sums payable under this Agreement by Novo Nordisk with respect to such calendar quarter will be binding and conclusive upon Emisphere, and Novo Nordisk will be released from any liability or accountability with respect to such report or calculation and any payments made thereto.

8. Intellectual Property

8.1 Each Party shall be responsible at its own costs, for taking all steps necessary to prosecute, maintain and enforce Intellectual Property Controlled by that Party, subject to the following:

(a) Prosecution of Licensed Patents.

(i) Emisphere shall, at least twice in each Calendar Year and at minimum intervals of five months, during the Term provide Novo Nordisk with a list of Licensed Patents providing relevant filing, priority, and status information (the “Semiannual Licensed Patent Report”), beginning on the date that is six (6) calendar months following the Effective Date.

(ii) Emisphere shall provide Novo Nordisk with timely notification regarding any information it discovers during the Term that may be reasonably considered to impact the validity, enforceability, or scope of term of any Licensed Patent.

(iii) Emisphere shall timely provide Novo Nordisk with copies of all correspondence from and to any Patent Authority or any Third Party, excluding correspondence from Emisphere’s outside counsels to Emisphere, regarding Licensed Patents.

(iv) If requested by Novo Nordisk, Emisphere shall provide Novo Nordisk with a copy of any proposed filing with any Patent Authority or any proposed written communication to a Third Party, excluding communications from Emisphere’s outside counsels in connection with proceedings before any Patent Authority in the Licensed Patents and shall permit to Novo Nordisk a reasonable opportunity (at least 10 calendar days) to review and comment on any proposed filing with respect to such Licensed Patents.

(v) Emisphere shall not make any disclaimer of term or subject matter of any Licensed Patents without Novo Nordisk’s prior written consent; provided, however, that Novo Nordisk shall not unreasonably withhold or delay such consent with respect to Emisphere filing a terminal disclaimer in the course of prosecuting a patent application in the United States that Emisphere deems reasonably necessary to advance such prosecution.

(vi) Emisphere shall not settle any inter partes proceedings before any Patent Authorities regarding Licensed Patents (including any opposition proceedings, interference proceedings, or any inter partes re-examination proceeding) without Novo Nordisk’s prior written consent which shall not be unreasonably withheld, conditioned or delayed.

(vii) Emisphere agrees that it shall not abandon or narrow the claims of any Licensed Patents so that they no longer cover Program Carriers, their use or manufacture, in any country unless it has received Novo Nordisk’s written consent to do so which consent shall not be unreasonably withheld, conditioned or delayed by Novo Nordisk or unless such Licensed Patents have been finally rejected and Novo Nordisk reasonably sees no prospect of overcoming such rejection at reasonable cost.

(viii) If Emisphere elects to discontinue prosecution or maintenance of any Licensed Patent, Emisphere shall so advise Novo Nordisk in writing at least sixty (60) calendar days in advance of such discontinuance. Novo Nordisk shall have the right, but not the obligation, to continue such prosecution or maintenance of the Licensed Patents. If Novo Nordisk elects to continue prosecution or maintenance of any Licensed Patent, then such Licensed Patent shall be solely owned by Novo Nordisk (and will be considered Novo Nordisk Intellectual Property) and Emisphere shall execute any documents and do such other acts as may be necessary to transfer ownership to Novo Nordisk and in connection with the prosecution or maintenance of any such Licensed Patent and provide Novo Nordisk with all other assistance necessary to facilitate filing, prosecution, or maintenance of such Licensed Patent.

(b) Enforcement of Intellectual Property.

(i) Each Party shall promptly report in writing to the other Party during the Term (a) any known or suspected infringement of, or unauthorized use of, or challenge to, any of the Emisphere Intellectual Property or Novo Nordisk

Intellectual Property, (b) any certification filed pursuant to 21 U.S.C. § 355(b)(2)(A) (or any amendment or successor statute thereto) claiming that any Patent Rights within Emisphere Intellectual Property or Novo Nordisk Intellectual Property is invalid or otherwise unenforceable, or that infringement will not arise from the manufacture, use, import, offer for sale, or sale of a product by a Third Party or (c) any comparable notification, information or certification submitted pursuant to comparable provisions of the Biologics Price Competition and Innovation Act (“the Biosimilars Act” or (d) any claim by a Third Party that the development, manufacture or commercialization of any Exclusive Licensed Product or Non-Exclusive Licensed Product or the practice by either Party of the Emisphere Intellectual Property or Novo Nordisk Intellectual Property infringes or misappropriates the intellectual property rights of that Third Party and shall provide the other Party with all available evidence supporting such known or suspected infringement or unauthorized use. For any of the disclosure or notification obligations of the Parties under this Section, it is understood that all information disclosed under such obligations is covered by the provisions of Section 11, and further that neither Party shall be required, by such obligations, to disclose legally privileged information or information in respect of which such Party is subject to confidentiality or other contractual obligations to Third Parties unless required to do so by operation of law.

(ii) Emisphere shall have the first right but not obligation to enforce and/or defend the Licensed Patents or Licensed Know-How. Within thirty (30) days after receiving notice of an infringement or a lawsuit on the validity of a patent (or, in the case of a certification received pursuant to either 21 U.S.C. §§ 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions, the time at which legal action would become ripe under the comparable provisions of the Biosimilars Act or any similar laws provisions in a country in the Territory other than the United States, within twenty (20) days), Emisphere shall decide if it shall institute legal action to enforce and/or defend the Licensed Patents or Licensed Know-How and shall notify Novo Nordisk of its decision. If Emisphere fails to institute legal action to enforce and/or defend the Licensed Patent(s) or Licensed Know-How within the aforementioned 30 or 20 day period as appropriate, then Novo Nordisk shall have the right, but not the obligation, to initiate and conduct such legal action. If Emisphere does institute such legal action but desires at any point in such legal action to cease to continue with such action, then Emisphere will provide a reasonable written notice to Novo Nordisk prior to discontinuing such action and Novo Nordisk shall then have the right, but not the obligation, to continue such legal action.

In the event Novo Nordisk initiates and/or conducts any legal action to enforce and/or defend the Licensed Patent(s) or Licensed Know-How, Emisphere shall provide Novo Nordisk with all reasonable assistance in such legal action. Emisphere shall have the right to join, at its own expense, any such legal action and to be represented in such action by its own counsel. If Emisphere is required under any law to join any such legal action initiated by Novo Nordisk or if the failure of Emisphere to be a Party to such suit, action, or proceeding would in the opinion of counsel to Novo Nordisk risk dismissal thereof, Emisphere shall execute all papers and perform such other acts as may be reasonably required to permit the litigation to be initiated or conducted (including initiating a suit before a court or tribunal at Novo Nordisk’s request or permitting Novo Nordisk to initiate a legal action under this Section in the name of Emisphere and Novo Nordisk), and Novo Nordisk shall reimburse Emisphere for its reasonable expenses relating to its joining thereto and participation therein. If Emisphere is required to be joined as a Party in any such action, then upon the request of Novo Nordisk, Emisphere shall waive any objection to such joinder on the grounds of personal jurisdiction, venue, or forum non conveniens.

The Party enforcing and/or defending the Licensed Patents or Licensed Know-How shall conduct such legal action in a way that shall not have a material adverse impact on the rights granted to Novo Nordisk under the license and on the Licensed Patents or Licensed Know-How. The Party enforcing and/or defending the Licensed Patents or Licensed Know-How may enter into any settlement, consent judgment, or other voluntary final disposition of any action contemplated by this Section 8.1(b)(ii) without the other Party’s prior consent; provided that A) the other Party receives a general release of any claims against it in such proceeding and is promptly provided thereafter a copy of such settlement, consent judgment or other voluntary disposition and B) such settlement does not have a material adverse impact on the rights granted to Novo Nordisk under the license and on the Licensed Patents or Licensed Know-How or result in a material payment by the other Party to a Third Party. Any other settlement, consent judgment or voluntary final disposition of any proceeding under this Section 8.1(b)(ii) by the Party enforcing and/or defending the Licensed Patents or Licensed Know-How shall require the prior written consent of the other Party, which consent such other Party shall not unreasonably be withheld, conditioned or delayed.

(iii) With respect to any suit or action regarding Licensed Patents and/or Licensed Know-How as set forth in the above Section 8.1(b)(i), any recovery obtained as a result of any such proceeding, by settlement or otherwise, shall first be used to reimburse Novo Nordisk and Emisphere, if any, for their reasonable out-of-pocket costs and legal fees incurred in the conduct of such proceedings and any remaining amount shall be divided as follows: [*****]% to the Party conducting the suit or action and [*****]% to the other Party.

(c) Background Intellectual Property shall remain the property of the Party Controlling the same.

(d) Ownership of Foreground Intellectual Property shall be as follows:

(i) Novo Nordisk shall own exclusively Novo Nordisk Foreground Intellectual Property; and

(ii) Emisphere shall own exclusively Emisphere Foreground Intellectual Property.

(e) To the extent the Patent Rights of any Novo Nordisk Formulation Intellectual Property (i) relates to formulations of a Molecule not Controlled by Novo Nordisk (and other than a Product, GLP-1 Receptor Agonist, or Insulin) with a Carrier, and (ii) the Molecule Class of such Molecule is non-exclusively licensed to Novo Nordisk, Novo Nordisk grants to Emisphere a non-exclusive, royalty free license (the “Novo Nordisk License”), with the right to sublicense, under any such Novo Nordisk Formulation Intellectual Property consisting solely of Patent Rights to a formulation of a Molecule not Controlled by Novo Nordisk (and other than a Product, GLP-1 Receptor Agonist, or Insulin) with a Carrier, until such time, if ever, as the Non-Exclusive Licensed Product to which such Patent Rights of the Novo Nordisk Formulation Intellectual Property relates shall be converted to an Exclusive Licensed Product. Upon conversion to an Exclusive Licensed Product, the Novo Nordisk License in this clause (e) shall terminate. Emisphere shall obtain from any sublicensee of the Novo Nordisk License a covenant not to sue (which shall be equivalent to the covenant contained in Section 10.3(b)) and a non-exclusive, roylaty-free license, with the right to sublicense, to Novo Nordisk under any Patent Rights of formulation intellectual property that may be developed by the sublicensee to the extent relating to (i) formulations of a Molecule Controlled by Novo Nordisk (and other than a Product, GLP-1 Receptor Agonist, or Insulin) with a Carrier, and (ii) the Molecule Class of such Molecule non-exclusively licensed to Novo Nordisk and which is the basis of the Novo Nordisk License.

(f) With respect to any Formulation Intellectual Property that relates to a Molecule (other than a Product), in the Non-Exclusive Field prior to exercising an option pursuant to Section 2.2 for such Molecule, the Parties agree that no patent application shall be filed on such Intellectual Property.

(g) Novo Nordisk shall develop trademarks and trade dress in connection with the marketing, sale, advertising and/or promotion the Exclusive Licensed Product(s) or Non-Exclusive Licensed Product in the Territory. Novo Nordisk shall own such trademark(s) and trade dress and shall prosecute, maintain and enforce such trademarks and trade dress at its own cost and discretion. Notwithstanding the foregoing, Emisphere shall cooperate with Novo Nordisk and use reasonable efforts to assist Novo Nordisk in the protection of such trademarks and trade dress, including by promptly notifying Novo Nordisk of any known, threatened or suspected infringement, imitation or unauthorized use of or unfair competition relating to such trademarks and trade dress.

8.2 Patent Term Extension.

(a) Emisphere shall advise Novo Nordisk in writing within five (5) business days of receipt by Emisphere of any communications from any Regulatory Authority that may be reasonably considered pertinent to an extension of the term of a Patent Right for an Exclusive Licensed Product (including patent term restoration under the U.S. Patent Statutes (35 U.S.C. §156) and supplementary protection certificates in the member states of the European Union or European Economic Area, or Switzerland) (collectively “Extensions”).

(b) Novo Nordisk shall have the right, at its sole discretion, to seek, or direct Emisphere to seek where appropriate, an Extension of the term of any Licensed Patent or of any patent Controlled by Novo Nordisk for an Exclusive Licensed Product. Novo Nordisk shall inform Emisphere in writing of its election (“Novo Nordisk’s Election Notice”) of which patent Novo Nordisk will apply for Extension on in a given country at least 30 days prior to applying for such restoration with the Patent Authority in that country.

(c) Emisphere covenants and agrees:

(i) to not seek an Extension of the term of any Licensed Patents based on the regulatory approval of an Exclusive Licensed Product without Novo Nordisk’s prior written consent which shall not be unreasonably withheld.

(ii) where Novo Nordisk elects to apply for Extension of a Licensed Patents based on the regulatory approval of an Exclusive Licensed Product, to authorize Novo Nordisk to act as Emisphere’s agent before any Patent Authority, including granting Novo Nordisk or its representatives any power of attorney necessary to seek such extension.

(iii) to cooperate with any efforts by Novo Nordisk to extend the term of any Patent Right for an Exclusive Licensed Product, including diligently supplying all information relating to such Extension to Novo Nordisk, and executing supporting documents required to comply with applicable law pertaining to the Extension of patent terms.

(d) If Novo Nordisk seeks and obtains an Extension on only a single patent in a given country and such patent is a Licensed Patents or a patent within Formulation Intellectual Property (hereafter “a Section 3.4(a) Patent”), then Novo Nordisk shall continue to pay royalties pursuant to Section 3.4 on Net Sales of Exclusive Licensed Product(s) in such country for the period for which the term of the Section 3.4(a) Patent is extended.

(e) If Novo Nordisk seeks and obtains an Extension on more than one patent in a given country and at least one such patent is a Section 3.4(a) Patent, then Novo Nordisk shall continue to pay royalties pursuant to Section 3.4 on Net Sales of Exclusive Licensed Product in such country for the period for which the term of the

Section 3.4(a) Patent is extended. Novo Nordisk shall not however pay royalties for Net Sales of Exclusive Licensed Product in such country for the period by which the extended term of any patent Controlled by Novo Nordisk other than a patent within Formulation Intellectual Property (a “Novo Nordisk Patent”) extends beyond the term of the Section 3.4(a) Patent.

(f) If Novo Nordisk elects to seek an Extension on a Novo Nordisk Patent and not of a Section 3.4(a) Patent and Emisphere does not agree with Novo Nordisk’s selection of a patent to be extended for an Exclusive Licensed Product, Emisphere may identify to Novo Nordisk in writing a Section 3.4(a) Patent that is eligible for such Extension and which Emisphere would prefer to have extended (“Emisphere Alternative Patent For Extension”) within fifteen (15) calendar days of Emisphere’s receipt of Novo Nordisk’s Election Notice. If Novo Nordisk maintains its decision to seek an Extension of the patent selected by Novo Nordisk and not of the Emisphere Alternative Patent For Extension, then:

(i) in countries where the term of more than one patent may be extended based on the Marketing Approval of a single Exclusive Licensed Product and the Emisphere Alternative Patent For Extension is a patent eligible for extension in such countries, Novo Nordisk shall continue to pay royalties pursuant to Section 3.4 on Net Sales of such Exclusive Licensed Product in such country for the period for which the term of the Emisphere Alternative Patent For Extension could have been extended. Novo Nordisk shall not however pay royalties for Net Sales of such Exclusive Licensed Product(s) or Non-Exclusive Licensed Product in such country for the period by which the extended term of any Novo Nordisk Patent extends beyond the term of the Emisphere Alternative Patent For Extension and the term of the Section 3.4(a) Patent; and

(ii) in countries where the term of only one patent may be extended based on the Marketing Approval of a single Exclusive Licensed Product and the Emisphere Alternative Patent For Extension is a patent eligible for extension in such countries, Novo Nordisk shall continue to pay royalties pursuant to Section 3.4 on Net Sales of such Exclusive Licensed Product in such country for the period for which the term of the Emisphere Alternative Patent For Extension would have been extended only if the Emisphere Alternative Patent For Extension contains product claims that Cover such Exclusive Licensed Product.

8.3 Inventorship. Notwithstanding anything to the contrary herein, inventorship shall be determined in accordance with U.S. law.

9. Indemnification

9.1 Novo Nordisk agrees to indemnify, defend and hold harmless Emisphere against any and all claims from any Third Party, including costs and reasonable attorneys’ fees, arising out of the research, development, manufacture, use, import, export, sale, offer for sale, and any transfer of Exclusive Licensed Product(s) or Non-Exclusive Licensed Product by Novo Nordisk, its Affiliates and/or sublicenses, except to the extent such claims result from (i) the gross negligence or willful misconduct of Emisphere or its affiliates; (ii) breach of this Agreement by Emisphere; (iii) any claim by a Third Party alleging that the grant of rights by Emisphere to Novo Nordisk under this Agreement violates or conflicts with the terms of any license or other grant of rights by Emisphere to such Third Party; and/or (iv) any and all claims by a Third Party alleging infringement of Third Party intellectual property rights solely by manufacture, use, import, export, sale, or offer for sale of Program Carriers.

9.2 If at any time during the Term, Novo Nordisk grants Emisphere a license under Novo Nordisk Intellectual Property to research, develop, manufacture, use, import, export, sale, offer for sale and/or otherwise transfer Exclusive Licensed Products or Non-Exclusive Licensed Product, then Novo Nordisk hereby agrees to indemnify, defend and hold harmless Emisphere against any and all claims by a Third Party alleging infringement of Third Party intellectual property rights solely by manufacture, use, import, export, sale, or offer for sale of a Product or Non-Product Molecule in an Exclusive Licensed Product(s) or Non-Exclusive Licensed Product.

9.3 Emisphere hereby agrees to indemnify, defend and hold harmless Novo Nordisk against any and all claims by a Third Party alleging infringement of Third Party intellectual property rights solely by manufacture, use, import, export, sale, or offer for sale of a Program Carrier in an Exclusive Licensed Product or Non-Exclusive Licensed Product or a Program Carrier made by Novo Nordisk for Emisphere.

9.4 If a Third Party alleges infringement of Third Party intellectual property rights by use of both Emisphere’s and Novo Nordisk’s Intellectual Property in the research, development, manufacture, use, import, export, sale, offer for sale and/or any transfer of Exclusive Licensed Product(s) or Non-Exclusive Licensed Product, then Emisphere and Novo Nordisk shall discuss in good faith to what extent each Party shall indemnify the other Party against such Third Party claims.

9.5 Each of Novo Nordisk and Emisphere (the “first Party”) must promptly notify the other of any claims or suits for which the first Party may assert indemnification from the other Party pursuant to this Section and the first Party will permit the other Party and its insurer at the other Party’s expense to assume or participate in the defense of any such claims or suits and the first Party will co-operate with the other Party or its insurers in such defense when reasonably requested to do so and will not compromise or settle the claim or suit without the other Party’s prior written consent.

10. Representations and Warranties

10.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that:

(a) Corporate Power. It is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, and has full corporate power and legal right and authority to enter into this Agreement and to carry out the provisions hereof.

(b) Due Authorization. It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action.

(c) Binding Agreement. This Agreement is legally binding upon it, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with, or result in the breach of the terms of, any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(d) Grant of Rights; Maintenance of Agreements. It has not, and shall not during the Term, grant any right to any Third Party which would conflict with the rights granted to the other Party hereunder. It has (or shall have at the time performance is due) maintained and shall maintain and keep in full force and effect all agreements (including license agreements) and filings (including patent filings) necessary to perform its obligations hereunder.

(e) No Litigation or Arbitration. As of the Effective Date of this Agreement, it is not engaged in any litigation or arbitration, or in any dispute reasonably likely to lead to litigation, arbitration or other proceeding, which would materially affect the validity of this Agreement or its ability to fulfill its obligations under this Agreement.

10.2	Emisphere Representations and Warranties. Emisphere (i) represents and warrants to Novo Nordisk that, to the knowledge of Emisphere as of the Effective Date and (ii) to the extent expressly stipulated below, covenants to Novo Nordisk, that:

(a) The rights granted to Novo Nordisk and its Affiliates hereunder do not conflict with rights granted by Emisphere to any Third Party;

(b) Emisphere Intellectual Property does not infringe the patent rights or other intellectual property rights of any Third Party;

(c) Other than the Amended and Restated Pledge and Security Agreement of August 20, 2014 between Emisphere and MHR Institutional Partners IIA LP, (i) it Controls the Licensed Patents and Licensed Know-How in the Territory and Emisphere has not entered into any agreements, assignments, restrictions, liens, encumbrances, disputes, proceedings or claims relating to, affecting or limiting Emisphere’s rights (or the rights of Novo Nordisk) with respect to Program Carriers and Emisphere Intellectual Property that are inconsistent with the provisions of this Agreement; and (ii) Emisphere covenants that it will not enter into any agreements, assignments, restrictions, liens, or encumbrances relating to, affecting or limiting Emisphere’s rights with respect to Program Carriers that are inconsistent with the provisions of this Agreement;

(d) Exhibit E identifies all of the pending patent applications and unexpired patents that are Licensed Patents as of the Effective Date. Following the Effective Date, Emisphere covenants that it shall notify Novo Nordisk of any update or revision of the list of Licensed Patents as set forth in Section 8.1(a)(i);

(e) Each of the patents in the Licensed Patents has been duly maintained and, to the best of its knowledge, is valid and enforceable;

(f) None of the patents or patent applications set forth in Exhibit E is (i) subject to a pending interference action, opposition action, re-examination proceeding, litigation or other similar action by a Third Party challenging such patents or patent applications, other than actions by Patent Authorities in connection with the prosecution of patent applications, or (ii) has been abandoned, or has been asserted to be invalid or unenforceable in a communication to Emisphere or is subject to any inventorship proceeding or dispute;

(g) It has not entered into any Agreement conferring any rights under Patent Rights or Know-How Controlled by Emisphere relating to [*****], its formulation, its method of production/manufacturing and/or its method of use from Emisphere to any Third Party;

(h) It has not entered into any Agreement conferring any rights under Patent Rights or Know-How Controlled by Emisphere relating to formulations of Product with [*****], methods of producing such formulations and methods of using such formulations from Emisphere to any Third Party; and

(i) There are no Third Party patents and/or patent applications that claim [*****], its formulation, its method of production and/or its method of use.

10.3 Novo Nordisk Representations, Warranties and Covenants.

(a) Novo Nordisk represents and warrants to Emisphere that, to the knowledge of Novo Nordisk as of the Effective Date the rights granted to Emisphere and its Affiliates hereunder do not conflict with rights granted by Novo Nordisk to any Third Party.

(b) Novo Nordisk covenants that it shall not initiate any complaint, suit or proceeding against Emisphere or any Third Party solely as a result of the exercise by such Third Party of rights granted to it by Emisphere pursuant to the Novo Nordisk License prior to the conversion, if ever, of the Non-Exclusive Licensed Product to which such Novo Nordisk License relates to an Exclusive Licensed Product, and, upon request, shall deliver such necessary documentation reflecting the foregoing.

10.4 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED.

10.5 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF SECTION 11 (CONFIDENTIALITY; PUBLICATION), NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; PROVIDED, HOWEVER, THAT THIS SECTION 10.5 SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION RIGHTS OR OBLIGATIONS UNDER SECTION 13 OR DAMAGES AWARDED SPECIFICALLY IN RESPECT OF EITHER PARTY’S GROSS NEGLIGENCE OR WILFULLY WRONGFUL CONDUCT.

11. Confidentiality; Publication

11.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees to hold, and will cause their respective officers, directors, employees, accountants, counsels, consultants, advisors and agents to hold, including any of the aforementioned employed by a Party’s Affiliates, in confidence during the Term and for ten (10) years thereafter, confidential and shall not publish or otherwise disclose to a Third Party and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information furnished to it by the other Party pursuant to this Agreement or any Confidential Information of the other Party (which, for purposes of this Section 11, shall be deemed to include any information developed by Novo Nordisk solely as a result of the exercise of its rights pursuant to Section 2.1(c)) developed as part of the activities hereunder. Each Party may use such Confidential Information only to the extent required for the purposes of this Agreement. Each Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. Each Party shall promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

For the avoidance of doubt, Novo Nordisk shall be entitled to use information received as Confidential Information under the GLP-1 License Agreement and the Insulin License Agreement (as defined in these agreement) also in its activities under this Agreement and to the extent that Novo Nordisk does so, such information shall be deemed to be Confidential Information under this Agreement subject also to the obligations of confidentiality set out herein.

11.2 Exceptions. Confidential Information shall not include any information which the receiving Party can prove by competent written evidence:

(a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party or its Affiliates, generally known or available to the public;

(b) is known by the receiving Party or its Affiliates at the time of receiving such information, as evidenced by its or its Affiliates’ records;

(c) is hereafter furnished to the receiving Party or its Affiliates, as a matter of right and without restriction on disclosure, by a Third Party who is under no obligation of non-disclosure to the disclosing Party or its Affiliates; or

(d) is the subject of a written permission to disclose provided by the disclosing Party.

11.3 Authorized Disclosure. Each Party may disclose Confidential Information received from the other Party to the extent such disclosure is necessary in the following instances:

(a) filing or prosecuting Patents as permitted by this Agreement in order to obtain Patent Rights that a Party is expressly permitted to obtain under this Agreement;

(b) regulatory filings for Exclusive Licensed Product(s) or Non-Exclusive Licensed Product which such Party has a license to develop hereunder;

(c) prosecuting or defending litigation as permitted by this Agreement;

(d) complying with applicable court orders or governmental regulations or law; and

(e) disclosure to sublicensees, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such sublicensee or potential Third Party agrees to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Section.

Notwithstanding the foregoing, if a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 11.3(c) or (d), it shall, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Parties agree to take all reasonable actions to avoid disclosure of Confidential Information hereunder. The Parties shall consult with each other on the provisions of this Agreement to be redacted in any filings made by the Parties with the Securities and Exchange Commission or foreign counterpart or as otherwise required by law.

11.4 Publications.

(a) Each Party shall have the right to review and comment on any material proposed for disclosure or publication by the other Party or the other Party’s Affiliates, consultants and agents, such as by oral presentation, manuscript or abstract, which includes Confidential Information of the other Party. Before any such material is submitted for publication, the Party proposing publication shall deliver, or shall ensure that the other Party’s Affiliate, consultant or agent delivers, a complete copy to the other Party at least thirty (30) days prior to submitting the material to a publisher or initiating any other disclosure. Such other Party shall review any such material and give its comments to the Party proposing publication within twenty (20) days of the delivery of such material to such other Party. The reviewing Party has the right to propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons, or for purposes of removing Confidential Information of the reviewing Party or request a reasonable delay in publication or presentation in order to protect trade secrets or patentable information. If the reviewing Party requests the removal of the reviewing Party’s Confidential Information or a delay, the publishing Party must remove such Confidential Information or if a patent is to be filed delay publication or presentation for a period of 90 days to enable patent applications to be filed. Upon expiration of such 90 day period, the publishing Party is free to proceed with the publication or presentation. Novo Nordisk shall have the right to refuse approval without cause of publications proposed by Emisphere, except if such publication is an authorized disclosure under Section 11.3. In addition, Novo Nordisk shall not have the right to publish information relating to the Licensed Patents and Licensed Know-how with respect to a Molecule Class prior to the exercise of its rights under Section 2.2.

(b) With respect to oral presentation materials and abstracts, such other Party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the Party proposing publication with appropriate comments, if any, but in no event later than thirty (30) days from the date of delivery to the non-publishing Party.

(c) Any publication shall reference the existence of this Agreement and make appropriate reference to the contribution of the non-publishing Party.

11.5 Publicity.

(a) The Parties agree to issue the press release announcing the execution of this Agreement attached as Exhibit F to this Agreement. The wording of the press release in Exhibit F cannot be changed by either Party without the prior written consent of the other Party. The Parties will agree on the date, time and venue for release of the press release in Exhibit F. Following the release of the press release in Exhibit F, each Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have been previously publicly disclosed in accordance herewith. In the event of disclosure by a Party of the terms of the Agreement which have been disclosed previously in the press release attached as Exhibit F, such Party making the disclosure shall only be allowed to do so by using the exact same text when making the subsequent disclosure(s) as used in the press release in Exhibit F.

(b) Except as set forth in Section 11.5(a), any press release or other public communications by either Party regarding this Agreement and the relationship of the Parties created hereby shall be approved in writing in advance by the other Party, provided that for communications required to comply with applicable court orders or governmental regulations or by law, Section 11.3 shall apply. The Parties anticipate that a formal press release shall be mutually prepared and approved by the Parties should an Exclusive Licensed Product(s) or Non-Exclusive Licensed Product achieve one or more of the development or commercialization events specified in Section 3.2.

12. Term and Termination

12.1 Term. The term of this Agreement shall commence on the Effective Date and shall expire on an Exclusive Licensed Product-by-Exclusive Licensed Product, Non-Exclusive Licensed Product-by-Non-Exclusive Licensed Product, country-by-country basis after expiration of the last to expire Licensed Patent and Formulation Patent or 10 years following the First Commercial Sale of an Exclusive Licensed Product(s) or Non-Exclusive Licensed Product, whichever is later, and Novo Nordisk shall then have a fully paid-up exclusive license for that Exclusive Licensed Product(s) and a fully paid up non-exclusive license for that Non-Exclusive Licensed Product.

12.2 Termination by Novo Nordisk. Novo Nordisk shall have the right to terminate this Agreement for any reason or for no reason and at any time, upon ninety (90) days prior written notice to Emisphere.

12.3 Termination by Emisphere. Emisphere shall have no right to terminate this Agreement except as explicitly provided for in the Agreement.

12.4 Termination for Patent Challenge. Emisphere shall have the right to terminate this Agreement upon thirty (30) days written notice to Novo Nordisk in the event that Novo Nordisk (or any of its Affiliates or any sublicensees granted rights under this Agreement to the Licensed Patents) challenges the validity, scope or enforceability of any Licensed Patent in any legal or Patent Authority proceeding provided however that Emisphere has the right to terminate the Agreement only with respect to all patents that belong to the patent family of the Licensed Patent that has been challenged; the remainder of the Agreement as it applies to Licensed Patents that belong to other non-challenged patent families to which rights are granted herein shall remain valid and enforceable.

12.5 Termination for Material Breach.

(a) If a Party is in material breach of its obligations hereunder and the other Party provides written notice to the breaching Party specifying the nature of such breach, the breaching Party shall either cure such breach or produce a plan for such cure reasonably acceptable to the other Party within sixty (60) calendar days after such written notice. If the breaching Party does not provide a plan for cure, or comply with a plan reasonably acceptable to the non-breaching Party, the non-breaching Party shall have the right to terminate this Agreement by giving written notice of termination to the breaching Party.

(b) Notwithstanding the foregoing, any failure by Novo Nordisk timely to pay any amount due under Sections 3.2, 3.3 or 3.4 shall be deemed a material breach of its obligations. Novo Nordisk shall have 15 business days following receipt of written notice of such material breach from Emisphere to cure such breach which cure may only be effected through full payment of all amounts due pursuant to Novo Nordisk’s obligations under such sections.

(c) Any failure by Novo Nordisk to satisfy its development obligations under Section 4.5 with respect to an Exclusive Licensed Product or a Non-Exclusive Licensed Product shall be deemed a material breach. In the event such breach is not timely cured as set forth in (a) above, Emisphere shall have the right to terminate the license granted under Section 2 to Novo Nordisk with respect to such Exclusive Licensed Product or a Non-Exclusive Licensed Product.

(d) In the event Emisphere terminates the license granted under Section 2 to Novo Nordisk with respect to an Exclusive Licensed Product pursuant to Section 12.5(c) above, the Product contained within such Exclusive Licensed Product shall no longer be considered a “Product” for purposes of this Agreement.

12.6 Effect of Termination.

(a) Upon termination of this Agreement by Novo Nordisk for material breach by Emisphere pursuant to Section 12.5, the licenses granted by Emisphere to Novo Nordisk under Section 2.1, the restrictions on Emisphere’s activities under Sections 2.1 and 2.2, and each Party’s obligations under Article 3, Sections 4.1, 4.2, 4.3, 4.5, 4.6, 4.8 (last three sentences only), Article 5, Sections 6.1, 6.2, 6.3, 7.1, 7.2, 7.4, 7.5, 7.6, Articles 8 and 9, Emisphere covenants in Section 10.2 (c) (ii) and 10.2 (d), Sections 10.5, 11.1, 11.2, 11.3, 11.5, 12.1, 12.6(a), (d) and (e), 12.7, 12.8, 13.2, 13.3, 13.4, 14.2, 14.3, 14.4, 14.5, 14.6, 14.7 and 14.8 shall survive such termination and shall remain in effect subject to Novo Nordisk’s compliance with its obligations under Article 3, Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.8 (last three sentences only), Article 5 (except for Section 5.6), Sections 6.1, 6.2, 6.3, 7.1, 7.2, 7.4, 7.5, 7.6, Articles 8 and 9, Sections 10.5, 11.1, 11.2, 11.3, 11.5, 12.1, 12.6(a), (d) and (e), 12.8, 13.2, 13.3, 13.4, 14.2, 14.3, 14.4, 14.5, 14.6, 14.7 and 14.8. Any terms defined in Section 1 of this Agreement which are being referenced in any of the aforementioned surviving sections shall also remain in effect after termination of the Agreement. In addition, Sections 12.2, 12.3. 12.4, 12.5, and 12.6(b) and (c) shall survive with respect to the foregoing surviving provisions.

(b) Upon termination of this Agreement by Emisphere for material breach by Novo Nordisk pursuant to Section 12.5:

(i) the licenses granted by Emisphere under Section 2.1 shall automatically terminate and revert to Emisphere and the restrictions on Emisphere’s activities under Sections 2.1 and 2.2 shall automatically terminate; and

(ii) Novo Nordisk shall transfer to Emisphere as soon as reasonably practicable all information relating solely to the Program Carrier(s) (if any) and/or received by Novo Nordisk under Sections 4.2 and 7.2 of this Agreement, except if such information relates solely to the GLP-1 License Agreement or the Insulin License Agreement.

(c) Upon termination of this Agreement in its entirety by Novo Nordisk pursuant to Section 12.2:

(i) the licenses granted by Emisphere under Section 2.1 shall automatically terminate and revert to Emisphere and the restrictions on Emisphere’s activities under Sections 2.1 and 2.2 shall automatically terminate;

(ii) Novo Nordisk shall transfer to Emisphere as soon as reasonably practicable all information received by Novo Nordisk under Sections 4.2 and 7.2 of this Agreement, except if such information relates solely to the GLP-1 License Agreement or the Insulin License Agreement.

(d) In connection with any termination of this Agreement to which the provisions of Sections 12.6(b)(ii) or 12.6(c)(ii) apply, upon Emisphere’s written request, Novo Nordisk shall also transfer to Emisphere all data and results solely related to the Program Carriers not previously transferred to Emisphere hereunder (if any), except if such data and/or results relate solely to the GLP-1 License Agreement or the Insulin License Agreement.

(e)	Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination.

(f)	Within thirty (30) days following the expiration or termination of this Agreement, except to the extent and for so long as a Party retains license rights under Sections 12.6(a) and except as provided in Section 7.2, each Party shall destroy or deliver to the other Party any and all Confidential Information of the other Party in its possession. Notwithstanding the above, each Party may retain one archival copy of the other Party’s Confidential Information solely for the purpose of ascertaining its compliance with the confidentiality obligations of this Agreement.

12.7 Damages; Relief. Expiration or termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or other remedies available at law that it may be entitled to upon such expiration or termination.

12.8 Rights in Bankruptcy. The occurrence of bankruptcy of Emisphere, will not, in itself, impact Novo Nordisk’s license under this Agreement, nor adversely impact the right of Emisphere to receive royalties or milestones. All rights and licenses granted under or pursuant to this Agreement by Emisphere to Novo Nordisk are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Novo Nordisk, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Emisphere under the U.S. Bankruptcy Code, Novo Nordisk shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, shall be promptly delivered to Novo Nordisk (i) upon any such commencement of a bankruptcy proceeding upon Novo Nordisk’s written request therefor, unless Emisphere elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party. Novo Nordisk agrees that in consideration of the rights granted under the license it will pay to Emisphere all royalty and milestone payments which would have been payable under this Agreement by Novo Nordisk in respect of the exercise of its rights under the license granted in this Agreement. The provisions of this Section 12.8 are without prejudice to any rights Novo Nordisk may have arising under any applicable insolvency statute or other applicable law.

12.9 Survival.

(a) In the event of expiration of this Agreement under Section 12.1, Sections 2.1 (a), 4.3, 8.1 (c), (d), and (e), Article 9, Sections 10.5, 11.1, 11.2, 11.3, 12.6 (d) and (e), 12.8, this 12.9, 13.2, 13.3, 13.4, and article 14 (except Section 14.10) shall survive and remain in effect after such expiration of the Agreement. Any terms defined in Section 1 of this Agreement which are being referenced in any of the aforementioned surviving sections shall also remain in effect after expiration of the Agreement.

(b) In the event of termination of this Agreement (except if such termination is by Novo Nordisk under Section 12.5 for Emisphere’s material breach in which case Section 12.6 (a) applies), Sections 8.1 (c), (d), and (e), Article 9, Sections 10.5, 11.1, 11.2, 11.3, 12.6, 12.7, this 12.9, 13.2, 13.3, 13.4, and article 14 (except Section 14.10) shall survive termination and remain in effect after such termination of the Agreement. Any terms defined in Section 1 of this Agreement which are being referenced in any of the aforementioned surviving sections shall also remain in effect after termination of the Agreement.

13. Governing Law and Dispute Resolution

13.1 Resolution of Disputes by Senior Management.

In the event of a dispute, controversy or claim between the Parties under this Agreement, such dispute, controversy or claim shall be presented to the appropriate management within each Party for resolution except if the dispute, controversy or claim concerns a matter or activity on which Novo Nordisk has the right to decide at its sole discretion as set forth in the Agreement. The appropriate management shall have sixty (60) days in which to discuss in good faith a resolution of the dispute, controversy or claim. If the appropriate management of the Parties are unable to resolve the matter within sixty (60) days, the dispute, controversy or claim, shall be submitted promptly to the to the Chief Executive Officer of Emisphere or its delegate and either the Chief Science Officer or the Chief Operating Officer of Novo Nordisk or their delegate for resolution. If one Party does not comply with the above, or the Chief Executive Officer of Emisphere or its delegate and either the Chief Science Officer or the Chief Operating Officer of Novo Nordisk are unable to resolve the dispute, controversy or claim within thirty (30) days, the dispute, controversy or claim shall be resolved as set forth in Section 13.3.

13.2 Governing Laws. This Agreement shall be governed in all respects by the laws of the State of New York, USA, without regard to its choice of law provisions.

13.3 Submission to Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Federal court sitting in Manhattan, New York, New York, USA, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

13.4 Specific Enforcement. Each Party hereto acknowledges that the remedies at law of the other Party for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any Party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

14. General Provisions

14.1 Entire Agreement; Modification. This Agreement (including the Exhibits hereto) is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein in relation to formulation of Exclusive Licensed Product or Non-Exclusive Licensed Product. For the avoidance of doubt, except to the extent expressly stipulated in this Agreement, this Agreement shall constitute a separate agreement between the Parties that does not modify the GLP-1 License Agreement or the Insulin License Agreement. No trade customs, courses of dealing or courses of performance by the Parties shall be relevant to modify, supplement or explain any term(s) used in this Agreement. This Agreement may not be modified or supplemented by any purchase order, change order, acknowledgment, order acceptance, standard terms of sale, invoice or the like. This Agreement may only be modified or supplemented in a writing and signed by the Parties to this Agreement.

14.2 Relationship Between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party; neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

14.3 Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

14.4 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent:

(a) in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, so long as such Third Party agrees in writing to assume all of the rights and obligations of the assigning Party under this Agreement, and provided that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring Party by operation of law), intellectual property rights of the acquiring party to such transaction (if other than one of the Parties to this Agreement) shall not be included in the technology licensed hereunder; or

(b) in relation to Novo Nordisk, to an Affiliate of Novo Nordisk, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

14.5 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

14.6 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

14.7 Notices. Any notice to be given under this Agreement must be in writing and delivered either (a) in person, (b) by any method of mail (postage prepaid) requiring return receipt, (c) by overnight courier confirmed thereafter to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt; (b) if mailed, five business days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to Novo Nordisk, notices must be addressed to:

Novo Nordisk A/S

Novo Allé

2880 Bagsvaerd
Denmark
Attn: Head of Business Development

With a copy to:	Novo Nordisk A/S
Novo Allé
2880 Bagsvaerd
Denmark
Attn: General Counsel

If to Emisphere, notices must be addressed to:

Emisphere Technologies, Inc.
4 Becker Farm Road
Roseland, NJ 07068
Attention: Alan L. Rubino, President and CEO

With a copy to:	Lowenstein Sandler LLP
65 Livingston Avenue
Roseland, NJ 07068
Attention: Michael J. Lerner, Esq.

14.8 Force Majeure. Except for the obligation to make payment when due, each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within ten (10) calendar days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any Party be required to prevent or settle any labor disturbance or dispute.

14.9 Except as provided herein, nothing contained in this Agreement shall be construed as conferring any right on either Party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other Party, including any contraction, abbreviation or simulation of any of the foregoing, unless the express written permission of such other Party has been obtained.

14.10 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement.

NOVO NORDISK A/S		EMISPHERE TECHNOLOGIES, INC.

By:	/s/ Lars Fruergaard Jørgensen	By:	/s/ Alan L. Rubino

Name:	Lars Fruergaard Jørgensen	Name:	Alan L. Rubino

Title:	Executive Vice President and Chief of Staff	Title:	President and CEO

Date:		Date:	10-14-2015

By:	/s/ Mads Krogsgaard Thomsen	By:	/s/ Michael R. Garone

Name:	Mads Krogsgaard Thomsen	Name:	Michael R. Garone

Title:	Executive Vice President and Chief Science Officer	Title:	VP and CFO

Date:		Date:	10-14-2015

EXHIBIT A

AMENDMENT NO. 3 TO THE DEVELOPMENT AND LICENSE AGREEMENT DATED JUNE 21, 2008, BETWEEN NOVO NORDISK A/S AND EMISPHERE TECHNOLOGIES, INC.

Filed separately.

Exhibit B

STRUCTURES OF [*****] (Carrier 2 below) and [*****]

[*****]

Exhibit C

EXCLUDED CARRIER LIST

[*****]

Exhibit D

LIST OF NOVO NORDISK TECHNOLOGICAL COMPETITORS

[*****]

Exhibit E

PATENTS AND PENDING PATENT APPLICATIONS

[*****]

EXHIBIT F

PRESS RELEASE

Emisphere Signs License Agreement With Novo Nordisk to Develop Oral Formulations of Four Molecules Targeting Metabolic Indications and Amends GLP-1 Agreement

Emisphere to Receive $14 Million Upfront for New License and Amendment, Eligible for More Than $207 Million in Milestone Payments, Plus Royalties on Product Sales

ROSELAND, N.J., Oct. 15, 2015 (GLOBE NEWSWIRE) — Emisphere Technologies, Inc. today announced that it has entered into a Development and License Agreement with Novo Nordisk A/S (NYSE:NVO) to develop and commercialize oral formulations of four classes of Novo Nordisk’s investigational molecules targeting major metabolic disorders, including diabetes and obesity, using Emisphere’s oral Eligen® Technology. Under the terms of the agreement, Emisphere licensed to Novo Nordisk the exclusive right to develop potential product candidates in three molecule classes, and the non-exclusive right to develop potential product candidates in a fourth molecule class, using the Eligen® Technology.

The license provides Emisphere with a $5.0 million upfront licensing fee, and the opportunity to receive up to $62.5 million in development and sales milestone payments for each of the three exclusively licensed molecule classes, and up to $20 million in development milestone payments for the non-exclusively licensed molecule class. Additionally, Emisphere would receive royalties on sales of each successfully commercialized product. Novo Nordisk is solely responsible for the development and commercialization of all product candidates.

In addition, Emisphere granted Novo Nordisk the option to obtain exclusive and non-exclusive rights to develop and commercialize oral formulations of additional investigational molecules for the treatment of diabetes, obesity, and indications in other important therapeutic areas using the Eligen® Technology. If Novo Nordisk exercises its option to develop and commercialize any additional investigational molecules, Emisphere would be entitled to receive an additional payment upon the exercise of each option for exclusive or non-exclusive development rights for each molecule class. Emisphere would be eligible to receive up to $62.5 million in development and sales milestone payments for each additional exclusively licensed molecule class, and up to $20 million in development milestone payments for each additional non-exclusively licensed molecule class, plus royalties on sales of each commercialized product.

In conjunction with the signing of the new license agreement, Emisphere and Novo Nordisk also amended their existing GLP-1 (semaglutide) license agreement to provide for, among other things, a payment of $9.0 million to Emisphere from Novo Nordisk as prepayment of a product development milestone in exchange for a reduction in future royalty payments.

“We are delighted to have broadened our collaboration with Emisphere for access to their Eligen® Technology under this new development and license agreement,” said Peter Kurtzhals, Senior Vice President for Global Research in Novo Nordisk.

“Novo Nordisk has been an important partner for many years and this expanded partnership further validates the Eligen® Technology and its ability to facilitate absorption from the gastrointestinal tract,” said Alan L. Rubino, Chief Executive Officer of Emisphere. “We have been intensely focused on transforming Emisphere into a robust commercial and development organization, seeking to identify and establish new, value-creating licensing opportunities for our Eligen® Technology to major pharmaceutical companies, while realizing the significant market potential of our proprietary oral Eligen B12™ product. This agreement with Novo Nordisk represents the first significant accomplishment in this ongoing, transformational effort and we look forward to future successes resulting from our global business development strategy.”

ABOUT ELIGEN® TECHNOLOGY

Emisphere’s broad-based drug delivery technology platform, known as the Eligen® Technology, uses proprietary, synthetic chemical compounds, known as Emisphere delivery agents, or carriers. Emisphere’s Eligen® Technology makes it possible to deliver a therapeutic molecule without altering its chemical form or biological integrity.

ABOUT NOVO NORDISK

Novo Nordisk is a global healthcare company with more than 90 years of innovation and leadership in diabetes care. This heritage has given us experience and capabilities that also enable us to help people to address other serious chronic conditions including hemophilia, growth disorders and obesity. Headquartered in Denmark, Novo Nordisk employs approximately 39,700 people in 75 countries and markets its products in more than 180 countries. Novo Nordisk’s B shares are listed on Nasdaq Copenhagen (Novo-B). Its ADRs are listed on the New York Stock Exchange (NVO). For more information, visit novonordisk.com, Facebook, Twitter, LinkedIn, YouTube

ABOUT EMISPHERE

Emisphere is a specialty pharmaceutical company that has recently commenced commercial operations. The Company launched its first prescription product, oral Eligen B12™, in the U.S. in March 2015. Beyond Eligen B12, the Company utilizes its proprietary Eligen® Technology to create new oral formulations of therapeutic agents. Emisphere is currently partnered with global pharmaceutical companies for the development of new orally delivered therapeutics. For more information, please visit www.emisphere.com.

EMISPHERE SAFE HARBOR STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements in this release or oral statements made by representatives of Emisphere relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, the success of the Company’s commercialization initiatives, the Company’s ability to enter into and maintain strategic partnerships, the Company’s ability and/or that of its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” identified in the documents Emisphere has filed, or will file, with the Securities and Exchange Commission (“SEC”). There can be no assurance that any of the development or sales milestones in the Development and License Agreement will be met or that such milestone payments will be received or that Novo Nordisk will be able to successfully commercialize any of the product candidates. Copies of Emisphere’s filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. Emisphere expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Emisphere’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

COMPANY CONTACTS:

Alan L. Rubino, CEO

973.532.8000

arubino@emisphere.com

Michael R. Garone, CFO

973.532.8005

mgarone@emisphere.com

INVESTOR CONTACT:

Susan Kim

Argot Partners

212.600.1902

susan@argotpartners.com

MEDIA CONTACT:

Eliza Schleifstein

Argot Partners

917.763.8106

eliza@argotpartners.com

Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

AMENDMENT NO. 3 TO THE DEVELOPMENT AND LICENSE AGREEMENT DATED JUNE 21, 2008, BETWEEN NOVO NORDISK A/S AND EMISPHERE TECHNOLOGIES, INC.

This Amendment No. 3 (“Amendment No. 3”), effective as of October 13, 2015 (the “Amendment Effective Date”) to the Development and License Agreement, executed on June 21, 2008 (the “Original Agreement”), as amended by the Amendment to the Development and License Agreement, effective as of November 13, 2008 (“Amendment No. 1”) and the Side Letter to the Development and License Agreement, dated March 9, 2009 (the “Side Letter”) and the Amendment No. 2 to the Development and License Agreement, effective as of April 26, 2013 (the “Amendment No. 2” and, collectively with the Original Agreement and Amendment No.1 and Side Letter, the “Agreement”), is entered into between Emisphere Technologies Inc. (“Emisphere”), and NOVO NORDISK A/S (“Novo Nordisk”). Emisphere and Novo Nordisk each may be referred to herein individually as a “Party,” or collectively as the “Parties”.

WHEREAS, pursuant to Section 14.1 (last sentence) of the Original Agreement, the Parties may modify or supplement the Original Agreement in a writing signed by the Parties to the Original Agreement; and

WHEREAS, the Parties wish to modify certain provisions of the Agreement in relation to the fees and payments as well as royalties as set forth in this Amendment No. 3.

NOW, THEREFORE the Parties agree as follows:

1.	Milestone Prepayments.

a.	Within ten (10) calendar days following the Amendment Effective Date, Novo Nordisk shall pay to Emisphere US$9,000,000 (Nine Million Dollars), as (i) a prepayment of the D&C Event milestone due upon Filing with the FDA with respect to a Licensed Product ($[*****]) as set forth in Section 3.2 of the Agreement under the table entitled “D&C Event of a Single Licensed Product(s)” and (ii) in consideration of the amendment to the Royalty Rate set forth in Section 2 hereof.

b.

The payment pursuant to Section 1(a) shall be made irrespective of whether the milestone is ever achieved by Novo Nordisk, its Affiliates or any of their respective sublicensees. For the avoidance of doubt, if Novo

1

Nordisk subsequently achieves the prepaid milestone described in Section 1(a) above, Novo Nordisk shall not owe to Emisphere any monies in respect of the achievement of such milestone under the Agreement. The payment made to Emisphere pursuant to Section 1(a) is non-refundable and may not be credited against or used to otherwise off-set any other payments payable by Novo Nordisk to Emisphere under the Agreement.

c.	The payments pursuant to Section 1(a) above shall be made by wire transfer of immediately available funds from Novo Nordisk to the following account of Emisphere:

PNC Bank

650 US Highway 9 South

Freehold NJ 07728

ABA #: 031207607

Account number:

PNC Contact:

Account Name: Emisphere Technologies, Inc.

Phone: (732) 431-8847

Fax: (732) 431-8784

Emisphere Contact: Michael R. Garone

Phone: (973) 532-8005

Fax: (973) 532-8105

2.	Amendment to Royalty Rate.

a.	Section 3.5(b) of the Agreement shall be amended and restated in its entirety as follows: “For any Licensed Product(s) not Covered by an Issued Patent Claim of Licensed Patents or of Formulation Intellectual Property or Option Agreement Formulation Intellectual Property in a country, in consideration for Novo Nordisk’s use of the Licensed Know-How, Novo Nordisk shall pay Emisphere a Know-How royalty of [*****] percent ([*****]%) on all the Net Sales of such Licensed Product(s) in such country for a period of ten years from the First Commercial Sale in such country of such Licensed Product(s)”.

b.	Section 3.5(c) of the Agreement shall be amended and restated in its entirety as follows: “In the event that the only Issued Patent Claim covering a Licensed Product(s) in a country is an Issued Patent Claim of Licensed Patents or Formulation Intellectual Property or Option Agreement Formulation Intellectual Property which has been solely invented by Novo Nordisk, Novo Nordisk shall pay Emisphere a Know-How royalty of [*****] percent ([*****]%) on all the Net Sales of such Licensed Product(s) in such country.”

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3.	Carrier Data. A new Section 7.7 shall be added as follows:

“7.7 Carrier Data.

(a) As part of its research and development activities with respect to licensed products to which it has rights under this Agreement, that certain Development and License Agreement (Insulin) between the Parties, dated as of December 20, 2010 (the “Insulin License Agreement”), and that certain Development and License Agreement between the Parties, dated as of October 13, 2015 (the “Expansion License Agreement”, and together with this Agreement and the Insulin License Agreement, the “License Agreements”), Novo Nordisk possesses certain preclinical toxicology data relating solely to Carriers and, for clarity, excluding any data generated using combinations of excipients with active pharmaceutical ingredient or drug product (“Carrier Data”). Carrier Data shall not include any data relating to Exclusive Program Carriers.

(b) Within two (2) months following the date of this Amendment No. 3, Novo Nordisk shall provide to Emisphere a written summary of the Carrier Data. Emisphere may provide such summary to potential third party licensees of Emisphere Carriers solely for use in such Third Party’s due diligence process, provided that the third party has signed a confidentiality and use agreement containing obligations of confidentiality and use at least as stringent as those contained in the License Agreements. After such third party has entered into a term sheet or a license agreement for a license to Emisphere intellectual property that includes Carriers, upon Emisphere written request, Novo Nordisk shall provide to the Third Party the full Carrier Data subject to the third party entering into confidentiality agreement with Novo Nordisk.

(c) If a third party Emisphere licensee to Carriers desire to reference, incorporate or otherwise use the Carrier Data in connection with the third party’s clinical development or regulatory filings, then Emisphere may request Novo Nordisk to negotiate in good faith an agreement with such third party to license all or a portion of the Carrier Data to such third party. The terms and conditions for such Carrier Data license shall include a financial payment to Novo Nordisk that intends to compensate Novo Nordisk for the time and costs incurred by Novo Nordisk to generate the licensed Carrier Data. Notwithstanding the foregoing, Carrier Data may not be disclosed to a Novo Nordisk Technological Competitor, as such terms is defined in the Expansion License Agreement.”

(d) In addition to disclosure of the Carrier Data, Novo Nordisk may, in its sole discretion, disclose other data relating to a Carrier to Emisphere, including Carrier manufacturing data, on terms and conditions to be agreed between the Parties.

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4.	Survival. Section 12.9 of the Agreement shall be amended and restated in its entirety as follows:

“12.9 Survival.

(a) In the event of expiration of this Agreement under Section 12.1, Sections 2.1 (a), 4.3, 7.7, 8.1 (c), (d), and (e), Article 9, Sections 10.5, 11.1, 11.2, 11.3, 12.6 (d) and (e), 12.7, this 12.9, 13.2, 13.3, 13.4, 14.3 and 14.5 shall survive and remain in effect after such expiration of the Agreement. Any terms defined in Section 1 of this Agreement which are being referenced in any of the aforementioned surviving sections shall also remain in effect after expiration of the Agreement.

(b) In the event of termination of this Agreement (except if such termination is by Novo Nordisk under Section 12.5 for Emisphere’s material breach in which case Section 12.6 (a) applies), Sections 7.7, 8.1 (c), (d), and (e), Article 9, Sections 10.5, 11.1, 11.2, 11.3, 12.6, 12.7, this 12.9, 13.2, 13.3, 13.4, 14.3 and 14.5 shall survive termination and remain in effect after such termination of the Agreement. Any terms defined in Section 1 of this Agreement which are being referenced in any of the aforementioned surviving sections shall also remain in effect after termination of the Agreement.”

5.	Unless otherwise noted, all capitalized terms used and not defined in this Amendment No. 3 shall have the meaning as set out in the Agreement.

6.	This Amendment No. 3 shall be governed by the laws of the State of New York, USA, without regard to the choice of law provisions.

7.	Except as modified by this Amendment No. 3, the terms of the Agreement shall continue in full force and effect without modification.

****

IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment No. 3 to be duly executed in the name of and on its behalf, as of the Amendment Effective Date.

For and on behalf of		For and on behalf of
Novo Nordisk A/S		Emisphere Technologies, Inc.

/s/ Lars Fruergaard Jørgensen		/s/ Alan L. Rubino
Name:	Lars Fruergaard Jørgensen	Name:	Alan L. Rubino
Title:	Executive Vice President and Chief of Staff	Title:	President and CEO
	Novo Nordisk A/S	Date:	10-14-2015
Date:

4

/s/ Mads Krogsgaard Thomsen		/s/ Michael R. Garone
Name:	Mads Krogsgaard Thomsen	Name:	Michael R. Garone
Title:	Executive Vice President and Chief Science Officer	Title:	VP and CFO
	Novo Nordisk A/S	Date:	10-14-2015
Date:

5

Exhibit 31.1

CERTIFICATION PURSUANT TO

RULE 13a-14(a) AND 15d-14(a),

AS ADOPTED PURSUANT TO

SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Alan L. Rubino, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Emisphere Technologies, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiary, is made known to us by others within that entity, particularly during the period in which this report is being prepared;

b.	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 16, 2015

/s/ Alan L. Rubino
Alan L. Rubino President and Chief Executive Officer

Exhibit 31.2

CERTIFICATION PURSUANT TO

RULE 13a-14(a) AND 15d-14(a),

AS ADOPTED PURSUANT TO

SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Michael R. Garone, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Emisphere Technologies, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiary, is made known to us by others within that entity, particularly during the period in which this report is being prepared;

b.	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 16, 2015

/s/ Michael R. Garone
Michael R. Garone Chief Financial Officer

Exhibit 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Emisphere Technologies, Inc. (the “Company”) on Form 10-Q for the quarter ending September 30, 2015, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), we, Alan L. Rubino, as Chief Executive Officer and Michael R. Garone, as Chief Financial Officer of the Company certify, pursuant to and for the purpose of 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 16, 2015

/s/ Alan L. Rubino
Alan L. Rubino President and Chief Executive Officer

/s/ Michael R. Garone
Michael R. Garone Chief Financial Officer

A signed original of this written statement required by Section 906 has been provided to Emisphere Technologies, Inc. and will be retained by Emisphere Technologies, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.